SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_| check the appropriate box:
|_| Preliminary Proxy Statement
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss.14a-11(c) or ss.14a-12
|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                   RTI Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|_| $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.
|_| $500 per each party to the controversy pursuant to
    Exchange Act Rule 14a-6(i)(3).
|_| Fee computed on table below per Exchange Act
    Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------
     5) Total fee paid:

     ---------------------------------------------------------------------------

|X|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount previously paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:
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

                                    RTI INC.
                              108 Lake Denmark Road
                           Rockaway, New Jersey 07866


                                                       June 21, 1996




Dear Fellow Shareholder:


You are cordially invited to attend our Company's Annual Meeting of shareholders on August 6, 1996.

You are being asked to decide on a momentous change in our Company's direction. This decision requires the approval of two-thirds of all shares to become effective; so, whatever the number of shares you own, your vote is very important.

If your shares are held in "street name", you must instruct your broker to vote your shares, or your vote will not be counted.

Please read the enclosed material and then, please VOTE!


Thank you,

Theo W. Muller
President

                                    RTI INC.
                              108 Lake Denmark Road
                           Rockaway, New Jersey 07866
                                 (800) 874-8980
                                 (201) 625-8400

                       -----------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To be Held August 6, 1996
                               ------------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of shareholders of RTI Inc., a New York corporation ("RTI"), will be held on August 6, 1996, at 11:00 a.m., at the Four Points Hotel by Sheraton, 15 Howard Boulevard, Mt. Arlington, New Jersey 07856 for the following purposes:

          (1) To consider and vote upon a proposal to approve the sale of substantially all of RTI's assets to SteriGenics International and its wholly-owned subsidiaries, as described in the accompanying Proxy Statement, and to authorize such further action as may be necessary or desirable, as more fully described in the Proxy Statement;

          (2) To elect four persons to serve as directors until the next Annual Meeting of shareholders or until their respective successors are elected and qualified.

          (3) To ratify the selection of BDO Seidman, LLP as the independent auditors for RTI for the fiscal year ending December 31, 1996.

          (4) To transact such other business as properly may come before the meeting or any adjournments thereof.

          The close of business on June 26, 1996 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

          Shareholders who do not vote in favor of the proposed transaction with SteriGenics International may be entitled to exercise dissenters' rights by following the procedures set forth in Section 623 of the New York Business Corporation Law, a copy of which is attached as Annex B to the Proxy Statement.


                                    R. Stephen Maico
                                        Secretary

June 21, 1996

IMPORTANT: Management invites you to attend the meeting in person, but if you are unable to be present, please date, sign and return the enclosed proxy as promptly as possible. No postage is required if the proxy is returned in the enclosed postage paid envelope and mailed in the United States.

                                TABLE OF CONTENTS


INTRODUCTION.............................................................  1
          General........................................................  1
          Voting by Brokers..............................................  2
          Dissenters' Rights.............................................  2
          Proxy Solicitation.............................................  2
SUMMARY OF PROXY STATEMENT...............................................  3
          The Annual Meeting.............................................  3
          The SGI Transaction............................................  4
          Market Prices..................................................  6
          Election of Directors..........................................  7
          Appointment of Independent Auditors............................  7
VOTING SECURITIES........................................................  7
THE SGI TRANSACTION......................................................  8
          General........................................................  8
          Background of the SGI Transaction .............................  8
          Advice from Financial Advisor.................................. 10
          Reasons for the SGI Transaction................................ 12
          The Acquisition Agreement...................................... 13
          The Rockaway Lease............................................. 16
          The North Carolina Option...................................... 17
          The Preferred Stock Purchase Agreement......................... 17
          Other Agreements with SGI...................................... 17
          Voting Agreements.............................................. 17
          Application of Sale Proceeds; Operations after the SGI
            Transaction.................................................. 18
          Operations of RTI if the SGI Transaction is not Consummated.... 19
          Certain Regulatory Matters..................................... 19
          Tax Consequences............................................... 19
          Rights of Dissenting Shareholders.............................. 21
          Required Vote.................................................. 23
          Recommendation of the Board of Directors....................... 23
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION......... 23
CERTAIN INFORMATION WITH RESPECT TO THE COMMON STOCK..................... 29
ELECTION OF DIRECTORS.................................................... 29
          Nominees....................................................... 29
          Executive Officers of RTI...................................... 31
          Executive Compensation......................................... 31
          Certain Relationships and Related Transactions................. 32
APPOINTMENT OF INDEPENDENT AUDITORS...................................... 33
OTHER MATTERS............................................................ 33
DOCUMENTS INCORPORATED BY REFERENCE...................................... 34

ANNEX A - Asset Acquisition Agreement between RTI Inc. and SteriGenics
  International
ANNEX B - Section 623 of the New York Business Corporation Law
ANNEX C - RTI Inc. Quarterly Report on Form 10-QSB/A for the Fiscal Quarter Ended March 31, 1996

                                   RTI INC.
                             108 Lake Denmark Road
                          Rockaway, New Jersey  07866



                                PROXY STATEMENT



                                 INTRODUCTION

General

     This Proxy Statement is being furnished to the shareholders of RTI in connection with the solicitation by the Board of Directors of RTI of proxies in the accompanying form for use at the Annual Meeting to be held on Tuesday, August 6, 1996, at 11:00 a.m. at the Four Points Hotel by Sheraton, 15 Howard Boulevard, Mt. Arlington, New Jersey 07856, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and the accompanying Notice of Annual Meeting, form of proxy and Annual Report of RTI for its fiscal year ended December 31, 1995 are first being mailed to RTI shareholders on or about June 28, 1996.

     Only shareholders of record at the close of business on June 26, 1996 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. On the Record Date, there were issued and outstanding 1,101,888 shares of Common Stock and 118,000 shares of Series A Preferred Stock, each of which is entitled to one vote per share upon all matters to be acted upon at the Annual Meeting and all of which will vote as a single class.

     Presence in person or by proxy of holders of an aggregate of 609,945 shares of Common Stock and Series A Preferred Stock will constitute a quorum at the Annual Meeting. The affirmative vote by the holders of an aggregate of 813,259 of such shares (constituting two-thirds of all outstanding shares entitled to vote at the Annual Meeting) will be required to approve the proposed transaction (the "SGI Transaction") with SteriGenics International ("SGI") and its wholly-owned subsidiaries. Assuming a quorum is present at the Annual Meeting
(i) the affirmative vote by the holders of a plurality of the shares represented will be required to act on the election of directors, and (ii) the affirmative vote by the holders of a majority of the shares represented will be required to act on all other matters to come before the Annual Meeting. If a shareholder, present in person or by proxy, abstains on any matter, the shareholder's shares will not be voted on such matter. Abstentions may be specified on all proposals submitted to a shareowner vote, other than the election of directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding the proposal on which the abstention is noted. Thus, abstentions with respect to the proposal to approve the SGI Transaction or to ratify the appointment of the independent auditors will have the effect of a vote against such proposals. A proxy also may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in "street name" on certain matters in the absence of instructions from the beneficial owner of such shares.

     A proxy, in the accompanying form, which is properly executed, duly returned to RTI and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the proxy, the shares represented thereby will be voted FOR (i) the approval of the SGI Transaction, (ii) the election of the persons nominated herein as directors,
(iii) the ratification of BDO Seidman, LLP as RTI's independent auditors for the fiscal year ending December 31, 1996, and (iv) the transaction of such other business as properly may come before the Annual Meeting.

     Each proxy granted may be revoked by the person giving it at any time (i) by giving written notice to such effect to the Secretary of RTI, (ii) by execution and delivery of a subsequent proxy, or (iii) by attendance and voting in person at the Annual Meeting; except as to any matter upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. The mere presence at the Annual Meeting of a person appointing a proxy does not revoke the appointment.

Voting by Brokers

     Brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from their beneficial owners. Brokers holding shares in street name, who do not receive instructions, are entitled to vote on the election of directors and ratification of the appointment of the independent auditors at the Annual Meeting, since such matters are considered to be routine, but will not be entitled to vote on the proposal to approve the SGI Transaction, since such matter is not considered to be routine. Under applicable New York law, "broker non-votes" on any proposal (where a broker submits a proxy but does not have authority to vote a customer's shares on such proposal) will be considered not entitled to vote on that proposal and thus will not be counted in determining whether such proposal receives the vote of a majority of the shares present and entitled to vote at the Annual Meeting. Since a broker is not required to vote shares held in "street name" in the absence of instructions from the beneficial shareholder and, in the absence of instructions, is not permitted to vote on the proposal to approve the SGI Transaction, a shareholder's failure to instruct his or her broker may result in the shareholder's shares not being voted.

Dissenters' Rights

     Under Sections 623 and 910 of the New York Business Corporation Law (the "NYBCL"), and assuming that the SGI Transaction is consummated, any shareholder who objects to the SGI Transaction has the right to receive the "fair value" of such shareholder's shares by filing with RTI a written objection to the SGI Transaction before the vote of shareholders approving the SGI Transaction is taken, by otherwise complying with the provisions of Sections 623 and 910 of the NYBCL, including not voting such shareholder's shares in favor of the SGI Transaction. A vote against the SGI Transaction does not constitute the required written objection under the NYBCL and a failure to vote against the SGI Transaction does not constitute a waiver of a shareholder's rights under the NYBCL. Theo W. Muller, President and Chief Executive Officer of RTI, and David Della Donna, Thomas O'Grady, John N. Scandalios and David Smith, shareholders of RTI, which persons in the aggregate hold 252,093 shares of Common Stock (approximately 20.7% of RTI's outstanding voting securities) have agreed to vote their shares in favor of the approval of the SGI Transaction and, therefore, such persons will be precluded from perfecting dissenters' rights. See "THE SGI TRANSACTION - Rights of Dissenting Shareholders" and the copy of the text of
Section 623 of the NYBCL attached to this Proxy Statement as Annex B.

Proxy Solicitation

     The costs of soliciting proxies in the accompanying form will be paid by RTI, except that SGI has agreed to pay for one-half of the cost of any proxy solicitation firm retained by RTI for such purpose. Costs of solicitation include preparation, printing and mailing of the Notice of Annual Meeting and form of proxy and this Proxy Statement. In addition to solicitation by mail, proxies also will be solicited by the executive officers and regular employees of RTI, without additional compensation, personally or by telephone and telecopy. RTI has retained Beacon Hill Partners, Inc. to assist in the solicitation of proxies for a fee of $4,000 plus reimbursement of reasonable out-of-pocket expenses. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for proxy materials to be sent to their principals, and RTI will reimburse such persons for their reasonable expenses in so doing.

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                           SUMMARY OF PROXY STATEMENT

     The following is a summary of certain information contained in this Proxy Statement. This summary is not intended to be a complete discussion of all of the matters contained in this Proxy Statement and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, including the Annexes hereto, and the documents referred to herein. Shareholders are urged to read this Proxy Statement, the Annexes and such other documents in their entirety.

                               The Annual Meeting

Time, Date and Place of the Annual Meeting

     The annual meeting of shareholders (the "Annual Meeting") of RTI Inc., a New York corporation ("RTI") will be held on Tuesday, August 6, 1996, at 11:00 a.m., at the Four Points Hotel by Sheraton, 15 Howard Boulevard, Mt. Arlington, New Jersey 07856.

Purpose of the Annual Meeting

     At the Annual Meeting, shareholders of RTI will be asked to consider and vote upon (i) the proposed sale to SteriGenics International ("SGI") and its wholly-owned subsidiaries of substantially all of RTI's assets (the "SGI Transaction"), (ii) the election of four persons to serve as directors of RTI until the next Annual Meeting of shareholders or until their respective successors are elected and qualified, and (iii) the ratification of the selection of BDO Seidman, LLP as the independent auditors for RTI for the fiscal year ending December 31, 1996.

Record Date; Shares Entitled to Vote; Required Vote; Dissenters' Rights

     The record date for shareholders of RTI entitled to notice of, and to vote at, the Annual Meeting is the close of business on June 26, 1996. As of such date, there were outstanding, and entitled to be voted at the Annual Meeting, 1,101,888 shares of RTI's common stock, par value $.08 per share (the "Common Stock"), and 118,000 shares of RTI's preferred stock, par value $.01 per share (the "Series A Preferred Stock"), each of which shares have one vote and all of which shares are entitled to vote as a single class on all matters.

     The affirmative vote by the holders of two-thirds of all outstanding shares will be required to approve the SGI Transaction. Assuming a quorum is present at the Annual Meeting (i) a plurality of the shares represented will be required to act on the election of directors, and (ii) a majority of the shares represented will be required to act on all other matters to come before the Annual Meeting.

     Holders of 252,093 shares of Common Stock, including Theo W. Muller, President and Chief Executive Officer and a director of RTI, have agreed with SGI to vote in favor of the SGI Transaction. In addition, the other directors of RTI, who hold an aggregate of 4,677 shares of Common Stock, and SGI, as the holder of all of the 118,000 outstanding shares of Series A Preferred Stock, are expected to vote in favor of the SGI Transaction. In the aggregate, such securities constituted approximately 30.7% of RTI's voting securities on the Record Date.

     Assuming that the SGI Transaction is consummated, shareholders who do not vote in favor of the SGI Transaction may exercise dissenters' rights by following the procedures set forth in Section 623 of the New York Business Corporation Law (the "NYBCL"), a copy of which is attached as Annex B to this Proxy Statement.

     See "INTRODUCTION", "THE SGI TRANSACTION - Voting Agreements; - Rights of Dissenting Shareholders; - Required Vote".


- --------------------------------------------------------------------------------

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                              The SGI Transaction

Parties to the Transaction

     RTI, including its wholly-owned subsidiary, South Jersey Process Technology Inc. ("South Jersey"), is engaged in supplying gamma irradiation services for a variety of products, primarily medical devices and disposable medical supplies. In addition, RTI irradiates, to a much lesser extent, cosmetics and other consumer products. The principal executive offices of RTI are located at 108 Lake Denmark Road, Rockaway, New Jersey 07866; and its telephone number is (201) 625-8400. See "DOCUMENTS INCORPORATED BY REFERENCE" for further information concerning RTI.

     SGI, a California corporation, is engaged in supplying contract gamma irradiation services from six facilities located in California, Texas, Illinois, Ohio and North Carolina, and has two additional facilities under construction. The principal executive offices of SGI are located at 4020 Clipper Court, Fremont, California 94538; and its telephone number is (510) 770-9000.

General

     Pursuant to the terms of the SGI Transaction, RTI will sell to SGI and its wholly-owned subsidiaries the capital stock of South Jersey and substantially all of RTI's operating assets, other than RTI's real property in Rockaway, New Jersey (62 acres of which will be leased to a wholly-owned subsidiary of SGI), and SGI and its wholly-owned subsidiaries will assume substantially all of RTI's liabilities, other than liabilities to the extent not fully reflected on RTI's balance sheet and RTI's liabilities (including environmental liabilities) associated with the Rockaway property, for $18,000 plus the net book value of such assets. As of December 31, 1995, the net book value of such assets aggregated approximately $4,250,000, and at March 31, 1996, the net book value of such assets aggregated approximately $4,505,000. RTI estimates that such purchase price, at the closing of the SGI Transaction, and after payment of expenses and liabilities required to be paid as a condition of closing, will net to RTI approximately $3.5 million. $0.8 million of such proceeds initially will be escrowed for purchase price adjustments, if any, resulting from RTI's closing balance sheet and for certain RTI indemnification obligations. In connection with the SGI transaction, RTI sold to SGI 118,000 shares of Series A Preferred Stock for $238,000 and granted SGI an option to purchase, under certain circumstances, RTI's North Carolina operating facility. See "THE SGI TRANSACTION
- - The Acquisition Agreement; - The Rockaway Lease; - The North Carolina Option;
- - The Preferred Stock Purchase Agreement".

Recommendation of the Board of Directors

     The Board of Directors of RTI has determined that the SGI Transaction is in the best interests of RTI and RTI's shareholders and is fair to RTI's shareholders, has unanimously approved the SGI Transaction and unanimously recommends that RTI's shareholders vote in favor of the SGI Transaction. The determination made by RTI's Board of Directors was based upon its evaluation of a number of factors. See "THE SGI TRANSACTION - Background of the SGI Transaction; - Reasons for the SGI Transaction; - Recommendation of the Board of Directors".

Conditions to the SGI Transaction

     The obligations of RTI and SGI to consummate the SGI Transaction are subject to the satisfaction of certain conditions. Conditions which, as of the date of this Proxy Statement, have not yet been satisfied include approval of the SGI Transaction by the RTI shareholders, obtaining certain assurances from the New Jersey Department of Environmental Protection (the "NJDEP"), and obtaining appropriate operating authority from the U.S. Nuclear Regulatory Commission (the "NRC") and the North Carolina Department of Radiological Health (the "NCDRH"). Consummation of the SGI Transaction will occur on the third business day after all conditions are satisfied. If consummation of the SGI Transaction has not occurred by November 27, 1996, either RTI or SGI may elect to terminate the transaction. See "THE SGI TRANSACTION - The Acquisition Agreement -- Conditions; -- Closing Date; --Termination; - Certain Regulatory Matters".


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                                      4

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Purpose of the SGI Transaction; Operations of RTI if the SGI Transaction is Not
Approved

     Since 1982, RTI has had environmental cleanup responsibility for its Rockaway property, a portion of which is identified on the National Priorities List as a "superfund site" and, as a result, has been unable to obtain institutional financing while, at the same time, it has been required to expend substantial funds for environmental cleanup and oversight, as well as for related litigations which have been resolved. RTI's operating facilities are much smaller and less efficient than those of its competitors, and RTI has been unable to obtain sufficient financing to expand or improve its operations. RTI has incurred losses in three of its last four fiscal years, and expects to incur additional losses (before non-recurring items) during the current fiscal year. At various times during the past year, RTI's competitors have competed for the business of RTI's customers by quoting processing prices significantly less than the prices charged by RTI, some of which quotations, if matched by RTI, would not have fully covered RTI's allocated overhead costs. During the past year, RTI has been exploring various alternatives in an attempt to remain viable. The currently proposed SGI Transaction has resulted from these efforts. In the event that the SGI Transaction is not consummated, there can be no assurance that another alternative will be forthcoming on terms acceptable to RTI or at all. In addition, if the SGI Transaction is not consummated, and competitive industry conditions do not improve, RTI will require additional financing during the first half of 1997, which during the past year has not been available except from affiliated parties; and there can be no assurance that such additional financing, if it can be obtained, will be available on commercially reasonable terms. See "THE SGI TRANSACTION - Operations of RTI if the SGI Transaction is Not Consummated".

Tax Consequences of the SGI Transaction to RTI

     Although the sale of RTI's assets to SGI will be a taxable transaction to RTI, RTI's net operating loss carryforward will offset substantially all of RTI's taxable gain. See "THE SGI TRANSACTION - Tax Consequences -- Tax Consequences to RTI of the SGI Transaction".

Application of Sale Proceeds; Continuing Environmental Liability; Operations after the SGI Transaction

     The SGI Transaction involves the sale of assets of RTI, and not the sale of an equity interest in RTI. As a result, RTI shareholders will retain their equity interests in RTI following the consummation of the SGI Transaction. If, at some time in the future, the Board of Directors of RTI determines that RTI should be liquidated, to the extent required by applicable law, such action will be submitted to the RTI shareholders for approval. See "THE SGI TRANSACTION Application of Sale Proceeds; Operations after the SGI Transaction" and "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION".

     Since 1982, the NJDEP has been investigating RTI's Rockaway property. As a result of the presence of halogenated hydrocarbons in the groundwater, a portion of the Rockaway property is on the National Priorities List as a "superfund site". Through March 31, 1996, RTI has expended approximately $2.6 million for clean-up and regulatory oversight of the clean-up of the Rockaway property and, as of such date, RTI has reserved an additional $1.46 million for additional future cleanup and oversight. As a result of the continuing environmental responsibility for its Rockaway property, and the contingent cost of cleanup and oversight, RTI does not anticipate making any distribution of assets to its shareholders in the foreseeable future and until sufficient clean-up has occurred so that the Rockaway property is no longer considered to be a "superfund site". See "THE SGI TRANSACTION - Certain Regulatory Matters".

     Upon consummation of the SGI Transaction, RTI will cease its contract irradiation business. RTI is in the process of evaluating possible alternative uses of the cash proceeds from the SGI Transaction, including the acquisition or development of a new business which could enable RTI to use its net operating loss carryforwards, which aggregated approximately $11.4 million for federal purposes as of December 31, 1995. RTI does not yet know the aggregate net cash proceeds it will have available after consummation of the SGI Transaction, but estimates that it will have available cash from the SGI Transaction of approximately $2.7 million immediately after consummation of the SGI Transaction, and will receive up to an additional $800,000 upon release of the unutilized portion of such amount from the escrow being established at closing. The acquisition or development of a new business will be dependent on the amount of net cash proceeds available to RTI and there can be no assurance that RTI will be able to acquire or develop a new business or that such


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                                        5

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new business, if acquired or developed, will be profitable, although the principal criteria of any such new business will be the ability of such business to generate profits which may be sheltered from payment of taxes by application of RTI's net operating loss carryforwards. As part of its identification process, RTI has decided to make a short-term investment of up to $100,000 to purchase, at substantial discount, defaulted consumer debt accounts in order to evaluate the ultimate return on the collectability thereof by third party collection agencies. Pending use of its cash assets, RTI will invest the proceeds it receives from the SGI Transaction in money market mutual funds or similar investments. If RTI is not successful in acquiring or developing a new business within one year after consummation of the SGI Transaction, it will then invest any remaining proceeds in U.S. government securities in order to avoid inadvertently becoming subject to the reporting requirements of the Investment Company Act of 1940. SGI has agreed to offer employment to all employees of RTI, except Theo W. Muller, upon consummation of the SGI Transaction. Thereafter, Mr. Muller would be the only continuing employee of RTI. The current directors of RTI have advised RTI that if they are reelected by the shareholders at the Annual Meeting, they intend to assist Mr. Muller in evaluating possible alternatives for RTI. See "THE TRANSACTION - The Acquisition Agreement
- --Purchase Price; -- Conditions; - Other Agreements with SGI; -Application of Sale Proceeds; Operations after the Transaction; - Tax Consequences -- Tax Consequences of RTI Activities after Consummation of the SGI Transaction", "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION" and "ELECTION OF DIRECTORS".

Rights of Dissenting Shareholders

     Assuming that the SGI Transaction is consummated, shareholders who do not vote in favor of the SGI Transaction may exercise dissenters' rights by following the procedures set forth in Section 623 of the NYBCL. See "THE SGI TRANSACTION - Rights of Dissenting Shareholders".

Interests of Certain Persons in the SGI Transaction

     The proposed SGI Transaction involves several conflicts of interest. SGI is the holder of 118,000 shares of Series A Preferred Stock, which it purchased for $236,000 in contemplation of the consummation of the SGI Transaction. If the SGI Transaction is not consummated, SGI has the right to redeem the Series A Preferred Stock at a redemption price of $236,000. If such shares are redeemed prior to January 31, 1997, the redemption price may be paid with an RTI promissory note maturing ten days after demand which may not be made prior to January 31, 1997. If the SGI Transaction is not consummated, RTI may not have adequate funds to redeem the Series A Preferred Stock. See "THE SGI TRANSACTION
- - The Preferred Stock Purchase Agreement". Theo W. Muller, President and Chief Executive Officer and a director of RTI, owns 122,393 shares of Common Stock and has a 50.1% interest in Frellum Corporation, which owns 25,000 shares of Common Stock. Mr Muller has agreed to vote all of his shares of Common Stock to approve the SGI Transaction and not to encumber or otherwise dispose of any shares of Common Stock until such time, if at all, as the SGI Transaction is terminated. RTI has a $315,000 line of credit with Frellum, which is secured by RTI's accounts receivable. If the SGI Transaction is not consummated, RTI may not have adequate funds to repay any outstanding balance under the Frellum line of credit, in which event, Frellum would need to exercise upon its security interest in RTI's accounts receivable in order to be repaid. See "VOTING SECURITIES"; "THE SGI TRANSACTION - Voting Agreements"; and "ELECTION OF DIRECTORS - Certain Relationships and Related Transactions".

                                  Market Prices

     The Common Stock is traded on The Nasdaq Small-Cap Market under the symbol "RTII." The last sales price of the Common Stock on February 26, 1996, the last trading day prior to the public announcement of the proposed SGI Transaction was $2-1/8. On June 14, 1996, the last day on which the Common Stock was publicly traded prior to the date of the printing of this Proxy Statement, the last sales price of the Common Stock was $2-7/8. See "CERTAIN INFORMATION WITH RESPECT TO THE COMMON STOCK." Shareholders are urged to obtain current quotations for the Common Stock.


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                             Election of Directors

     The shareholders of RTI, at the Annual Meeting, will be asked to elect four directors to serve until the next Annual Meeting. The four current directors of RTI have all been renominated for election at the Annual Meeting. See "ELECTION OF DIRECTORS".

                      Appointment of Independent Auditors

     The shareholders of RTI, at the Annual Meeting, will be asked to ratify the re-appointment of BDO Seidman, LLP as RTI's independent auditors for the fiscal year ending December 31, 1996. See "APPOINTMENT OF INDEPENDENT AUDITORS".


- --------------------------------------------------------------------------------

                                VOTING SECURITIES

     SGI, with its principal executive offices at 4020 Clipper Court, Fremont, California 94538, owns beneficially and of record 118,000 shares of Series A Preferred Stock, which shares are entitled to vote as a single class with the Common Stock, on all matters submitted to the holders of the Common Stock. The shares of Series A Preferred Stock held by SGI constitute approximately 9.9% of the outstanding voting securities of RTI and all the outstanding shares of the Series A Preferred Stock. In addition, Theo W, Muller, President and Chief Executive Officer and a director of RTI, who owns 122,393 shares of Common Stock, and John N. Scandalios, who owns 62,500 shares of Common Stock, both of whom are listed in the table below, and holders of an additional 67,200 shares of Common Stock (which shares, in the aggregate, constitute approximately 23.4% of the outstanding shares of Common Stock) have agreed, pursuant to separate agreements with SGI, to vote their shares of Common Stock to approve the SGI Transaction. See "THE SGI TRANSACTION - Voting Agreements".

     Set forth below is information, as of the Record Date, with respect to (i) each person who is known by RTI to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the current directors of RTI (who also constitute the nominees for election as directors at the Annual Meeting), and (iii) the beneficial ownership of Common Stock by all current directors and all executive officers of RTI, as a group (five persons).




                                     Number of Shares      Percent
Name and Address of Owner            of Common Stock       of Class
- -------------------------            ---------------       --------
Theo W. Muller                          147,393(a)           13.4%
20 Peach Hill Road
Darien, Connecticut 06820

Elmgrove Associates II, L.P.             80,000(b)            7.4%
162 Main Street
Woonsocket, Rhode Island 02895

John N. Scandalios                       62,500               5.8%
46 Shrewsbury Drive
Rumson, New Jersey 07760

Sanders Davies                           1 ,500               0.1%

C.W. McMillan                                52                 *

George M. Whitmore, Jr                    3,125               0.3%

All directors and executive             153,016(c)           14.1%
 officers, as a group


- ----------
*    Represents less than 0.1% of the issued and outstanding shares of Common
     Stock.

(a) Consists of (i) 122,393 shares owned directly by Mr. Muller, and (ii) 25,000 shares owned by Frellum Corporation ("Frellum") which is 50.1% owned by Mr. Muller (see "Certain Relationships and Related Transactions").

(b) According to a Schedule 13D, dated April 22, 1996, filed by Elmgrove Associates II, L.P. ("Elmgrove"), Elmgrove's general partner, Miss Sloan Capital Ltd, and Mandel Sherman, the President of Elmgrove's general partner (collectively, the "Elmgrove Entities"), as of April 4, 1996, the Elmgrove Entities share voting and dispositive power with respect to the 80,000 shares owned of record by Elmgrove.

(c) Consists of (i) 1,500 shares owned by an individual retirement account of Mr. Davies, 52 shares owned by Mr. McMillan, 122,393 shares owned by Mr. Muller, and 3,125 shares owned by Mr. Whitmore, Jr., directors of RTI, (ii) 25,000 shares issuable at $1.75 per share upon exercise of a warrant issued to Frellum, and (iii) 937 shares issuable at $6.50 per share upon exercise of incentive options granted to R. Stephen Maico under RTI's 1987 Stock Option Plan.

     RTI does not know of any arrangements, including any pledge by any person of securities of RTI, the operation of which, at a subsequent date, may result in a change in control of RTI.


                               THE SGI TRANSACTION
                           (Item 1 on the Proxy Card)

General

     Pursuant to the terms of the Asset Acquisition Agreement, dated as of February 26, 1996, between RTI and SGI (the "Acquisition Agreement"), RTI will sell to SGI the capital stock of South Jersey and substantially all of the operating assets of RTI, other than RTI's real property in Rockaway, New Jersey (the "Rockaway property") and RTI's operating facility located thereon (the "Rockaway Facility"), and SGI will assume substantially all of the liabilities of RTI, other than RTI's liabilities related to the Rockaway property and the Rockaway Facility and any outstanding liability to Frellum, for aggregate consideration of $18,000 plus the net book value of such assets less the book value of such assumed liabilities. As of March 31, 1996, the unaudited net book value of such assets aggregated approximately $7,480,000 and the unaudited book value of such liabilities aggregated approximately $2,975,000. In addition, SGI will lease from RTI a portion of the Rockaway property, including the Rockaway Facility. The information contained in this Proxy Statement with respect to the SGI Transaction is qualified in its entirety by reference to the complete text of the Acquisition Agreement, a copy of which is attached to this Proxy Statement as Annex A and is incorporated herein by reference.

Background of the SGI Transaction

     Excluding research laboratories and universities, RTI believes that there are approximately 40 gamma irradiation facilities presently in operation throughout the United States. Approximately half of these facilities are operated by independent contract irradiator companies and the balance are operated principally by medical supply manufacturers to irradiate their own products. RTI competes for contract gamma irradiation processing with the industry's other contract irradiators, as well as with manufacturers possessing their own irradiators who determine whether to perform their own irradiation or use an outside vendor. In addition to RTI, four other U.S. companies perform contract irradiation. Two of these companies (SGI and Isomedix Inc.) are substantially larger than RTI in assets and sales and have been expanding by building additional facilities in RTI's market areas. The other two companies consist of Neutron Products, Inc, with a single facility, and a medical products manufacturer which utilizes its excess capacity for contract irradiation. Gamma irradiation processing competes with other methods of sterilization, primarily electron-beam sterilization and the use of ethylene oxide, neither of which may be as effective as gamma processing in certain instances.

     At various times during 1995, RTI's competitors have competed for the business of RTI's customers by quoting processing prices significantly less than the prices charged by RTI, which quotations, if matched by RTI, would not have fully covered RTI's allocated overhead costs. As a result of the impact of these competitive pricing pressures, as well as RTI's financial position, during 1995, RTI's Board of Directors determined that RTI should explore various alternatives in an attempt to remain viable, while at the same time considering whether RTI should remain in the contract irradiation business.

     Since 1982, RTI has had environmental cleanup responsibility for its Rockaway property, a portion of which is identified on the National Priorities List as a "superfund site". See -"Certain Regulatory Matters". As a result of
(i) RTI's potential environmental clean-up liability and the ability of federal and State of New Jersey environmental authorities to assert statutory priority liens on RTI's property, and (ii) RTI's pledge of a substantial portion of its property to secure third parties for the unpaid portion of the purchase price of assets sold to RTI and the unpaid portion of advances to fund environmental liabilities, RTI has been unable to obtain institutional financing while, at the same time, it has been required to expend substantial funds for environmental cleanup and oversight, as well as for related litigations which have been resolved. RTI's operating facilities are much smaller and less efficient than those of its competitors, and RTI has been unable to borrow sufficient funds to expand or improve its operations, and all borrowings during the last five years have been from related parties, have required substantial equity incentives or have been from a securities broker who lent funds against RTI's then existing investment portfolio of publicly-traded securities. RTI has incurred losses in three of its last four fiscal years, and currently expects to incur additional losses (before non- recurring items) during the current fiscal year if the SGI Transaction is not consummated.

     RTI has been in contact with several investment bankers during the last four years in an attempt to raise equity financing and, as a result of the foregoing factors, has not been able to arrange any such financing on terms which the Board of Directors believed at the time were in the best interests of RTI and its shareholders. After various discussions with prospective investment bankers in connection with a possible offering of its securities, in May 1995, RTI had a one-for-eight reverse split of its Common Stock in an attempt to achieve a higher market valuation for its Common Stock, which action it believed necessary to enable it to engage in an offering of its securities. Unfortunately, because of continued losses, the aggregate market valuation of the Common Stock continued to decline after the reverse split. See "CERTAIN INFORMATION WITH RESPECT TO THE COMMON STOCK". Thereafter, and despite continued discussions, RTI remained unable to obtain viable proposals for third party financing through the sale of its securities.

     In late Summer 1995, Theo W. Muller, the Company's President and Chief Executive Officer, after consultation with the directors of RTI, determined that, due to (i) the size and condition of RTI's facilities, (ii) the costs of operating such facilities, (iii) the cost of constructing and opening, and the operating efficiencies of, newly built facilities, and (iv) RTI's competitive position as a marginal participant in the contract irradiation industry, RTI was unlikely to locate a buyer of its assets who was not already in the contract irradiation business. Mr. Muller then determined that RTI's business would be most attractive to SGI, which had no operations in the northeastern United States. Thereafter, Mr Muller personally contacted and then initiated preliminary discussions with SGI concerning a possible merger.

     On October 3, 1995, SGI entered into a confidentiality agreement with RTI and, on October 5, 1995, representatives of SGI and SGI's lawyer and financial advisor met with Mr. Muller and RTI's lawyers to discuss the possibility of a merger and terms which RTI would be willing to contemplate. At the conclusion of such meeting, SGI orally advised RTI that it was not willing to engage in a merger with RTI due to RTI's environmental liabilities, but would be willing to discuss a possible acquisition of RTI's assets. On October 13, 1996, Mr. Muller met with SGI's financial advisor, who indicated that SGI would consider the acquisition of substantially all of RTI's assets, excluding the Rockaway property, for approximately $4 million. However, at such time, RTI did not believe that a sale of assets was in the best interests of RTI and its shareholders since, with its continuing contingent environmental liabilities, RTI's Board of Directors did not believe that it would be prudent to make any distribution of proceeds from an asset sale to RTI's shareholders until final resolution of all environmental liability claims, while a merger would allow RTI shareholders to receive the proceeds from such a transaction directly from a third party, who would have assumed RTI's contingent environmental liabilities. As a result, discussions with SGI terminated.

     Later in the fall of 1995, Mr. Muller met with a member of senior management of Isomedix, RTI's largest competitor, and informally advised him that RTI would consider a proposal for a possible business combination.

     In November 1995, following the continued inability of RTI to obtain any equity or other financing on terms acceptable to RTI, RTI obtained a $250,000 short-term line of credit from Frellum, which provided RTI with short-term resources. Such credit line was subsequently increased to $315,000. See "ELECTION OF DIRECTORS - Certain Relationships and Related Transactions". At such time, RTI had further discussions with several investment bankers to determine if long-term financing could be made available, but due to RTI's financial position, its contingent environmental liabilities, its assets which were then available to be used as security and the market valuation of its Common Stock, no viable proposal for long-term financing was obtained.

     Thereafter, RTI reevaluated its available alternatives and the Board of Directors determined that it was unlikely that RTI could negotiate any merger or other transaction which would give any direct payment to RTI's shareholders from a third party purchaser. RTI further evaluated its available federal operating loss carryforward and the possibility of its use in an unrelated business if RTI determined to sell its assets. Upon such further reevaluation and the increasing competitive industry pressures, the Board of Director decided to reconsider a possible sale of assets.

     In December 1995, RTI and SGI recommenced their discussions and, during the first half of January 1996, engaged in negotiations which culminated in SGI submitting a written proposal to RTI for consideration by the RTI Board of Directors. Also, in January 1996, RTI received from Isomedix a proposal to lease the Rockaway facility for $1.00 per year with a right to purchase for a purchase price of $1.00 and to purchase RTI's other two facilities for a purchase price of $3 million and the assumption of $3 million of RTI's liabilities.

     On January 19, 1996, the RTI Board of Directors met to consider the SGI proposal and the Isomedix proposal. During such meeting, the Board concluded that if RTI sold its assets, RTI could not be liquidated due to the outstanding contingent environmental liabilities on the Rockaway property and the inability of RTI to make any distribution to its shareholders until the cleanup of the Rockaway property and the satisfaction of all related liabilities in respect of such cleanup. The Board then discussed the merits of the two proposals before it, the risks associated with the continuing operations of RTI in the then competitive environment with RTI's negative cash flow and the best value for RTI's shareholders. The Board then determined to form a committee (the "Special Committee") of its three outside directors (Sanders Davies, C. W. McMillan and George M. Whitmore, Jr.) to meet with a financial advisor of their choice and to discuss with such advisor the two proposals.

     On February 23, 1996, the Board of Directors of SGI approved the SGI Transaction and, on February 26, 1996, the Board of Directors of RTI approved the SGI Transaction. Immediately thereafter definitive documents were executed by RTI and SGI.

Advice from Financial Advisor

     The Special Committee retained Melvin J. Gardner & Co., Inc. (the "Financial Advisor") on January 22, 1996 to advise it with respect to the SGI proposal and the Isomedix proposal and also with respect to the option of remaining an independent company with or without additional equity financing. No limitation was imposed by the Special Committee with respect to the scope of the advice to be rendered by the Financial Advisor.

     The Financial Advisor is an investment banking, consulting, expert opinion and litigation support firm, with experience in, among other things, public offerings and private placements of equity and debt securities, mergers, acquisitions and valuations for corporations and individuals. The Financial Advisor has provided financial advise to RTI in the past, the most recent previous advice being in 1993 in connection with a private placement of securities of RTI. The Financial Advisor was selected by the Special Committee on the basis of its financial experience and prior relationship with RTI, as described above.

     The Financial Advisor delivered preliminary advice to the Special Committee on January 26, 1996, to the effect that the SGI proposal, in the form presented to the RTI Board of Directors on January 19, 1996, would result in a transaction that would be fair from a financial point of view, and that acceptance of the SGI proposal would be an appropriate action for the Board of Directors to take.

     The Financial Advisor also reviewed the Isomedix proposal and noted that, although it provided an overall framework for the negotiation of a possible transaction, the proposal lacked the specificity and detail required for a thorough analysis. Nevertheless, the purchase price proposed by Isomedix was approximately $750,000 less than the SGI proposal, the Isomedix proposal would not afford any income from the lease of the Rockaway property or from the possible future sale of the Rockaway property and the net result for the RTI shareholders would be clearly inferior to the net result based on the SGI proposal.

     The Financial Advisor also preliminarily advised that given (i) the present irradiation industry competitive pricing environment, (ii) RTI's size, and (iii) the relative competitive inefficiency of RTI's irradiation facilities due to their size and rack configurations, it was highly unlikely that RTI would be able to become a profitable and viable company from an operating standpoint. The Financial Advisor further preliminarily advised that with the additional environmental financial burdens imposed on RTI, there was little possibility that RTI could continue as an independent company even if were able to raise additional capital commensurate with its size, and that it was highly unlikely that RTI would be able to raise additional capital from conventional private or public sources until such time, if at all, that RTI resolved its contingent environmental liabilities and unless and until RTI's operations become profitable with at least reasonable prospects for continuing operating profitability and growth.

     In evaluating RTI and the alternatives available to RTI, the Financial Advisor considered a number of factors including, but not limited to, RTI's basic operating business, its financial record and financial position, its past and on-going non-operating problems, its non-operating assets, its capital needs and efforts to raise additional funds, its likely book value if its assets were sold to SGI or Isomedix pursuant to their respective proposals and the then current condition of the contract irradiation market.

     In giving its preliminary advice, the Financial Advisor reviewed, among other things, (i) RTI's Annual Reports on Form 10-KSB for each of the five fiscal years ended December 31, 1994, (ii) RTI's Quarterly Reports on Form 10-QSB for each of the first three quarters of the fiscal year ended December 31, 1995, (iii) RTI's preliminary unaudited consolidated balance sheet as of December 31, 1995 and RTI's preliminary unaudited consolidated statements of income and cash flows for the year then ended, (iv) the proxy statement for RTI's 1995 annual meeting, (v) RTI management's 1996 business plan, which had been preliminarily reviewed and approved by RTI's Board of Directors, (vi) the three most recent internal monthly financial reports presented by management to RTI's Board of Directors, (vii) the Isomedix proposal, (viii) the SGI proposal, and (ix) RTI management's analysis of the financial consequences of the SGI proposal. In addition, the Financial Advisor had discussions with RTI's President and Chief Executive Officer, two of the three members of the Special Committee, and RTI's legal counsel concerning, among other things, RTI's operating business, customers, capital requirements, competition, alternative courses of available action, previous efforts to raise capital, litigation and environmental matters, the Isomedix proposal and the SGI proposal. In connection with its review, the Financial Advisor relied on the information provided to it by RTI and did not independently verify its accuracy, completeness or fairness. In addition, the Financial Advisor did not make an independent evaluation or appraisal of RTI's assets and liabilities nor an independent study or evaluation of the market for its products, customers or competitors.

     Based upon the preliminary advice of the Financial Advisor and the concurrence of such advice with the independent analysis of the members of the Special Committee, the Special Committee determined that it was not necessary to incur the additional expense of having the Financial Advisor finalize its preliminary advice and render a final report. The Financial Advisor was not asked for, and did not render, any further advice, and it did not review the terms of the SGI Transaction as reflected in the definitive Acquisition

Agreement and the transactions contemplated thereby. However, the Board of Directors believes that the definitive terms of the SGI Transaction were no less favorable to the shareholders of RTI than those contained in the proposal on which the Financial Advisor based it preliminary advice.

     For its services in rendering the preliminary advice described above, RTI paid the Financial Advisor a fee of $10,000. RTI has agreed to indemnify the Financial Advisor and its related parties from certain liabilities and to reimburse the Financial Advisor for its out-of-pocket expenses incurred in connection with its services.

     The Financial Advisor has advised RTI that, at the time of it undertaking its review through the time that it rendered its advice, neither the Financial Advisor, its principal, nor to such principal's knowledge, any member of his immediate family, owned any securities of RTI.

     The Financial Advisor's preliminary advice does not constitute a recommendation to any holder of Common Stock as to how such holder should vote on the SGI Transaction.

Reasons for the SGI Transaction

     The RTI Board of Directors has determined that the SGI Transaction is in the best interests of RTI and the RTI shareholders and is fair to the RTI shareholders. In the course of reaching its decision to approve the SGI Transaction, RTI's Board of Directors, consulting with its legal counsel and the Special Committee's financial advisor, as well as RTI's management, considered the following material factors:

          (i) all relevant and reasonably available information concerning RTI's recent results of operations, declining financial condition and prospects and the current competitive pricing environment in the contract irradiation industry, including the fact that RTI had been encountering increasing competition from competitors with substantially greater resources than RTI, which competition is expected to continue to adversely impact RTI's ability to obtain profitable operations in the foreseeable future;

          (ii) the age and physical condition of RTI's facilities, the need for RTI to obtain additional financing and the continuing difficulty in obtaining financing;

          (iii) the per share market value of the Common Stock during the sixty day period preceding the public announcement of the SGI Transaction (which was in the range of $1-11/16 (low bid) to $2- 1/4 (high bid)), which did not fully recognize RTI's book value per share ($2.94 as of December 31, 1995) or RTI's federal operating loss carryforward of approximately $11.4 million as of December 31, 1995;

          (iv) the alternatives available to RTI in the event that it did not undertake the SGI Transaction, including (a) the limited availability of other possible potential purchasers of its assets, (b) the burdens imposed on any purchaser of RTI's assets as a result of potential liability arising from RTI's ownership of a "superfund site", (c) the age, physical condition and size of RTI's operating facilities, (d) the difficulties which could arise in negotiating and consummating a substitute transaction, if obtainable, (e) attempting to remain an independent company with inadequate capital and difficulty in obtaining additional financing on commercially reasonable terms, except in very limited instances from related parties, and (f) the possibility that such financing in a sufficient amount may not be available from any source, especially in light of RTI's inability to obtain third party financing in the past;

          (v) the results which had recently been obtained from a three well pilot test conducted in the fall of 1995 which reflected a substantial "in-situ" reduction in ground water contamination on the Rockaway property which indicated the possibility that the ultimate cost of clean-up of environmental contamination on the Rockaway property might be reduced; and

          (vi) the inability of RTI to obtain a return on the capital invested by its shareholders (RTI has never made a cash distribution to its shareholders and its deficit, as of March 31, 1996, aggregated $12,973,274) and the possibility of utilizing the net proceeds from a sale of RTI's assets to fund an alternative investment opportunity which may be able to generate a positive investment return.

     After considering the foregoing factors and the risk to RTI of losing part of its customer base to SGI by being required to introduce such customers to SGI before the SGI Transaction was consummated, as well as the projected out-of-pocket costs which would be incurred by RTI in the event that the SGI Transaction failed to be consummated, and after reviewing the provisions of the Acquisition Agreement and the related agreements which had been negotiated with SGI, RTI's Board of Directors concluded that RTI had negotiated reasonable terms with SGI, which it believed were the best possible for the purchase of its assets, and approved the SGI Transaction.

The Acquisition Agreement

General

     Pursuant to the terms of the Acquisition Agreement, RTI will sell to SGI and its wholly-owned subsidiaries the capital stock of South Jersey and substantially all of the operating assets of RTI (other than cash and cash equivalents, the Rockaway property and the Rockaway Facility), and SGI and its wholly-owned subsidiaries will assume substantially all the liabilities of RTI (other than liabilities to the extent not fully reflected on RTI's balance sheet, liabilities related to the Rockaway Property (including environmental liabilities) and the Rockaway Facility, and any liability then owing to Frellum). As part of the SGI Transaction, RTI will lease to SGI 62 acres of the Rockaway property (the "Leased Property"), which includes the Rockaway Facility. See - "The Rockaway Lease". SGI has assigned certain rights under the Acquisition Agreement and the various related agreements to one or more wholly-owned subsidiaries; SGI remains responsible to RTI for the performance of its subsidiaries' obligations to RTI.

Purchased Assets; Assumed Liabilities

     Pursuant to the terms of the Acquisition Agreement, RTI will sell to SGI and its wholly-owned subsidiaries all of its cobalt and its interest in its leased and financed cobalt, fixed assets, furniture, equipment, prepaid taxes, prepaid insurance premiums (to the extent such insurance is assignable), prepaid supplies, accounts receivable, intangible assets, real property and fixtures and improvements on such real property located in Haw River, North Carolina, which constitutes RTI's operating facility in North Carolina (the "North Carolina Facility"), and the capital stock of South Jersey (which subsidiary owns the assets associated with RTI's operating facility in Salem, New Jersey (the "Salem Facility") and leases the land on which the Salem Facility is located) (collectively, the "Purchased Assets"), which assets constitute substantially all of RTI's assets other than cash and cash equivalents, the Rockaway property and the improvements (consisting primarily of the Rockaway Facility) located on the Rockaway property. In addition, SGI and its wholly-owned subsidiaries will assume all of RTI's obligations under the contracts to be assumed by SGI, accounts payable, obligations relating to the leasing and financing of cobalt and obligations relating to the financing of the Salem Facility (collectively, the "Assumed Liabilities"), which liabilities constitute substantially all the liabilities of RTI (other than the liabilities related to the Rockaway property and the Rockaway Facility).

Purchase Price

     On the date of closing of the SGI Transaction (the "Closing Date"), SGI and its wholly-owned subsidiaries will pay to RTI an amount (the "Purchase Price") equal to $18,000 plus the net book value of the Purchased Assets (approximately $7,480,000), less the book value of the Assumed Liabilities (approximately $2,975,000), as reflected on RTI's Quarterly Report on Form 10-QSB for the fiscal period ended March 31, 1996, subject to adjustment as discussed below.

     Within 30 days after the Closing Date, RTI is required to deliver to SGI a statement setting forth the book value of the Purchased Assets minus the book value of the Assumed Liabilities as of the Closing Date, determined in accordance with generally accepted accounting principles (the "Net Book Value"), which SGI, at its option and expense, may have its independent auditors audit (on a basis consistent with the same accounting practices employed by RTI's independent auditors). If the Net Book Value (as adjusted to reflect the resolution of any differences identified by any audit conducted by SGI (the "Adjusted Net Book Value")) is greater than the amount which is equal to the Purchase Price less $18,000, then SGI will pay such difference to RTI; and if the Adjusted Net Book Value is less than such amount, then SGI will receive such difference (the "Purchase Price Adjustment") from an escrow account (the "Escrow Account") being funded with $800,000 (the "Escrow Amount") of the Purchase Price, which is being established with SGI's New Jersey counsel (the "Escrow Agent") on the Closing Date. The Escrow Amount may be used only for payment of (i) any indemnification obligation to SGI resulting from RTI's breach of its representations and failure to perform its agreements to SGI, as provided under the Acquisition Agreement and the various related agreements, if such obligations, in the aggregate, exceed $100,000, and (ii) any Purchase Price Adjustment. Following payment to SGI of any Purchase Price Adjustment (or expiration of the period of time during which SGI has the right to conduct an audit), the Escrow Agent will disburse to RTI from the Escrow Account $400,000 less the amount of any Purchase Price Adjustment (unless the Purchase Price Adjustment equals or exceeds $400,000). The Escrow Amount then remaining (less any amounts for which SGI has made a claim, then pending, for indemnification under the Acquisition Agreement) will be paid to RTI six months after the Closing Date.

     Assuming that the SGI Transaction had been completed as of March 31, 1996, the Purchase Price of approximately $4,523,000 would have been payable as follows: (i) delivery to RTI of a $575,000 check (the "NJDEP Lien Amount") payable to the NJDEP, which is required in order to have the NJDEP release its liens on the Purchased Assets (see -"Certain Regulatory Matters"); (ii) delivery to RTI of 118,000 shares of Series A Preferred Stock, which shares were issued by RTI to SGI for $236,000 pursuant to the Preferred Stock Purchase Agreement and have a redemption price of such amount (see -"The Preferred Stock Purchase Agreement"); (iii) delivery to the Escrow Agent of the Escrow Amount; and (iv) payment to RTI of the remaining balance of $2,912,000. Thereafter, RTI would pay approximately $200,000 of transaction costs and certain other obligations not being assumed by SGI, leaving remaining cash proceeds of approximately $2.7 million. For a further discussion of RTI's estimate of the Purchase Price, see "Application of Sale Proceeds; - Operations After the SGI Transaction; -Certain Regulatory Matters".

Conditions

     SGI's obligations to consummate the SGI Transaction are subject to, among others, the following conditions being satisfied on the Closing Date: (i) the representations and warranties of RTI contained in the Acquisition Agreement being true and correct as if made on the Closing Date; (ii) the SGI Transaction being duly approved by the RTI shareholders; (iii) the net book value of the Purchased Assets (as determined by RTI in good faith) being at least $3 million;
(iv) SGI obtaining all necessary permits and licenses to operate the North Carolina Facility, the Rockaway Facility and the Salem Facility; (v) the Purchased Assets being free and clear of all liens except for those permitted by the Acquisition Agreement; (vi) the satisfactory resolution of certain matters with the NJDEP (see -"Certain Regulatory Matters"); (vii) the absence of any pending sequestration, attachment or foreclosure of, or execution on, any material part of the Purchased Assets; (viii) RTI not being subject to any petition to commence a proceeding to be declared a bankrupt or insolvent; (ix) no adverse change having occurred in the business of RTI since the date of the Acquisition Agreement which may have a material adverse effect on the value of the Purchased Assets; (x) no court order or other legal or regulatory restraint having been issued which prevents the consummation of the SGI Transaction; (xi) no legal proceedings being pending or threatened which relates to the SGI Transaction and which could result in material liability to SGI; (xii) no statute, rule, regulation or order having been enacted, entered, enforced or deemed applicable to the SGI Transaction which would make consummation of the SGI Transaction illegal; (xiii) holders of not more than 20% of the outstanding Common Stock duly electing to seek appraisal rights of their shares of Common Stock under the NYBCL; (xiv) the removal of all encumbrances on RTI's real property being acquired by SGI, except to the extent permitted by the Acquisition Agreement; and (xv) SGI's receipt of a letter from the City of Salem Municipal Port Authority confirming the validity of the Salem Facility lease.

     RTI's obligations to consummate the SGI Transaction are subject to, among others, the following conditions being satisfied on the Closing Date: (i) the representations and warranties of SGI contained in the Acquisition Agreement being true and correct as if made on the Closing Date; (ii) the SGI Transaction being duly approved by the RTI shareholders; (iii) SGI not being subject to any petition to commence a proceeding to be declared a bankrupt or insolvent; (iv) no court order or other legal or regulatory restraint having been issued which prevents the consummation of the SGI Transaction; (v) no legal proceedings being pending or threatened which relates to the SGI Transaction and which could result in material personal liability to the RTI directors (unless SGI agrees to indemnify such directors for all costs, expenses or judgments resulting therefrom); (vi) no statute, rule, regulation or order having been enacted, entered, enforced or deemed applicable to the SGI Transaction which would make consummation of the SGI Transaction illegal; and (vii) holders of not more than 20% of the outstanding Common Stock duly electing to seek appraisal rights of their shares of Common Stock under the NYBCL.

Covenants

     RTI has agreed, among other things, that prior to the Closing Date, and except with SGI's consent, it will: (i) not solicit, initiate or encourage inquiries or proposals concerning any merger, consolidation, business combination, sale of all or substantially all of its assets, sale of shares of capital stock or similar transactions involving RTI, except that RTI may furnish information to, and enter into negotiations with, any person who makes an unsolicited bona-fide inquiry or proposal, which the Board of Directors of RTI believes in good faith, after consultation with its financial advisors, is financially superior to its shareholders than the SGI Transaction; (ii) take all reasonable actions necessary to comply with all legal requirements necessary to consummate the SGI Transaction, and will reasonably cooperate with and furnish information to SGI to permit SGI to comply with all such legal requirements;
(iii) provide SGI with all reasonable information concerning its business, and will cooperate with SGI to permit SGI, under certain circumstances, to meet with RTI's customers, creditors and suppliers; (iv) use its reasonable commercial efforts to maintain its business organization and its relationship with its employees, suppliers and customers; (v) not encumber any of the Purchased Assets; (vi) not dispose of any of the Purchased Assets, except in the ordinary course of business; (vii) operate its business in compliance with all governmental regulatory requirements; (viii) maintain the Purchased Asset in good working condition and the Leased Property in good condition; (ix) pay all trade payables, except those contested in good faith; (x) not amend or terminate any material contract or enter into any contract providing for a term of more than one year or requiring payments of more than $50,000 per year; (xi) not incur any indebtedness which SGI would be required to assume under the terms of the Acquisition Agreement, except in the ordinary course of business; and (xii) not take any other action or fail to take any action which would not be in the ordinary course of business.

Representations and Warranties

     RTI has made certain customary representations and warranties in the Acquisition Agreement as to the authorization, validity and enforceability of the Acquisition Agreement and similar corporate matters. RTI also has made certain representations and warranties relating, among other things, to the completeness and accuracy of its filings with the Securities and Exchange Commission, the absence of certain changes in its business, the absence of undisclosed liabilities, the condition of its tangible assets, the collectability of its accounts receivables, the absence of material litigation, compliance with laws and governmental regulations, compliance with environmental laws and remedial orders, the condition of its real property, and the existence and enforceability of its material contracts. RTI's representations and warranties contained in the Acquisition Agreement will survive for a period of 12 months following the Closing Date (other than those relating to real property, which will terminate on the Closing Date).

     SGI and its wholly-owned subsidiaries which are acquiring RTI assets have made certain customary representations and warranties in the Acquisition Agreement and other documents as to the authorization, validity and enforceability of the Acquisition Agreement, such other documents and similar corporate matters. SGI also has represented and warranted that it has, and on the Closing Date will have, sufficient financing available to it to consummate the SGI Transaction.

Closing Date

     Consummation of the SGI Transaction will occur on the third business day after all the conditions set forth in the Acquisition Agreement are satisfied. See - "Conditions".

Termination

     The Acquisition Agreement may be terminated and the SGI Transaction abandoned at any time prior to the Closing Date, whether before or after approval by the RTI shareholders, (i) by mutual consent of RTI and SGI, (ii) by RTI or SGI if (a) the SGI Transaction is not consummated by November 27, 1996,
(b) the SGI Transaction is prohibited by a final nonappealable order, decree or ruling of a court of competent jurisdiction, (c) any of the conditions to such party's obligations (which have not been waived) to consummate the SGI Transaction cannot be satisfied, (d) there has been a material breach by the other party of any representation, warranty, covenant or agreement, which breach cannot be cured prior to the Closing Date, or (iii) by SGI, if (a) the RTI Board of Directors withdraws or modifies its recommendation to the RTI shareholders to approve the SGI Transaction, (b) the RTI Board of Directors recommends to the RTI shareholders an alternative acquisition proposal, (c) a tender or exchange offer for 15% or more of the outstanding shares of Common Stock is commenced and the RTI Board of Directors recommends to the RTI shareholders that they tender their shares of Common Stock in such tender or exchange offer, or (d) RTI fails to duly call and hold a shareholders meeting to vote upon the SGI Transaction by November 27, 1996.

Indemnification

     RTI and SGI are each obligated to indemnify the other for, among other things, breach of their respective representations, warranties, covenants and agreements made under the Acquisition Agreement. SGI also is obligated to indemnify RTI for its failure to discharge the Assumed Liabilities. These indemnification obligations will terminate on the first anniversary of the Closing Date. To the extent that any of the Escrow Amount remains undisbursed, any payment of a claim against RTI for indemnification by SGI will first be made from the Escrow Account.

Expenses

     The Acquisition Agreement provides that if the SGI Transaction is consummated, each party will pay its own expenses incurred in connection therewith. If the Acquisition Agreement is terminated by either party as a result of a material breach by the other, the breaching party is required to reimburse the other party for up to $250,000 of its costs and expenses reasonably incurred by such party in connection with the SGI Transaction. If the Acquisition Agreement is terminated by SGI as a result of its failure to obtain all necessary licenses and permits (and SGI is unable to agree with RTI on a satisfactory arrangement for RTI to temporarily manage the Purchased Assets for the benefit of SGI), SGI is required to reimburse RTI for up to $250,000 of its costs and expenses reasonably incurred in connection with the SGI Transaction. If the Acquisition Agreement is terminated by SGI as a result of (i) failure to consummate the SGI Transaction by November 27, 1996, or (ii) failure of the RTI shareholders to duly approve the SGI Transaction at the Annual Meeting, if at such time there exists an announced alternative acquisition proposal, then RTI is required to reimburse SGI for up to $250,000 of its costs and expenses reasonably incurred in connection with the SGI Transaction.

The Rockaway Lease

     As part of the SGI Transaction, on the Closing Date, RTI and SGI will enter into a lease (the "Rockaway Lease") for the Leased Property, which will be for an initial term of six years, with a five-year renewal option, at a base annual rent of approximately $77,000. The Rockaway Lease also grants SGI an option, during the initial term of the Rockaway Lease, to purchase the Leased Property at a price decreasing from approximately $400,000 on the first anniversary of the Closing Date to approximately $136,000 on the sixth anniversary of the Closing Date. If the environmental remediation on the Rockaway property has been substantially completed and the Rockaway property has been removed from the National Priorities List by the sixth anniversary of the Closing Date, the Rockaway Lease grants RTI the right, on the sixth anniversary of the Closing Date, to require SGI to purchase the Leased Property at a price of approximately $136,000.

The North Carolina Option

     Simultaneously with entering into the Acquisition Agreement, RTI and SGI entered into an option agreement, pursuant to which RTI granted to SGI an option (the "North Carolina Option") to purchase the North Carolina Facility (including RTI's tangible assets located thereon, but excluding any cobalt) for a price of $400,000 in excess of the book value thereof. The North Carolina Option will become exercisable only in the event that (i) the Acquisition Agreement is terminated by SGI as a result of (a) the RTI Board of Directors (1) withdrawing its recommendation to the RTI shareholders to approve the SGI Transaction, or
(2) recommending an alternative acquisition proposal to the RTI shareholders (including a tender or exchange offer for 15% or more of the outstanding shares of Common Stock), or (b) RTI failing to duly call and hold a shareholders meeting by November 27, 1996, and (ii) RTI enters into a legally binding agreement relating to such an alternative acquisition proposal. The North Carolina Option will expire on the earliest to occur of (i) 60 days after the date it first becomes exercisable, (ii) November 27, 1996, in the event that, as of such date, RTI has not received an alternative acquisition proposal, and
(iii) January 1, 2000. If the North Carolina Option becomes exercisable, and SGI elects to exercise the North Carolina Option, the closing of the sale to SGI of the North Carolina Facility would occur only upon, but immediately prior, to the closing of the alternative acquisition proposal that resulted in the North Carolina Option having become exercisable.

The Preferred Stock Purchase Agreement

     In connection with the SGI Transaction, on March 11, 1996, SGI purchased from RTI, for $236,000 in cash, 118,000 shares of Series A Preferred Stock, constituting approximately 9.7% of RTI's voting securities. The Series A Preferred Stock pays dividends at the rate of $0.16 per share per annum, payable annually, has a liquidation preference of $2.00 per share and is redeemable at the option of the holder at any time at a price of $2.00 per share; provided, that if the shares are surrendered for redemption prior to January 31, 1997, RTI may pay for the redeemed shares with a promissory note maturing ten days after demand (which demand may not be made prior to January 31, 1997). RTI may call the Series A Preferred Stock for redemption at a price of $2.00 per share, at any time after January 31, 1997. Each share of Series A Preferred Stock is convertible into one share of Common Stock. SGI is required to surrender the Series A Preferred Stock in payment of a portion of the Purchase Price upon consummation of the SGI Transaction. SGI has agreed not to sell, transfer, encumber, convert or surrender for redemption any shares of Series A Preferred Stock prior to the Closing Date or the termination of the Acquisition Agreement. See - "Purchase Price".

Other Agreements with SGI

     Pursuant to the Acquisition Agreement, SGI has agreed, for a period of five years following the Closing Date, to provide RTI with certain administrative services, including (i) supervision of the environmental monitoring program relating to the Rockaway property (including payment of up to $10,000 of monitoring costs per year) following completion of RTI's environmental remediation of the Rockaway property, and (ii) general corporate administrative support, including use of former RTI employees who remain employed by SGI. SGI also has agreed to offer employment, immediately following the Closing Date, to all existing employees of RTI (other than to Theo W. Muller, RTI's President and Chief Executive Officer), and not to terminate any such employees for a period of at least 90 days following the Closing Date, except for cause.

Voting Agreements

     Simultaneously with RTI entering into the Acquisition Agreement, Theo W. Muller, RTI's President and Chief Executive Officer, entered into a voting agreement (the "Voting Agreement") with SGI pursuant to which Mr. Muller agreed
(i) to vote all of his 122,393 shares of Common Stock (constituting approximately 10.1% of RTI's outstanding voting securities as of the Record
Date), in favor of the SGI Transaction, (ii) not to sell, transfer, pledge or otherwise encumber, or enter into a voting arrangement with respect to, any of his shares of Common Stock and (iii) not to solicit proxies or otherwise become involved with any other party for the purposes of opposing or competing with the consummation of the SGI Transaction, except to the extent that the RTI Board of Directors, in fulfillment of its fiduciary duties to RTI, directs that Mr. Muller engage in such activity as an executive officer of RTI.

     In addition, certain other RTI shareholders (consisting of David Della Donna, Thomas O'Grady, John N. Scandalios and David Smith), who, in the aggregate, held 129,700 shares of Common Stock (constituting approximately 10.6% of RTI's outstanding voting securities as of the Record Date) entered into voting agreements with SGI pursuant to which they agreed to vote all shares of Common Stock which they own on the Record Date in favor of the SGI Transaction. However, such voting agreements do not in any way restrict such shareholder's ability to sell or otherwise transfer such holder's shares of Common Stock prior to the Record Date.

     As a result of its purchase of 118,000 shares of Series A Preferred Stock, SGI holds 9.7% of RTI's voting securities as of the Record Date. See - "The Preferred Stock Purchase Agreement".

Application of Sale Proceeds; Operations after the SGI Transaction

     Upon consummation of the SGI Transaction, RTI will cease its contract irradiation business. After payment of its expenses associated with the SGI Transaction, payment of its liabilities required to be settled on the Closing Date and payment of liabilities remaining immediately after the Closing Date, RTI estimates that it will have available cash resources from the SGI Transaction of approximately $2.7 million, before return of any unutilized portion of the Escrow Amount. See - "The Acquisition Agreement -- Purchase Price" and "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION".

     As a result of RTI's continuing environmental responsibility for the Rockaway property, and the contingent cost of cleanup and regulatory oversight, RTI does not anticipate making any distribution of assets to its shareholders in the foreseeable future. RTI may take action to liquidate at such time, unless it is then operating a viable new business; in which event, to the extent required by applicable law, any plan of liquidation would be submitted to RTI's shareholders for approval. RTI is in the process of evaluating possible alternative uses of its available cash resources after consummation of the SGI Transaction, including the acquisition or development of a new business which could enable RTI to use its net operating loss carryforwards (which approximated $11.4 million for federal income tax purposes at December 31, 1995). RTI intends to be engaged, as soon as is reasonably possible, and in any event within one year after the Closing Date, primarily in a business other than the business of investing, reinvesting, owning, holding or trading in securities. RTI has not identified any specific business or line of business that it will acquire or develop, and there can be no assurance that RTI will be able to acquire or develop a new business within such one year period, if at all, or that such new business will be profitable. As part of its identification process, RTI has decided to make a short-term investment of up to $100,000 of currently available funds to purchase, at substantial discount, defaulted consumer debt accounts in order to evaluate the ultimate return on the collectability thereof by third party collection agencies. The acquisition or development of a new business will be dependent on the amount of cash available to RTI after consummation of the SGI Transaction. RTI estimates that it will have available net cash proceeds approximating $2.7 million from the SGI Transaction, before return of any unutilized portion of the Escrow Amount. Pending use of its cash assets, RTI will invest the proceeds it receives from the SGI Transaction in money market mutual funds or similar investments. If RTI is not successful in acquiring or developing a new business within one year after consummation of the SGI Transaction, it will then invest any remaining proceeds from the SGI Transaction in U.S. government securities in order to avoid inadvertently becoming subject to the reporting requirements of the Investment Company Act of 1940. See - "Tax Consequences -- Tax Consequences of RTI Activities after Consummation of the SGI Transaction".

Operations of RTI if the SGI Transaction is not Consummated

     In the event that the SGI Transaction is not consummated, RTI will continue to explore all viable alternatives, including attempting to locate another possible purchaser of some or all of its assets; however, there can be no assurance that such a purchaser can be located, or that a suitable transaction can be negotiated on terms acceptable to RTI. Based upon its current financial resources, competitive conditions in the contract irradiation business and its continuing financial obligations, RTI cannot remain a viable entity unless it obtains additional financing during the first half of 1997. Since RTI continues to own a "superfund site", which RTI believes it will not be able to dispose of until such time, if at all, as the site is removed from the National Priorities List, RTI believes that it will continue to be unable to obtain institutional financing, but that other financing alternatives may be available. However, such alternatives, if they can be located, probably will involve substantial dilution of current shareholder equity and would be at above market costs. There can be no assurance that any such financing will be available on terms acceptable to RTI or at all; and if such financing is not available, RTI may have no choice but to file for reorganization or liquidate RTI, in which event RTI's shareholders would lose all or substantially all of their investment in RTI. See
- - "Background of the SGI Transaction; - Reasons for the SGI Transaction".

Certain Regulatory Matters

     A condition to the consummation of the SGI Transaction is that SGI obtain all licenses, permits and governmental or other regulatory approvals and authorizations which are required for SGI to engage in the full operation of the North Carolina Facility, the Rockaway Facility and the Salem Facility (collectively, the RTI Facilities"), provided that if all other conditions are met and, by June 30, 1996, SGI has not obtained all of such approvals and authorizations, the SGI Transaction can be consummated if RTI agrees to manage the RTI Facilities for the benefit of SGI (and at SGI's expense) until such time as such approvals and authorizations are obtained. The RTI Facilities are regulated by various federal and state agencies, principally the NRC, the NCDRH, the U.S. Food and Drug Administration (the "FDA")and the U.S. Department of Agriculture (the "USDA"). Various of SGI's facilities are regulated by the NRC, the NCDRH, the FDA and the USDA, and RTI has no reason to believe that SGI will not obtain all required approvals and authorizations to operate the RTI Facilities.

     As previously indicated, a portion of the Rockaway property is on the National Priorities List. In connection with the remediation of the Rockaway property, RTI has entered into various agreements and consent orders with the NJDEP and the NJDEP has asserted a Spill Act lien on certain of RTI's property located in New Jersey. As a condition to the consummation of the SGI Transaction, RTI is required to obtain from the NJDEP appropriate confirmation, reasonably satisfactory to SGI, that (i) the NJDEP will release its Spill Act lien on RTI's New Jersey property upon payment or escrow of certain moneys, (ii) the New Jersey Industrial Site Recovery Act is not applicable to the transactions contemplated by the Acquisition Agreement, and (iii) that the NJDEP will not regard SGI as the successor or assign of RTI or otherwise responsible for any ongoing environmental liability of RTI. By letter dated April 26, 1996, the NJDEP agreed to initiate proceedings to have its Spill Act lien released upon receipt of $575,000 from the proceeds of the SGI Transaction and confirmed that SGI will not be considered liable for contamination on the Rockaway property occurring prior to its occupancy or leasing of the Rockaway property.

Tax Consequences

Tax Consequences to RTI of the SGI Transaction

     The aggregate amount RTI will be deemed to have realized from the sale of the Purchased Assets will be the sum of the Purchase Price and the amount of the Assumed Liabilities, minus any amount disbursed to SGI from the Escrow Account. For purposes of determining the amount realized by RTI from the sale of a specific asset, this aggregate amount will be allocated among all of the tangible Purchased Assets in proportion to their respective fair market values immediately after the Closing Date, and if the amount allocated to any tangible asset exceeds the fair market value of that asset, the excess will be allocated among the intangible Purchased Assets.

     RTI will recognize gain or loss in the SGI Transaction for federal and state income tax purposes, which will be determined on an asset-by-asset basis and will be measured, in each case, by the difference between the amount realized by RTI from the sale of each asset and the tax basis of that asset. (Generally, the tax basis of an asset would be equal to RTI's cost of the asset, increased by the amount of any capital improvements made by RTI to the asset and decreased by the amount of any depreciation (or cost recovery) deductions previously claimed by RTI with respect to the asset.) Gain or loss recognized on the sale of an asset generally will be treated as capital gain or loss, long-term or short-term, depending on whether RTI had held the asset for more than one year at the Closing Date.

     Any gain recognized by RTI in the SGI Transaction will be offset by the costs incurred by RTI in connection with the SGI Transaction (including legal and accounting fees and the cost of preparing and circulating this Proxy Statement) and by RTI's net operating loss carryforward to the taxable year that includes the Closing Date. As of December 31, 1995, RTI had operating loss carryforwards, for federal purposes, of approximately $11.4 million and, for this reason, RTI does not expect to incur any federal income tax liability on account of the SGI Transaction (other than federal alternative minimum tax liability in an amount estimated not to exceed $5,000). RTI does not expect to incur significant state income tax liability on account of the SGI Transaction as a result of state operating loss carryforwards.

Tax Consequences to RTI Shareholders

     RTI shareholders will not recognize any tax consequences upon consummation of the SGI Transaction. RTI shareholders, who duly exercise appraisal rights, generally will recognize capital gain or loss, long-term or short-term, for federal and state income tax purposes measured by the difference between the cash received through the appraisal proceedings and their aggregate tax basis in their shares of Common Stock; however, shareholders who are considered constructively to own shares of Common Stock actually owned by other persons may, under certain circumstances, recognize dividend income (taxable as ordinary income) equal to the full amount they receive. See - "Rights of Dissenting Shareholders".

Tax Consequences of RTI Activities after Consummation of the SGI Transaction

     Use of Net Operating Losses. It is anticipated that RTI's net operating loss carryforward will be fully available to offset its income (whether arising from passive investment or from an acquired or developed business enterprise) for taxable periods ending after the Closing Date. RTI's ability to fully utilize its net operating loss carryforward may be limited by either or both of two anti-abuse rules.

     The first of these rules would come into effect if RTI were to undergo an "ownership change" (that is, if more than a 50% change (by value) in the beneficial ownership of RTI's capital stock were to occur over a three-year period). In such an event, RTI's use of its net operating loss carryover to offset its income for any taxable year ending after such ownership change would be limited and would be based on the equity value of RTI at the time of such ownership change multiplied by a designated annual rate of return.

     The second of these rules would come into effect if RTI were to acquire control of another entity or were to acquire the assets of another entity in a tax-free reorganization. In such case, RTI generally could not use its net operating loss carryforward to offset any gain recognized on a disposition, prior to the fifth anniversary of such acquisition, of any asset of the controlled entity or any asset acquired in the tax-free reorganization, except to the extent that such gain exceeded the unrealized appreciation that was inherent in such asset at the time of acquisition.

     Penalty Tax on Personal Holding Companies It is anticipated that substantially all of the revenues derived by RTI in taxable years beginning after the Closing Date and ending with or before the taxable year in which RTI enters into a new business will consist of investment-type income (including gains from the sale of marketable securities). RTI will be classified as a personal holding company for any such taxable year if more than 50 percent in value of its outstanding capital stock is considered to be owned (whether directly or indirectly and whether actually owned or owned through application of certain statutorily prescribed constructive ownership rules) by five or fewer individuals at any time during the last half of such a taxable year

(as of the Record Date, the five largest holders of RTI's capital stock were believed to hold less than 30% of all outstanding capital stock). In such an event, RTI would be subject to a 39.6% penalty tax for such taxable year on its "undistributed personal holding company income", which tax would be in addition to the general corporate income tax and could not be offset by RTI's net operating loss carryover. RTI's undistributed personal holding company income for any taxable year would be the excess of (i) its taxable income for such year (recalculated for such purpose by, among other things, allowing a deduction for federal income taxes paid or incurred for such year, disregarding capital gains for such year and the taxes allocable thereto and disallowing the net operating loss deduction for such year, but permitting a deduction for prior year losses), over (ii) the sum of the dividends paid (or deemed paid) for such year.

     Accumulated Earnings Tax It is anticipated that RTI will have a substantial deficit in accumulated earnings and profits at the close of its taxable year that includes the Closing Date. For this reason, RTI does not expect to be subject to the 39.5% accumulated earnings tax in the foreseeable future.

Rights of Dissenting Shareholders

     Holders of Common Stock who dissent from the proposal to approve the SGI Transaction may be entitled to exercise appraisal rights; however, a condition to the consummation of the SGI Transaction is that holders of no more than 20% of the Common Stock duly elect to seek appraisal rights, . The rights of holders of Common Stock who dissent from the proposal to approve the SGI Transaction and who seek appraisal rights are governed by Sections 910(a)(1)(B) and 623 of the NYBCL. The applicable provisions of Section 910 of the NYBCL provide that a holder of Common Stock, subject to and by complying with Section 623 of the NYBCL, shall have the right to receive payment of the fair value of such holder's shares of Common Stock, and the other rights and benefits provided by
Section 623 of the NYBCL, if the shareholder does not vote to approve the SGI Transaction. Certain RTI shareholders have agreed to vote their shares in favor of the SGI Transaction and, therefore, such shareholders will be precluded from perfecting dissenters' rights. The following discussion of the applicable provisions of Section 623 of the NYBCL is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 623 of the NYBCL, which is set forth in Annex B to this Proxy Statement.

     The following is a summary of the procedural steps which must be taken by a RTI shareholder if the right of appraisal afforded by Section 623 of the NYBCL is to be validly exercised.

     Any shareholder who elects to exercise such shareholder's dissenter's rights with respect to the SGI Transaction (a "Dissenting Shareholder") must file with RTI, before the Annual Meeting, or at such Annual Meeting but before the vote is taken, a written objection to the SGI Transaction, which includes
(i) a notice of such shareholder's election to dissent, (ii) such shareholder's name and residence address, (iii) the number of shares of Common Stock which such shareholder holds, and (iv) a demand for payment of the fair value of such shareholder's shares of Common Stock if the SGI Transaction is consummated. Such objection is not required from any shareholder to whom RTI does not give notice of the Annual Meeting. This written objection to the SGI Transaction must be in addition to, and separate from, any proxy or vote against the proposal to approve the SGI Transaction. Under the NYBCL, neither voting against, nor failure to vote in favor of, the proposal to approve the SGI Transaction will constitute the written objection required to be filed by a Dissenting Shareholder. Failure to vote against the proposal to approve the SGI Transaction, however, will not constitute a waiver of rights under Sections 623 and 910 of the NYBCL provided that a written objection has been properly filed with RTI. A shareholder voting to approve the SGI Transaction will be deemed to have waived such shareholder's appraisal rights under Section 623 of the NYBCL. A shareholder who inadvertently has voted by proxy to approve the SGI Transaction may revoke the proxy before it is voted by (i) delivering a written notice of revocation to the Secretary of RTI, (ii) by duly executing a new proxy and presenting it to the Secretary of RTI prior to the Annual Meeting, or (iii) by attending the Annual Meeting and voting in person.

     A shareholder may not dissent as to less than all of such shareholder's shares of Common Stock as which such shareholder has a right of dissent. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all shares of Common Stock held on behalf of such owner, as to which such nominee or fiduciary has a right to dissent. Furthermore, if the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; such agent, however, must identify the record owner or owners and expressly state in such demand that the agent is acting as agent for the record owner or owners of such shares. All notices of election to dissent should be addressed to RTI at 108 Lake Denmark Road, Rockaway, New Jersey 07866, Attention: Secretary.

     If the SGI Transaction is approved at the Annual Meeting by a vote of the shareholders, RTI must, within ten days after such authorization, give written notice of such authorization, by registered mail, to each Dissenting Shareholder who timely filed a written objection to the SGI Transaction, or from whom written notice of objection was not required because such shareholder did not receive proper notice of the Annual Meeting, unless such shareholder voted to approve the SGI Transaction. Shareholders from whom written notice of objection was not required and who elect to dissent must file a written notice of such election within twenty days after notice of approval of the SGI Transaction. Such notice must state the shareholder's name and residence address, the number and class of shares as to which such shareholder dissents and a demand for payment of the fair value of such shares.

     At the time of filing a notice of election to dissent, or within one month thereafter, a Dissenting Shareholder must submit the certificates representing such shareholder's shares of Common Stock to RTI's transfer agent; the transfer agent, in turn, then shall note conspicuously thereon that a notice of election to dissent has been filed and shall return the certificates to the Dissenting Shareholder. Failure to timely submit such certificates will result in the loss of such Dissenting Shareholder's appraisal rights unless otherwise directed by a court after a showing to the court of good cause.

     Within fifteen days after the expiration of the period within which Dissenting Shareholders are required to file their notices of election to dissent, or within fifteen days after the date of consummation of the SGI Transaction, whichever is later (but in no event later than ninety days from the date of the Annual Meeting at which the shareholders' vote to authorize the Transaction is taken), RTI shall make a written offer by registered mail (which, if the SGI Transaction has not been consummated within ninety days after the date of such Annual Meeting, may be conditioned upon such consummation), to each Dissenting Shareholder who has filed a notice of election to dissent, to pay for such shareholder's shares of Common Stock at a specified price which RTI considers to be the "fair value" thereof. Such offer shall be made at the same price per share to all Dissenting Shareholders. If within thirty days after the making of such offer, RTI and any Dissenting Shareholder agree upon the price to be paid for such shareholder's shares, payment therefor shall be made within sixty days after the making of such offer or the date of consummation of the SGI Transaction, whichever is later, upon the surrender of the certificates representing such shareholder's shares of Common Stock.

     If RTI fails to make such an offer within such period of fifteen days, or if it makes such an offer and any Dissenting Shareholder fails to agree with RTI within the period of thirty days thereafter as to the price to be paid for such shareholder's shares of Common Stock, RTI must, within twenty days after the expiration of such fifteen or thirty day period, as the case may be, institute a special proceeding in the appropriate New York State court to determine the rights of the Dissenting Shareholders and to fix the "fair value" of their shares of Common Stock. If RTI does not institute such a proceeding within such period of twenty days, any Dissenting Shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenters' rights will be lost unless the court otherwise directs.

     All Dissenting Shareholders, other than those who agreed with RTI as to the price to be paid for their shares of Common Stock, will be made parties to such appraisal proceeding. The court shall fix the value of the shares of Common Stock which shall be the "fair value" as of the close of business on the day prior to the date of the Annual Meeting. Within sixty days after the final determination of such court proceeding, RTI will be required to pay to each Dissenting Shareholder the amount found to be due to such shareholder, with interest thereon from the date of the Annual Meeting at which the SGI Transaction was approved by the RTI shareholders to the date of payment, at such rate as the court finds to be equitable, upon surrender of the certificates representing such shareholder's shares of Common Stock. If the court finds that the refusal of any Dissenting Shareholder to accept an offer of payment by RTI was arbitrary, vexatious or otherwise not in good faith, no interest will be allowed such shareholder.

     Any Dissenting Shareholder who has filed a notice of election to dissent will not, after the date of consummation of the SGI Transaction, have any of the rights of a shareholder with respect to such shareholder's shares of Common Stock, other than the right to be paid the "fair value" for such shares under the NYBCL. Any notice of election to dissent may be withdrawn by a Dissenting Shareholder at any time prior to such shareholder's acceptance in writing of any offer of payment by RTI, but no withdrawal may be made later than sixty days after the date of consummation of the SGI Transaction (or, if RTI fails to make a timely offer to pay such shareholder the "fair value" of such shareholder's shares of Common Stock, at any time within sixty days after any date on which such an offer is made), or thereafter with the written consent of RTI.

     The foregoing does not purport to be a complete statement of the provisions of Section 623 of the NYBCL and is qualified in its entirety by reference to such section, which is reproduced in its entirely in Annex B to this Proxy Statement. Any RTI shareholder contemplating the exercise of appraisal rights is urged to review carefully the provisions of Section 623 of the NYBCL. Failure of any shareholder to follow precisely and timely all of the steps required by
Section 623 of the NYBCL for perfecting appraisal rights will result in the loss of such rights by such shareholder.

Required Vote

     Under New York law, the affirmative vote of the holders of an aggregate of 796,593 shares (constituting two-thirds of all outstanding shares entitled to vote at the Annual Meeting) is required to approve and adopt the SGI Transaction. Holders of 252,093 shares of Common Stock (including Theo W. Muller, President and Chief Executive Officer and a director of RTI) have entered into separate agreements with SGI pursuant to which each of them has agreed to vote their shares of Common Stock in favor of the SGI Transaction. In addition, the other directors of RTI, who hold an aggregate of 4,677 shares of Common Stock, and SGI, which holds all 118,000 of the outstanding shares of Series A Preferred Stock, are expected to vote such shares in favor of the SGI Transaction. In the aggregate, such shares of Common Stock and Series A Preferred Stock constitute approximately 30.7% of RTI's voting securities on the Record Date. See - "Voting Agreements".

Recommendation of the Board of Directors

     The Board of Directors of RTI has determined that the SGI Transaction is in the best interests of RTI and RTI's shareholders and is fair to RTI's shareholders, has unanimously approved the SGI Transaction and unanimously recommends that shareholders vote FOR approval of the SGI Transaction. See
- -"Background of the SGI Transaction; - Reasons for the SGI Transaction; "Operations of RTI if the SGI Transaction is not Consummated".


       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     On February 26, 1996, RTI entered into an asset acquisition agreement (the "Acquisition Agreement") with SteriGenics International ("SGI") pursuant to which, subject to various conditions including approval by RTI's shareholders, RTI will sell substantially all of its operating assets (other than its Rockaway, New Jersey property) to SGI and its wholly-owned subsidiaries and will lease a portion of the Rockaway property to one of such subsidiaries. See "THE SGI TRANSACTION".

     The following unaudited pro forma condensed consolidated financial statements are based upon RTI's consolidated historical financial statements and have been adjusted to give effect to the SGI Transaction. The unaudited pro forma condensed consolidated balance sheet of RTI combines RTI's consolidated balance sheet as of March 31, 1996 (unaudited) with certain adjustments described in the accompanying notes, as if the SGI Transaction had occurred on March 31, 1996. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 1996 and the year ended December 31, 1995 combine RTI's consolidated statements of operations for the three months ended March 31, 1996 (unaudited) and the year ended December 31, 1995 with certain adjustments described in the accompanying notes as if the SGI Transaction had occurred on Janaury 1, 1995.

     The unaudited pro forma condensed consolidated financial statements do not purport to represent RTI's actual results had the SGI Transaction occurred on the dates indicated or for any future period or date. The pro forma adjustments described in the accompanying notes give effect to available information and assumptions that RTI management believes are reasonable. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with RTI's historical consolidated financial statements and the notes thereto which accompany this proxy statement and are incorporated herein by reference. See "DOCUMENTS INCORPORATED BY REFERENCE".

                                    RTI INC.
                Condensed Consolidated Balanced Sheet (unaudited)
                                 March 31, 1996
                                 (in thousands)



                                                            Pro Forma
                                              RTI Inc. &   Adjustments         Pro Forma,
Description                                  Subsidiaries    (Note 1)          as adjusted
- ------------------------------------         ------------  -----------         -----------
ASSETS:
Current:
  Cash and cash equivalents                    $    290      $  4,524  (a)      $  4,169
                                                                 (236) (a)
                                                                   16  (d)
                                                                  150  (d)
                                                                 (575) (b)

  Accounts receivable, net of allowance             566          (566) (a)             0
  Prepaid expenses and other                         51           (20) (a)            31
  Restricted deposits                                16           (16) (d)             0
                                               --------      --------           --------

     TOTAL CURRENT ASSETS                           923         3,277              4,200

Property, plant, equipment and Cobalt 60, net     7,374        (6,861) (a)           513
Certificates of financial assurance                 150          (150) (d)             0
Deferred financing costs                             34           (34) (a)             0
                                               --------      --------           --------

     TOTAL ASSETS                              $  8,481      ($ 3,768)          $  4,713
                                               ========      ========           ========

LIABILITIES:
Current:
  Current portion of long term debt            $    852      ($   827) (a)      $     25
  Accounts payable                                  194          (100) (a)           169
                                                                   75  (c)
  Accrued expenses                                  630          (176) (b)           454
                                                                 (189) (a)
  Current portion of preferred stock                236          (236) (a)             0
                                               --------      --------           --------

     TOTAL CURRENT LIABILITIES                    1,912        (1,453)               459

Long-term debt, net of current portion            2,107        (1,859) (a)           248
Other liabilities                                 1,335          (544) (b)           791
                                               --------      --------           --------

     TOTAL LIABILITIES                            5,354        (3,856)             1,498

Stockholders' Equity:
  Common stock                                       86                               86
  Additional paid in capital                     16,014                           16,014
  Deficit                                       (12,973)          (57) (c)       (12,885)
                                                                  145  (b)
                                               --------      --------           --------

     TOTAL STOCKHOLDERS' EQUITY                   3,127            88              3,215
                                               --------      --------           --------

     TOTAL LIABILITIES &                       $  8,481      ($ 3,768)          $  4,713
       STOCKHOLDERS' EQUITY
                                               ========      ========           ========


                                   RTI INC.
          Condensed Consolidated Statement of Operations (unaudited)
                     For the Year Ended December 31, 1995
                                (in thousands)


                                                        Pro Forma
                                         RTI Inc. &     Adjustment        Pro Forma,
Description                             Subsidiaries     (Note 2)         as adjusted
- ------------------------------------    ------------    ----------        -----------
Net sales                                    $4,352        ($4,352)(a)         $   0
Cost of sales                                 2,922         (2,922)(a)             0
                                        -----------    -----------         ---------

   GROSS PROFIT                               1,430         (1,430)                0

Operating expenses:
  Selling, general and
    administrative                            1,556         (1,406)(a)           150
  Expenses of Rockaway
    Industrial Park Parcel I                     76                               76
  Environmental investigation                   224                              224
                                        -----------    -----------         ---------

        LOSS FROM OPERATIONS                   (426)           (24)             (450)

Investment income                                10                               10
Other interest expense                         (260)           260(c)              0
Other income (expense)                          151             77(b)            228
                                        -----------    -----------         ---------

Net loss                                    ($  525)        $  313            ($ 212)
                                        ===========    ===========         =========

Pro forma net loss per share                                                  ($0.20)
                                                                           =========

Pro forma weighted average
  shares outstanding                                                       1,077,077
                                                                           =========


                                   RTI INC.
          Condensed Consolidated Statement of Operations (unaudited)
                   For the Three Months ended March 31, 1996
                                (in thousands)


                                                                      Pro Forma
                                                    RTI Inc. &       Adjustment    Pro Forma,
Description                                        Subsidiaries      (Note 2)     as adjusted
- ------------------------------------               ------------      ----------   -----------
Net sales                                               $1,086        ($1,086)(a)         $   0
Cost of sales                                              740           (740)(a)             0
                                                   -----------    -----------       -----------

   GROSS PROFIT                                            346           (346)                0

Operating expenses
  Selling, general and administrative                      414           (376)(a)            38
  Expenses of Rockaway Industrial Park Parcel I             21                               21
  Environmental investigation, remediation                 480                              480
                                                   -----------    -----------       -----------

        LOSS FROM OPERATIONS                              (569)            30              (539)

Investment income                                            3                                3
Other interest expense                                     (68)            68(c)              0
Other income                                               591             19(b)            610
                                                   -----------    -----------       -----------

Net income (loss)                                      ($   43)        $  117             $  74
                                                   ===========    ===========       ===========

Pro forma net income per share                                                            $0.07
                                                                                    ===========

Pro forma weighted average shares outstanding                                         1,076,877
                                                                                    ===========


                          NOTES TO PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS


1. Pro forma adjustments giving effect to the Acquisition Agreement in the unaudited pro forma condensed consolidated balance sheet reflect the following:

     a. The decrease in the assets and liabilities of RTI as a result of RTI selling to SGI substantially all of its assets (the "Purchased Assets") (other than cash items and RTI's facilities and real estate in Rockaway, NJ), and SGI assuming the stated liabilities ("Assumed Liabilities") of RTI (other than liabilities associated with the Rockaway property) for a purchase price equal to $18,000, plus the net book value of the Purchased Assets, minus the book value of the Assumed Liabilities. The increase in cash of $4,524,000 as a result of the purchase price being equal to $18,000, plus the net book value of the Purchased Assets of $7,481,000, minus the book value of the Assumed Liabilities of $2,975,000. The decrease in the redeemable preferred stock as a result of SGI surrendering the Series A Preferred Stock for a credit of $236,000 against the purchase price.

     b. The decrease in cash of $575,000, accrued expenses of $176,000, other liabilities of $544,000 and accumulated deficit of $145,000, as a result of the payment by RTI to the NJDEP of $575,000 in full satisfaction of financial obligations up to June 30, 1996 under a 1992 NJDEP Administrative Consent Order, as amended.

     c. An increase of $57,000 in the accumulated deficit, consisting of the $18,000 gain as a result of the purchase price being $18,000 in excess of the net book value of the Purchased Assets, minus the book value of the Assumed Liabilities and a $75,000 increase in accounts payable to reflect the estimated professional fees and other costs incurred, but not billed, as of March 31, 1996 associated with consummating the SGI Transaction.

     d. The increase in cash as a result of the release of a restricted deposit relating to NJDEP obligations of approximately $16,000 and the release of two certificates of financial assurance totaling $150,000 as the certificates will no longer be required upon issuance of operating licenses to SGI for RTI's two New Jersey irradiation facilities.

     2. Pro forma adjustments giving effect to the Acquisition Agreement in the unaudited pro forma condensed consolidated statements of operations reflect the following:

     a. The elimination of sales, cost of sales and the majority of selling, general and administrative expenses of RTI. The remaining general and administrative expenses of RTI after the SGI Transaction are estimated to be $150,000.

     b. The increase in other income of $77,000 and $19,000 for the year ended December 31, 1995 and three months ended March 31, 1996, respectively, as a result of the net lease to SGI for that portion of the property on which the Rockaway facility is located.

     c. The decrease in interest expense as a result of SGI assumption of the City of Salem Municipal Port Authority, Port Development Bonds and the outstanding debt associated with Cobalt 60 purchases and leases and RTI having no short term borrowings.

NOTE: The condensed consolidated statements of operations do not reflect (i) the estimated loss on the SGI Transaction of approximately $132,000 consisting of the $18,000 gain as a result of purchase price being $18,000 in excess of the book value of the Purchased Assets, minus the book value of the Assumed Liabilities pursuant to the Asset Acquisition Agreement and estimated professional fees and other costs of $150,000 to consummate the transaction;
(ii) the income of approximately $145,000 resulting from the $575,000 payment to the NJDEP in full satisfaction of NJDEP financial obligations up to June 30, 1996 under a 1992 NJDEP administrative consent order, as amended; and (iii) interest income from the investment of cash received as a result of consummation of the SGI Transaction.

              CERTAIN INFORMATION WITH RESPECT TO THE COMMON STOCK

     The Common Stock is traded on The Nasdaq Small-Cap Market under the symbol "RTII." Effective May 25, 1995, the Company's certificate of incorporation was amended to effect a one-for-eight reverse stock split of the Common Stock. The following table sets forth the high and low bid quotations for the Common Stock for each quarterly period beginning with the calendar quarter ended March 31, 1994, as reported by The Nasdaq Small-Cap Market. The quotations for the period prior to May 25, 1995 have been retroactively adjusted to reflect the reverse stock split. These quotations represent prices between dealers, do not include retail markup, markdown or commission and do not necessarily represent actual transactions.

                                     High Bid        Low Bid

1st Quarter  1994                      $7             $3-1/2
2nd Quarter  1994                       4-3/4              3
3rd Quarter  1994                       7-1/2          3-1/4
4th Quarter  1994                       5-1/2              3


1st Quarter  1995                      $4             $3
2nd Quarter  1995                       3-1/4          1-1/2
3rd Quarter  1995                       1-3/8          1-1/4
4th Quarter  1995                       1-7/8          1-1/2


1st Quarter   1996                     $2-5/8         $1-3/4
2nd Quarter  1996 (through June 14)     2-7/8          2-3/8


     As of the Record Date, RTI had approximately 2,000 holders of record of its Common Stock. During the fiscal year ended December 31, 1995, there were transactions in the Common Stock on approximately 62% of all trading days.

     RTI has not paid any cash dividends on the Common Stock. The payment of any cash dividends by RTI will be made only from assets legally available therefor and will depend generally upon RTI's short-term and long-term cash availability, current and anticipated capital requirements, restrictions under any then existing credit and other debt instruments and arrangements and other factors deemed relevant by RTI's Board of Directors. RTI's Board of Directors does not anticipate the payment of cash dividends on the Common Stock as long as a portion of the Rockaway property remains on the National Priorities List as a "superfund site".


                              ELECTION OF DIRECTORS
                           (Item 2 on the Proxy Card)

Nominees

     RTI's By-laws provide for a Board of Directors of not less than three directors nor more than nine directors. The Board of Directors has fixed the number of directors at four. It is the intention of the persons named in the accompanying form of proxy, unless otherwise instructed, to vote shares covered by valid proxies FOR the election to the Board of Directors of the four persons, designated by the Board of Directors, named in the following table. In the event that any of the designated persons does not continue to be available for election, the persons named in the accompanying form of proxy will have discretionary power to vote for a substitute and will have discretionary power to vote or withhold their vote for any additional nominees named by shareholders. There are no circumstances presently known to the Board of Directors which would render any of the following persons unavailable to serve as a director, if elected.

      Name                    Age       Relationship with RTI

      Sanders Davies          49        Director since 1986

      C.W. McMillan           70        Director since 1985

      Theo W. Muller          57        Director, President and Chief Executive
                                         Officer since January 1995

      George M. Whitmore, Jr. 68        Director since 1988


     Each director was elected as such at the Annual Meeting of Shareholders held on May 16, 1995, and holds his office until the next Annual Meeting of shareholders and until his successor is elected or until his earlier resignation.

     Sanders Davies has been a partner in the firm of O'Connor, Davies & Co., certified public accountants, and its predecessor firm, Davies & Davies, for more than the past five years.

     C. W. McMillan has been president of C.W. McMillan Co. and its predecessor, McMillan & Farrell Associates, Inc., agribusiness consultants, for more than the past five years. From 1981 through March 1985, Mr. McMillan was an Assistant Secretary of Agriculture of the United States.

     Theo W. Muller was elected President and Chief Executive Officer of RTI on January 3, 1995. Mr. Muller has been an independent investor for more than the past five years and is a partner of Saler Associates, a residential real estate developer. From 1985 until December 1994, Mr. Muller was president of Frellum Corporation ("Frellum"), an aircraft leasing and oil and gas production company. Mr. Muller was a director of RTI from May 1990 to November 1993.

     George M. Whitmore, Jr. has been managing director of Whitmore & Company, a management consulting firm for more than the past five years. Mr. Whitmore is the chairman of the board and secretary of Rathbone, King & Seeley, Inc., an insurance holding company which, on January 8, 1993, filed a petition for liquidation under Chapter 7 of the United States Bankruptcy Code; Mr. Whitmore's duties for such company have been to chair meetings of its board of directors, occasionally prepare minutes of such meetings and, from time to time, attest to actions duly taken by such board.

     The business and affairs of RTI are managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance of RTI, rather than day-to-day operating details. Members of the Board of Directors are kept informed of RTI's business by various reports and documents sent to them each month, as well as by reports presented at meetings of the Board and its Committees by executive officers and other employees of RTI.

     RTI's Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The members of each committee hold office until the next Annual Meeting of the Board of Directors and until their respective successors are elected and qualified. The members of the Audit Committee are Sanders Davies, C.W. McMillan and George M. Whitmore, Jr. The members of the Compensation Committee and the Nominating Committee are Sanders Davies, C. W. McMillan, Theo W. Muller and George M. Whitmore, Jr.

     The Audit Committee confers with the independent auditors and the chief financial officer of RTI, reviews reports submitted by the auditors and reports and makes recommendations on accounting matters to the Board of Directors. The Compensation Committee considers compensation to be paid to executive officers of RTI and reports and makes recommendations thereon to the Board of Directors. The Nominating

Committee makes recommendations to the Board of Directors regarding nominations for election to the Board of Directors.

     The Nominating Committee will consider nominees recommended by shareholders of RTI for election as director at the 1997 Annual Meeting, provided that any such recommendation is submitted in writing by January 31, 1997 to the Nominating Committee, c/o the Secretary of RTI Inc., 108 Lake Denmark Road, Rockaway, New Jersey 07866, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and the consent of the proposed nominee to serve.

     During the fiscal year ended December 31, 1995, there were seven meetings of the Board of Directors, one meeting of the Audit Committee, one meeting of the Nominating Committee and no meeting of the Compensation Committee. During each of the foregoing periods, each director attended at least 75% of all meetings of the Board held during the period that he served as a director and of the committees of the Board on which he served.

     RTI pays its directors (other than full-time employees of RTI) at the rate of $5,000 per year and reimburses its directors for their out-of-pocket expenses incurred in connection with their services to RTI.

     No family relationship exists among the directors of RTI or between any of such persons and the executive officers of RTI.

Executive Officers of RTI

     In addition to Theo W. Muller, RTI's President and Chief Executive Officer, the only other executive officer of RTI is R. Stephen Maico, age 44, who has been the Controller, chief financial officer, Secretary and Treasurer of RTI since January 1990. Each executive officer holds his office at the pleasure of the Board of Directors.

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who own more than 10% of the Common Stock to file within prescribed periods initial statements of beneficial ownership and statements of changes in beneficial ownership of their shares of Common Stock with the Securities and Exchange Commission and The Nasdaq Small-Cap Market. Such persons also are required to furnish RTI with copies of all such statements they file. Based on its review of the copies of such statements received by it and written representations from certain of such persons, RTI believes that, during 1995, all such filing requirements applicable to such persons were duly complied with, except that Mr. Muller inadvertently failed to report the acquisition of 18 shares of Common Stock on December 4, 1995 and the acquisition on November 29, 1995 by Frellum of a warrant to purchase 25,000 shares of Common Stock, which was corrected when he filed a Form 5 with the Securities and Exchange Commission in March 1996.

Executive Compensation

General

     No person who was an executive officer of RTI in 1995 received annual compensation exceeding $100,000 per year during any of the three years ended December 31, 1995. The following table sets forth information concerning compensation for services in all capacities awarded or paid to, or earned by, Theo W. Muller, RTI's President and Chief Executive Officer, during the year ended December 31, 1995. No stock appreciation rights, stock options or other long-term compensation awards have ever been granted to Mr. Muller. During the year ended December 31, 1995, Mr. Muller did not hold any options to acquire any securities of RTI.

      Name and Principal Position                 Annual Compensation
      ---------------------------               -----------------------
                                                Year             Salary
                                                ----             ------
      Theo W. Muller                            1995             $6,000
        President and Chief
        Executive Officer


Employment Contracts and Termination of Employment and Change-in-Control Arrangements

      RTI does not have any employment agreements or termination or change in control arrangements with any of its executive officers.

1987 Stock Option Plan

      RTI's 1987 Stock Option Plan (the "1987 Plan") was adopted by the Board of Directors of RTI on November 4, 1987 and approved by the shareholders of RTI on May 25, 1988. The 1987 Plan, as amended, authorized the issuance, within ten years from the date of its adoption, of options covering up to 90,625 shares of Common Stock (subject to adjustment in certain circumstances) to such key employees or other individuals (including executive officers and directors of and consultants to RTI) who have performed, or reasonably may be expected to perform, services of special importance to the management, operation or development of the business of RTI. As of the Record Date, options for an aggregate of 4,936 shares of Common Stock, at an average exercise price of $5.96 per share, were outstanding under the 1987 Plan and 11,562 shares of Common Stock were available for the grant of future options under the 1987 Plan. The 1987 Plan is intended to provide an incentive to continued employment of such key employees and other individuals by enabling them to acquire a proprietary interest in RTI and by offering comparable incentives to enable RTI better to attract, compete for and retain highly qualified employees and consultants.

      Options granted under the 1987 Plan may be either "Incentive Stock Options" as that term is defined in Section 422 of the Code, or options which do not qualify as Incentive Stock Options ("Non-Qualified Stock Options"). Incentive Stock Options may be granted only to key individuals, including executive officers and directors, who are employees of RTI. An Incentive Stock Option must expire within ten years from the date it is granted (five years in the case of such options granted to holders of more than 10% of the outstanding Common Stock). Incentive Stock Options are first exercisable not earlier than one year from the date of grant. The exercise price of an Incentive Stock Option must be at least equal to the fair market value of the Common Stock on the date such Incentive Stock Option is granted and must be paid in cash or in capital stock of RTI valued at its then fair market value. To the extent the aggregate fair market value of Incentive Stock Options that are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such options will be treated as Non-Qualified Stock Options. In addition, RTI may issue Non-Qualified Stock Options under the 1987 Plan to executive officers, directors and key employees of RTI and advisors and consultants to RTI. The exercise price of these options is not limited and may be below fair market value.


      Incentive Stock Options terminate three months after the optionee's relationship with RTI is terminated (one year if termination is by reason of death or disability). In the case of Non-Qualified Stock Options, such options terminate as determined by the Board of Directors, and set forth in the option agreement between RTI and the optionee.

Certain Relationships and Related Transactions

      In December 1994, Theo W. Muller purchased at par from the remarketing agent $250,000 aggregate principal amount of 10% City of Salem Municipal Port Authority Bonds (the "Bonds"), the principal and interest of which are paid by RTI. The proceeds from the original issuance of the Bonds in 1984 were used to finance RTI's Salem facility.

     In 1993, RTI sold, in a private placement, an aggregate of 175,000 shares of Common Stock to several investors, including Mr. Muller, and agreed to register such shares within a period of approximately one year. In December 1994, at the request of RTI and to postpone the cost of such registration, the investors agreed to defer their rights to registration of such shares for an indefinite period.

     John N. Scandalios was Chairman of the Board, President and Chief Executive Officer of RTI until his resignation as of December 31, 1994. During the fiscal year ended December 31, 1994, Mr. Scandalios received compensation from RTI of $185,260.

     During January 1995, Mr. Muller settled for $50,000 an account payable of the Company, which was repaid to Mr. Muller, without interest, in March 1995.

     On November 29, 1995, Frellum, a Delaware company which is 50.1% owned by Mr. Muller, agreed to make available to RTI a $250,000 line of credit. The line of credit, which initially was scheduled to expire on October 29, 1996, has been extended to April 28, 1997 and the line of credit has been increased to $315,000. Loans under such credit line are secured by RTI's accounts receivable, bear interest at 8% per annum, may be repaid at any time and become due 30 days after written demand therefor is made, which demand may not be made prior to the expiration of such credit line. During the year ended December 31, 1995, $200,000 of loans were made by Frellum under the credit line, all of which were outstanding at December 31, 1995, and $1,333 of interest had been accrued with respect thereto. All of such loans were repaid on February 21, 1996. As part of such transaction, RTI issued to Frellum a warrant, expiring November 28, 1997, to acquire 25,000 shares of RTI's Common Stock at $1.75 per share (104% of the last sale price of the Common Stock on The Nasdaq Small-Cap Market on the day immediately prior to such issuance). (Such warrant was exercised by Frellum on June 7, 1996; on such date, the last sale price on The Nasdaq Small-Cap Market was $2-11/16 per share of Common Stock.) Frellum also was granted certain piggyback registration rights with respect to such shares if RTI registers its securities under certain circumstances with the Securities and Exchange Commission prior to November 28, 1997.


                       APPOINTMENT OF INDEPENDENT AUDITORS
                           (Item 3 on the Proxy Card)

     The Board of Directors has appointed, subject to ratification by shareholders at the Annual Meeting, the firm of BDO Seidman, LLP, as the independent auditors for RTI to audit the financial statements of RTI for the fiscal year ending December 31, 1996. The Board of Directors recommends a vote FOR ratification of the appointment of BDO Seidman, LLP. BDO Seidman, LLP has audited the financial statements of RTI for more than the past five years and, therefore, is familiar with the affairs and financial procedures of RTI. A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.


                                  OTHER MATTERS

     Management does not know of any other business to be presented at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares of Common Stock represented by such proxies in accordance with their best judgment.

     Any shareholder who desires to present a proposal to the shareholders at the 1997 Annual Meeting must submit such proposal to RTI (to the attention of the Secretary) no later than January 31, 1997 for such proposal to be considered for inclusion in the proxy statement for such Annual Meeting. Such proposal must also meet the other requirements of the Securities and Exchange Commission relating to shareholder proposals required to be included in RTI's proxy statement.

                       DOCUMENTS INCORPORATED BY REFERENCE

     RTI is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The following periodic reports filed by RTI with the SEC pursuant to the 1934 Act (File No. 0-5887) are incorporated by reference into this Proxy
Statement:

            1. RTI's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1995, which contains audited financial statements for the Company's fiscal year ended December 31, 1995.

            2. RTI's Quarterly Report on Form 10-QSB/A for the fiscal quarter ended March 31, 1996, which contains unaudited financial statements for the fiscal quarter ended March 31, 1996.

     A copy of the foregoing Annual Report on Form 10-KSB/A is contained in RTI's 1995 Annual Report to Shareholders, which has been mailed to shareholders with this Proxy Statement. A copy of the foregoing Quarterly Report on Form 10-QSB/A is attached to this Proxy Statement as Annex C. RTI will provide to each person being solicited by this Proxy Statement, upon the written or oral request of any such person, by first class mail or other equally prompt means within one business day of receipt of such request, an additional copy of the foregoing documents (without charge) and a copy of the exhibits to such Annual Report on Form 10-KSB/A (upon payment of a reasonable duplicating charge) if request therefor is made to R. Stephen Maico, Secretary, RTI Inc., 108 Lake Denmark Road, Rockaway, New Jersey 07866; telephone number (201) 625- 8400.

     Any statements contained in a document incorporated by reference herein or contained in this Proxy Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     The reports, proxy statements and other information filed by RTI with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Office at Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such materials also can be obtained from the SEC's Public Reference Section at prescribed rates. In addition, materials filed by RTI should be available for inspection at the offices of NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

                       By Order of the Board of Directors,
                                R. Stephen Maico
                                    Secretary


Dated: June 21, 1996
      Rockaway, New Jersey

                                    RTI INC.
       PROXY - Annual Meeting of Shareholders - August 6, 1996 (SOLICITED
                      ON BEHALF OF THE BOARD OF DIRECTORS)

          Know All Men By These Presents, that the undersigned shareholder of RTI Inc. hereby constitutes and appoints Theo W. Muller and R. Stephen Maico, and each and either of them, the attorneys and proxies of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned, at the Annual Meeting of Shareholders of RTI Inc. to be held at the Four Points Hotel by Sheraton, 15 Howard Boulevard, Mt. Arlington, New Jersey 07856, on Tuesday, August 6, 1996, at 11:00 A.M., and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if present:

(1) Proposal to approve the sale of substantially all of the assets of RTI to SteriGenics International and its wholly-owned subsidiaries.

      |_| FOR    |_| AGAINST    |_| ABSTAIN

(2)   Election of Directors.

      FOR all nominees listed |_|     WITHHOLD AUTHORITY |_|
      below (except as marked         to vote for all nominees
      to the contrary below)

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

     Sanders Davies, C. W. McMillan, Theo W. Muller, George M. Whitmore, Jr.

(3) Proposal to ratify the selection of BDO Seidman, LLP as the independent auditors for RTI for the fiscal year ending December 31, 1996.

      |_| FOR    |_| AGAINST    |_| ABSTAIN

      Each of the foregoing matters has been proposed by RTI and is independent and not conditioned on the approval of any other matter.

(4) In their discretion, upon such other matters as properly may come before the meeting.

      Both of said attorneys and proxies, or their substitutes (or if only one, that one) at said meeting, or any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

                  (Continued and to be signed on reverse side.)

          Receipt is acknowledged of the Notice of Annual Meeting of Shareholders, the Proxy Statement accompanying said Notice and the Annual Report to Shareholders for the fiscal year ended December 31, 1995.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR EACH OF THE ABOVE PROPOSALS.

      IN WITNESS WHEREOF, the undersigned has signed this proxy.

                              Dated:______________________________, 1996


                              -------------------------------------
                              Shareholder(s) signature(s)

                              -------------------------------------
                              Shareholder(s) signature(s)


                              NOTE: Signature(s) of shareholder(s) should correspond exactly with the name(s) shown hereon. If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.







NOTE: This proxy, properly filled in, dated and signed, should be returned promptly in the enclosed envelope.

                                                                         ANNEX A

                           ASSET ACQUISITION AGREEMENT

     This Agreement is entered into as of February 26, 1996, by and among SteriGenics International, a California corporation ("Sterigenics"), and RTI Inc., a New York corporation ("RTI").

                                     Recital

     RTI desires to sell and Sterigenics desires to purchase certain tangible and intangible assets of RTI, and Sterigenics agrees to assume certain liabilities and obligations of RTI, as set forth under the terms of this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Unless otherwise defined herein, when used in this Agreement the following terms shall have the following meanings:

     1.1 "Assumed Liabilities" shall mean (a) the Contracts, (b) the Trade Payables, (c) the Salem Guarantee, to the extent RTI is not released therefrom at or prior to the Closing, and (d) the obligations of RTI under leases and notes related to the financing of the Cobalt set forth on Schedule 1.1 attached hereto and any leases or notes related to the financing of Cobalt acquired by RTI in the ordinary course of business from the date hereof through the Closing Date.

     1.2 "Closing" shall mean the closing of the transactions contemplated by this Agreement.

     1.3 "Closing Date" shall mean the third business day after the conditions set forth in Articles IX and X are satisfied but not later than November 27, 1996, or such other date as the parties mutually have agreed to in writing.

     1.4 "Cobalt" shall mean the Cobalt 60 listed by serial number on Schedule
1.4 attached hereto and any additional Cobalt 60 acquired hereafter by RTI through the Closing in the ordinary course of business.

     1.5 "Contracts" shall mean the contracts calling for future payments to or from RTI of less than $25,000 per annum, the contracts listed on Schedule 1.5 attached hereto and any contracts entered into by RTI through the Closing in accordance with Section 6.3.

     1.6 "Excluded Liabilities" shall mean any and all liabilities, obligations or commitments of any nature of RTI and its Subsidiaries (other than the South Jersey Subsidiary), whether known or unknown, contingent or fixed or otherwise, including without limitation, all liabilities related to Hazardous Materials or compliance with Environmental Laws (each as defined in Section 4.15 below), all liabilities related to the employment and/or termination of personnel on or prior to the Closing, all taxes due and all sales, use, withholding and payroll taxes accrued to (but not including) the Closing, except the Assumed Liabilities.

     1.7 "Immaterial Liens" shall include liens on any Purchased Assets where the aggregate value of the Purchased Assets subject to all such liens is less than $30,000.

     1.8 "Improvements" shall mean all structures, buildings, improvements and fixtures, including without limitation all equipment and appliances used in connection with the operation or occupancy thereof, such as heating and air-conditioning systems and facilities used to provide any utility services, parking services, refrigeration, ventilation, trash disposal or other services owned by RTI or its Subsidiaries and located on or used in connection with the Real Properties.


     1.9 "Intangible Assets" shall mean all of RTI's and its Subsidiaries' interests in intellectual property rights, including without limitation, patents, trademarks, service marks, copyrights and applications therefor and registrations thereof, trade names, trade styles, trade secrets, know-how, processes, formulae, business and marketing plans, and confidential and other proprietary information that are owned by RTI and its Subsidiaries or that may be assigned by RTI and its Subsidiaries; and all of RTI's and its Subsidiaries' interest in computer software and data, including without limitation, all source and object codes, all manuals and other user materials, and all intangible data contained in or stored on computer hardware used in RTI's and its Subsidiaries' business as of the Closing Date.

     1.10 "IRB" shall mean the City of Salem Municipal Port Authority Port Development Revenue Bond (South Jersey Process Technology, Inc. Project) Series of 1984 Financing.

     1.11 "IRB Documentation" shall mean all documents relating to the indebtedness evidencing the IRB, including without limitation all indenture agreements, lease agreements, security agreements, guaranties, and bonds relating to the Salem Property (all as amended) and as set forth in Exhibit 10.1 to RTI's Annual Report on Form 10-KSB for the year ended December 31, 1994 and as set forth in the Trust Indenture dated as of December 1, 1984 between the City of Salem Municipal Port Authority and The Farmers and Merchants National Bank of Bridgeton.

     1.12 "North Carolina Property means the real property and the Improvements thereon located in Haw River, North Carolina, owned by RTI or its Subsidiary and legally described in Exhibit 1.12 hereof.

     1.13 "Permitted Encumbrances" shall mean (i) the assessments due under the IRB, (ii) the liens and encumbrances incurred by RTI or its Subsidiaries in connection with obtaining financing for the purchase of the Cobalt, (iii) the Permitted Exceptions (as defined in Section 6.5(a) hereof), (iv) liens for taxes not yet due, (v) Immaterial Liens, (vi) encumbrances other than liens which do not materially affect or interfere with the use of the Real Property in the manner presently used by RTI, value or transferability of the Purchased Assets,
(vii) UCC financing statements filed by lessors of personal property which relate solely to property owned by such lessors and leased to RTI; and (viii) liens held by NJDEP provided that the condition set forth in Section 9.8 below is satisfied.

     1.14 "Prepaid Expenses" shall mean any prepaid expenses of RTI in the following categories: prepaid taxes, prepaid insurance premiums (to the extent such insurance policy is assignable) and prepaid supplies.

     1.15 "Purchased Assets" shall mean the Cobalt, the Tangible Assets, the Real Property Assets, the Subsidiary Stock, the Prepaid Expenses, the Receivables and the Intangible Assets.

     1.16 "Real Property" and "Real Properties" means, individually and collectively as the case may be, each of the North Carolina Property, the Rockaway Property and the Salem Property.

     1.17 "Real Property Assets" means the right, title and interest of RTI in the North Carolina Property and RTI's right to lease the Rockaway Property, together with the right, title and interest of RTI in the Improvements (other than improvements located on the Rockaway Property which shall be leased to Sterigenics) and in and to all intangible property owned by RTI and used in connection with such Real Properties (other than the Rockaway Property), including (i) all right, title and interest in all plans, drawings, specifications, land surveys, entitlements and approvals, engineering reports and other technical reports, if any, in the possession of RTI or which are available to RTI without additional cost and which were prepared in connection with the development of the Real Properties or the construction of the Improvements for such Real Properties; (ii) all hereditaments, privileges, tenements and appurtenances belonging to the Real Properties; (iii) all right, title and interest of RTI in and to all open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, on, across, in front of, contiguous to, abutting or adjoining the Real Properties; (iv) all right, title and interest of RTI in and to any transferable licenses, permits and warranties now in effect with respect to the Improvements; and (v) all right, title and interest of RTI in and to any transferable warranties, guaranties, indemnities and claims relating to the construction, operation or maintenance of the Real Properties and/or the Improvements.

     1.18 "Receivables" shall mean all accounts receivable of RTI as of the Closing.

     1.19 "Rockaway Property" shall mean the real property shown as lots 1 through 10 of Block 30102 as shown on the assessment maps for the Township of Rockaway attached as Exhibit 1.19 hereof and the Improvements (including RTI's irradiation facility) thereon located in Rockaway, New Jersey, owned by RTI or its Subsidiary.

     1.20 "Salem Guarantee" shall mean the obligations of RTI pursuant to the IRB Documentation and the Agreement dated December 28, 1994 among the City of Salem, Municipal Port Authorities, RTI and the South Jersey Subsidiary, as amended.

     1.21 "Salem Property" shall mean the real property legally described on
Exhibit 1.21 hereof and the Improvements (including RTI's irradiation facility) thereon located in Salem, New Jersey, which is leased by the South Jersey Subsidiary.

     1.22 "Subsidiary" or "Subsidiaries" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     1.23 "Subsidiary Stock" shall mean all the outstanding shares of Capital Stock of South Jersey Process Technology, Inc., a New Jersey corporation and a wholly-owned subsidiary of RTI (the "South Jersey Subsidiary").

     1.24 "Tangible Assets" shall mean all of the fixed assets, furniture, equipment and other tangible assets (other than cash, cash equivalents, Rockaway Property and the fixtures located on the Rockaway Property) as of the Closing Date.

     1.25 "Trade Payables" shall mean the accounts payable of RTI which are incurred through the Closing in the ordinary course of business.

                                   ARTICLE II
                                PURCHASE AND SALE

     2.1 Purchase and Sale. Subject to and upon the terms and conditions of this Agreement, on the Closing Date, RTI shall sell, assign, transfer, convey and deliver to Sterigenics (or its wholly-owned Subsidiaries) and Sterigenics (or its wholly-owned Subsidiaries) shall purchase from RTI, free and clear of all liens and encumbrances, except the Permitted Encumbrances, all of RTI's right, title and interest in and to the Purchased Assets (the "Acquisition"). RTI acknowledges that Sterigenics intends to assign certain of its rights and obligations hereunder to its wholly-owned Subsidiaries.

     2.2 Further Assurances; Instruments of Transfer. RTI shall execute and deliver such bills of sale and other recordable instruments of assignment, transfer and conveyance as Sterigenics shall reasonably request to document the sale, assignment, transfer, conveyance and delivery of the Purchased Assets; provided, however, that to the extent that any such request is made after the Closing, Sterigenics shall pay the out-of- pocket costs incurred by RTI responding to such request.

        2.3 Closing Balance Sheet. The book value of the Purchased Assets and Assumed Liabilities shall be set forth on a separate statement of the consolidated assets and liabilities as of commencement of business on the Closing Date (the "Closing Balance Sheet") which shall be delivered by RTI to Sterigenics within thirty (30) days of the Closing Date. The book value of the Subsidiary Stock for purposes of the Closing Balance Sheet shall exclude any intercompany transactions and any assets and liabilities unrelated to the business of the Salem Property facility. The Closing Balance Sheet shall be prepared by RTI in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis with RTI's preceding year's audited consolidated financial statements. The Closing Balance Sheet shall contain appropriate pro- rata accruals to the Closing Date with respect to the Assumed Liabilities. Within thirty (30) days following the delivery of the Closing Balance Sheet, Sterigenics shall advise RTI as to whether Sterigenics elects, at its option and sole expense, to have the Closing Balance Sheet audited by Ernst & Young LLP ("Ernst & Young"). Such audit shall commence within such thirty (30) day period and shall proceed diligently to completion. In auditing the Closing Balance Sheet, Ernst & Young shall apply GAAP on a basis consistent with RTI's prior year's audited consolidated financial statements and, to the extent consistent with GAAP, shall follow the same accounting practices as employed by RTI's independent accountants. Sterigenics' failure to audit the Closing Balance Sheet shall in no manner limit Sterigenics' claims related to a breach of any representation or warranty contained in Article IV below.

     2.4 Consideration. As consideration for the Purchased Assets, Sterigenics (or its wholly-owned Subsidiaries) shall pay RTI a sum equal to the book value of the Purchased Assets less the book value of the Assumed Liabilities (as derived from RTI's Quarterly Report on Form 10-QSB (the "March Form 10-QSB") for the period ended March 31, 1996, plus $18,000 (the "Purchase Price"), subject to adjustment as provided below, to be payable as follows:

     (a) Subject to Section 9.1 and Section 9.4, an amount equal to the Purchase Price less (i) $1,036,000 and (ii) the amount required to be paid to the New Jersey Department of Environmental Protection ("NJDEP") to release its liens on the Purchased Assets as specified in a letter to RTI from the NJDEP dated within five (5) business days prior to the Closing (the "Lien Amount") shall be paid at the Closing, payable, at the option of RTI, by delivery of a certified check of immediately available funds to RTI or by wire transfer to an account designated in writing by RTI.

     (b) The Lien Amount shall be paid at the Closing by delivery to RTI by certified check made payable to NJDEP which RTI shall deliver by courier to NJDEP within one (1) business day following the Closing.

     (c) 118,000 shares of convertible, redeemable Series A Preferred Stock of RTI, valued at $2.00 per share or an aggregate of Two Hundred Thirty-Six Thousand Dollars ($236,000), to be tendered to RTI.

     (d) The sum of Eight Hundred Thousand Dollars ($800,000) (the "Escrow Amount"), subject to adjustment as described below, shall be held in escrow and paid as follows: (i) upon the resolution of all claims for a Purchase Price Adjustment (as defined in Section 11.2 below) or the expiration of the period in which Sterigenics is entitled to make such a claim as set forth in clause (e) below, an aggregate of Four Hundred Thousand Dollars ($400,000) less the amount of any such Purchase Price Adjustment, and (ii) upon the six-month anniversary of the Closing, an aggregate of Four Hundred Thousand Dollars ($400,000), less any amounts delivered to Sterigenics in satisfaction of Claims (as defined in Section 11.2 below), other than Claims for a Purchase Price Adjustment, made by Sterigenics and any amounts subject to pending but unresolved Claims of Sterigenics pursuant to the terms of the Escrow Agreement attached hereto as
Exhibit 2.4(d) (the "Escrow Agreement"). At the Closing, Sterigenics shall deposit the Escrow Amount with Lowenstein, Sandler, Kohl, Fisher & Boylan (the "Escrow Agent"), located at 65 Livingston Avenue, Roseland, New Jersey 07068-1791, pursuant to the terms of the Escrow Agreement.

     (e) If the book value of the Purchased Assets less the book value of the Assumed Liabilities, as contained in the Closing Balance Sheet, is greater than the Purchase Price less $18,000 (the "Adjusted Price"), Sterigenics shall pay to RTI by wire transfer to an account designated in writing by RTI an additional amount equal to the amount of such difference within ten (10) days of the earlier of (i) the completion of any audit of the Closing Balance Sheet by Ernst & Young or (ii) Sterigenics' election not to have the Closing Balance Sheet audited by Ernst & Young, as provided in Section 2.3 above. If the book value of the Purchased Assets less the book value of the Assumed Liabilities, as contained in the Closing Balance Sheet, is less than the Adjusted Price, Sterigenics shall be entitled to indemnification for the amount of any such difference as provided in Section 11.2 below. If Ernst & Young has conducted an audit of the Closing Balance Sheet, the book value of the Purchased Assets and the Assumed Liabilities shall be determined by the Closing Balance Sheet as audited by Ernst & Young and any differences between the Closing Balance Sheet provided by RTI and the Closing Balance Sheet as audited by Ernst & Young shall be identified in reasonable detail to RTI at the time the audit is delivered to RTI; provided, however, that if RTI objects in writing to the Closing Balance Sheet as audited by Ernst & Young within thirty (30) days after the delivery by Sterigenics to RTI of the results of the Ernst & Young audit, the dispute shall be conclusively settled by arbitration in accordance with Section 13.14; provided, however, that the arbitrator shall be a partner of one of the ten largest certified public accounting firms in the United States, excluding Ernst & Young and BDO Seideman, who shall be selected by agreement of RTI and Sterigenics. If RTI and Sterigenics are unable to agree upon an arbitrator within fifteen (15) days, RTI and Sterigenics shall each select an arbitrator, and the two arbitrators so selected shall select a third arbitrator who meets the above criteria.

     2.5 Assumption of Liabilities. (a) Subject to the terms and conditions herein, effective upon the Closing, Sterigenics hereby assumes and agrees to perform, pay and discharge the Assumed Liabilities. Notwithstanding the foregoing, Sterigenics does not hereby assume or agree to perform, pay or discharge, and RTI shall remain unconditionally liable for, from and after the date hereof, any and all Excluded Liabilities. (b) Nothing herein shall be deemed to deprive Sterigenics of any defenses, set-offs or counterclaims against third parties which RTI may have had or which Sterigenics shall have with respect to any of the obligations, liabilities and commitments hereby assumed (the "Defenses and Claims"). Effective at the Closing, RTI hereby transfers, conveys and assigns to Sterigenics all Defenses and Claims and agrees to cooperate with Sterigenics at Sterigenics' expense to maintain, secure, perfect and enforce such Defenses and Claims, including the signing of any documents, the giving of any testimony or the taking of any such other action as is reasonably requested by Sterigenics in connection with such Defenses and Claims.
(c) Sterigenics shall pay all sales, use and transfer taxes, if any, due upon the sale or transfer of the Purchased Assets. All non- delinquent personal and real property taxes arising as a result of the operation of RTI's business (other than taxes on income) shall be pro-rated between the parties as of the Closing Date based on most recently available figures, provided that RTI shall be solely responsible for all real property taxes related to the Rockaway Property, except as otherwise provided in the Rockaway Lease (as defined in Section 9.7 hereof). Any supplemental taxes attributable to events occurring prior to the Closing Date shall be the sole responsibility of RTI, irrespective of when such taxes are assessed. If supplemental taxes for which RTI is responsible hereunder are assessed after the Closing Date, RTI shall promptly pay the same upon receiving notice thereof from Sterigenics.

     2.6 Closing Costs. Sterigenics shall pay all transfer taxes and all costs for preparing, executing and acknowledging the deeds and other conveyance documents (including without limitation lease assignment and assumption instruments) transferring title or a leasehold interest, as the case may be, in the Real Properties to Sterigenics and any other recorded documents together with the cost of the Title Policies (as defined in Section 6.5(e) hereof).

     2.7 Purchase Price Allocation. The Purchase Price shall be allocated as set forth in the Allocation of Purchase Price to be provided to RTI by Sterigenics with ten (10) days prior to Closing. RTI and Sterigenics each agree to use such allocation in filing Internal Revenue Form 8594.

                                   ARTICLE III
                                   THE CLOSING

     3.1 The Closing. The Closing shall take place at the offices of Warshaw Burstein Cohen Schlesinger & Kuh, LLP or at such other location as RTI and Sterigenics may agree, at 10:00 a.m. Eastern Daylight Savings Time, on the Closing Date.

     3.2 Instruments of Transfer and Sale. At the Closing, RTI will deliver to Sterigenics (or its wholly-owned Subsidiaries) all documents and instruments, including bills of sale and the like, described in Section 9.20 and Sterigenics (or its wholly-owned Subsidiaries) will deliver to RTI all documents and instruments described in Section 10.9.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF RTI

     RTI hereby represents and warrants to Sterigenics that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by RTI to Sterigenics on or before the date of this Agreement (the "RTI Disclosure Schedule"). The RTI Disclosure Schedule shall be arranged in Sections corresponding to the numbered and lettered Sections contained in this Article IV; provided, however, that the failure to make a disclosure in reference to a particular representation shall not give rise to a breach of this Agreement if the applicability to such representation of exceptions to other representations is obvious on its face without any investigation by Sterigenics. No fact or circumstance disclosed to Sterigenics shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the RTI Disclosure Schedule. As used in this Agreement, "knowledge" shall mean the actual knowledge of the executive officers of RTI after reasonable inquiry.

     4.1 Organization. Each of RTI and the South Jersey Subsidiary is a corporation duly and validly existing and in good standing under the laws of the State of New York and New Jersey, respectively. Each of RTI and the South Jersey Subsidiary is qualified to do business as a foreign corporation in each state of the United States in which it is required to be qualified, except in states in which the failure to qualify, in the aggregate, would not have a material adverse effect on the Purchased Assets or the assets of the South Jersey Subsidiary. All of the outstanding shares of capital stock of the South Jersey Subsidiary are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by RTI and are held by RTI free and clear of all limitations on voting rights.

     4.2 Subsidiaries. Other than the South Jersey Subsidiary, RTI has no Subsidiaries which currently are engaged in any active business or have any material assets or liabilities.

     4.3 Authorization. This Agreement and the Option Agreement have been, and each of the Escrow Agreement, the Rockaway Lease (as defined in Section 9.7) and lease memorandum, and all deeds and other conveyance documents used in order to consummate the Acquisition (collectively, the "Ancillary Documents") will prior to the Closing be, duly and validly executed and delivered by RTI. This Agreement and the Option Agreement do and the Ancillary Agreements will constitute valid and binding agreements of RTI, enforceable against RTI in accordance with their terms. RTI has all requisite power and authority to execute and deliver this Agreement, the Option Agreement and the Ancillary Documents and, subject to approval by RTI's shareholders, at the time of the Closing will have all requisite power and authority to enable it to carry out the transactions contemplated by this Agreement and the Ancillary Documents. All necessary corporate action on the part of RTI and its Subsidiaries has been taken to authorize the execution and delivery of this Agreement, the Option Agreement and the Ancillary Documents and, subject to shareholder approval, consummation of the transactions contemplated thereby.

     4.4 No Conflicts; Consents.

     (a) The execution and the delivery of this Agreement, the Option Agreement and the Series A preferred stock purchase agreement to be entered into concurrently with this Agreement between RTI and Sterigenics dated as of the date hereof do not, the execution and delivery of the other Ancillary Documents by RTI will not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach by RTI of, constitute a default (with or without notice or lapse of time, or both) by RTI under or violation by RTI of, or result in the creation of any lien, charge or encumbrance pursuant to any provision of the Certificate of Incorporation or Bylaws of RTI or its Subsidiaries, any order, rule, law or regulation of any court or governmental authority, foreign or domestic, or any provision of any material agreement, instrument, understanding, order, judgment or decree to which RTI or its Subsidiaries is a party or by which any of RTI or its Subsidiaries or any of their properties or assets is bound or affected, nor will such actions give to any other person or entity any interests or rights of any kind, including rights of termination, acceleration or cancellation, in or with respect to any of the Purchased Assets or the assets of the South Jersey Subsidiary.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to RTI or its Subsidiaries in connection with the execution and delivery of this Agreement by RTI or the consummation by RTI of the transactions contemplated hereby, except for (i) filings in order to comply with all applicable bulk sales laws, (ii) the filing of a definitive proxy statement with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country in which RTI conducts any business or owns any property or assets, (iv) the filing by RTI of a Current Report on Form 8-K with the SEC, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a material adverse effect on RTI.

     4.5 SEC Filings; Financial Statements. (a) RTI has filed all forms, reports and documents required to be filed by RTI with the SEC since January 1, 1995 (collectively, the "RTI SEC Reports"). The RTI SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such RTI SEC Reports or necessary in order to make the statements in such RTI SEC Reports, in the light of the circumstances under which they were made, not misleading; (b) each of the financial statements (including, in each case, any related notes) contained in the RTI SEC Reports, including any RTI SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) and fairly presented or will fairly present in all material respects the consolidated financial position of RTI as at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which are not expected as of the date of this Agreement to be material in amount. The audited year-end consolidated financial statements of RTI as of December 31, 1994 and the unaudited interim consolidated financial statements for the quarter ended September 30, 1995 are referred to herein as the "RTI Financial Statements." The date of the RTI Financial Statements shall be the date of the latest interim balance sheet, unless otherwise specified; (c) RTI's consolidated balance sheet as of March 31, 1996 (the "March Balance Sheet"), when delivered prior to Closing, will be accurate and complete in all material respects and will have been prepared in accordance with GAAP applied on a basis consistent with the preparation of the RTI Financial Statements; (d) the Closing Balance Sheet, when delivered pursuant to Section 2.3 above, shall fairly state the Purchased Assets and Assumed Liabilities and shall have been prepared in accordance with GAAP on a basis consistent with the preparation of the March Balance Sheet. Other than the IRB, there are no liabilities of the South Jersey Subsidiary that, if they were liabilities of RTI, would not constitute Assumed Liabilities under the terms of this Agreement.

     4.6 Absence of Certain Changes or Events. Since the date of the RTI Financial Statements, RTI and the South Jersey Subsidiary have conducted their respective businesses in the ordinary course and in a manner consistent with past practices, and since such date, except as disclosed in the SEC Reports, RTI has not: (a) suffered any material adverse change in its financial condition, results of operations or business, or any material adverse changes in its consolidated balance sheet (analyzed as if prepared according to GAAP) (a "Material Adverse Change"), including but not limited to cash distributions or material decreases in the net assets of RTI; (b) suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Purchased Assets, the Rockaway Property, the assets of the South Jersey Subsidiary or RTI's business; (c) sold, leased, abandoned or otherwise disposed of any real property or any material amounts of machinery, equipment or other operating property other than in the ordinary course of business; (d) sold, assigned, transferred, licensed or otherwise disposed of any material patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset except in the ordinary course of its business;
(e) entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) that would be included in the Assumed Liabilities under the terms of this Agreement, other than in the ordinary course of business; (f) incurred any liabilities that would be included in the Assumed Liabilities under the terms of this Agreement, except in the ordinary course of business and consistent with past practice which would be required to be disclosed in financial statements prepared in accordance with GAAP; (g) permitted or allowed any of the Purchased Assets, the assets of the South Jersey Subsidiary or the Rockaway Property to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except Permitted Encumbrances and any purchase money security interests incurred in the ordinary course of business and mechanic's or materialmen's liens incurred in connection with ongoing construction of an addition to the North Carolina Property; (h) made any material amendment to or terminated any agreement which, if such agreement not so amended or terminated, would be required to be disclosed on the RTI Disclosure Schedule; (i) agreed to take any action described in Section 6.3 or which would constitute a material breach of any of the representations contained in this Agreement; or (j) taken any other action that would have required the consent of Sterigenics pursuant to
Section 6.3 of this Agreement (and which has not been obtained) had such action occurred after the date of this Agreement and that would be reasonably likely to have a material adverse effect on RTI.

     4.7 No Undisclosed Liabilities. Except as disclosed in the RTI SEC Reports, the South Jersey Subsidiary does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, would be reasonably likely to have a material adverse effect on the South Jersey Subsidiary other than (i) liabilities reflected in the RTI Financial Statements, (ii) liabilities specifically described in this Agreement, and (iii) normal or recurring liabilities incurred since the date of the RTI Financial Statements in the ordinary course of business consistent with past practices.

     4.8 Tangible Assets. The Tangible Assets being used in the operation of RTI's business are, and at the Closing Date will be, in good operating condition and repair, ordinary wear and tear and routine maintenance excepted.

     4.9 Receivables. The Receivables constitute all of the accounts receivable of RTI and its Subsidiaries and are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible (using a level of effort consistent with that currently used by RTI) within 12 months of the date hereof at the full recorded amount thereof, less the customary allowance for collection losses, which allowance has been determined in accordance with GAAP consistent with past practices; provided, however, that RTI makes no representation or warranty as to the ultimate collection thereof.

     4.10 Compliance With Other Instruments. Neither RTI nor its Subsidiaries is a party to, nor bound by, any written or oral material contract, agreement, license, indenture, mortgage, debenture, note or other instrument under the terms of which performance by RTI or its Subsidiaries according to the terms of this Agreement, the Option Agreement and the Ancillary Documents will be a default or an event of acceleration, or whereby timely performance by RTI or its Subsidiaries according to the terms of this Agreement, the Option Agreement and the Ancillary Documents may be prohibited, prevented or delayed.

     4.11 Litigation. Except as disclosed in the RTI SEC Reports, there is no material action, suit, proceeding or investigation in progress or pending before any court or governmental agency, against or relating to RTI or its Subsidiaries or their properties (including the Real Properties), assets or business, nor, to the knowledge of RTI, any threat thereof. Neither RTI nor its Subsidiaries is a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to any material portion of the properties, assets, personnel or business activities of RTI's and its Subsidiaries' business.

     4.12 Compliance with Laws and Regulations; Governmental Licenses, Etc. Except as set forth in the RTI SEC Reports, to RTI's knowledge, each of RTI and its Subsidiaries and each of the Real Properties and the Improvements are in compliance in all material respects with all statutes, laws, rules and regulations with respect to or affecting the Real Properties, the Improvements and Sterigenics' continued use and enjoyment of the Purchased Assets and the assets of the South Jersey Subsidiary, including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination, except where the failure to comply would not have a material adverse effect on RTI. Neither RTI nor its Subsidiaries is subject to any order, injunction or decree issued by any governmental body, agency, authority or court which could impair the ability of RTI to consummate the transactions contemplated hereby or which could materially adversely affect Sterigenics' ownership, use and enjoyment of the Purchased Assets or the assets of the South Jersey Subsidiary or the value thereof. RTI and its Subsidiaries
(i) possess all licenses, permits and governmental or other regulatory approvals and authorizations which are required in order for RTI and its Subsidiaries to operate their facilities or carry on their sterilization business as presently conducted, including, without limitation, all required licenses, permits and approvals of the Nuclear Regulatory Commission ("NRC"), NJDEP, the North Carolina Department of Radiological Health ("NCDRH") and the Food and Drug Administration ("FDA") and (ii) are in compliance in all material respects with all such licenses, permits, approvals and authorizations, except where the failure to comply would not have a material adverse effect on RTI.

     4.13 Taxes. All Federal, state, local and other returns and reports relating to any and all taxes or any other governmental charges, obligations or fees for taxes and any related interest or penalties ("Tax" or "Taxes") required to be filed with respect to the South Jersey Subsidiary have been timely filed within the time period for filing or any extension granted with respect thereto and such returns and reports are true and correct, unless such late filings or inaccuracies would not have a material adverse effect on the Purchased Assets, the assets of the South Jersey Subsidiary, the Rockaway Property or the business of RTI. The South Jersey Subsidiary has paid all Taxes, if any, shown to be due and payable on said returns and reports and has withheld with respect to employees all Federal and state income Taxes, FICA, FUTA and other Taxes required to be withheld and has timely paid all sales, use and similar Taxes. No income, sales, use or similar Tax return or report with respect to the South Jersey Subsidiary has been examined or audited by the Internal Revenue Service or any state taxing authority. There are no pending or, to RTI's knowledge, threatened audits, examinations, assessments, asserted deficiencies or claims for additional Taxes with respect to the South Jersey Subsidiary.

     4.14 Employees. Neither RTI nor the South Jersey Subsidiary is a party to any collective bargaining agreement, nor has RTI experienced any strikes, written material grievances, claims of unfair labor practices or other collective bargaining disputes within the past two (2) years. As of the date of this Agreement, RTI and the South Jersey Subsidiary have not been notified of any pending claims by employees or former employees for workman's compensation.

     4.15 Environmental Matters.

     (a) Except as separately and specifically disclosed otherwise in the RTI SEC Reports: (i) RTI has obtained all Material Environmental Approvals required in connection with its business, and all such Environmental Approvals are current, valid and in good standing in all Material respects, and there are no proceedings commenced or to RTI's knowledge threatened to revoke or amend any Environmental Approvals; (ii) all operations of the business on the Real Property while occupied by RTI, have been and are now in compliance with all Environmental Laws; (iii) neither RTI nor its operations has been or is now the subject of any Remedial Order, nor does RTI have any knowledge of any investigation or evaluation commenced as to whether any such Remedial Order is necessary nor has any threat of any such Remedial Order been made nor are there any circumstances which could result in the issuance of any such Remedial Order;
(iv) within the past 10 years, RTI has never been prosecuted for or convicted of any offense under

Environmental Laws, nor has RTI been found liable in any proceeding to pay any fine or judgment to any Person as a result of any Release or threatened Release of any Hazardous Material into the Environment or the breach of any Environmental Law and to the knowledge of RTI, there is no basis for any such proceeding; (v) all material environmental data and studies (including, without limitation, the results of any environmental audit) relating to the business have been delivered or made available to Sterigenics; (vi) RTI is not aware of any Release which is now present in, on or under any of the Real Properties (including underlying soils and substrata, surface water and groundwater) at levels which exceed any action levels or remediation standards under any Environmental laws or standards published or administered by those Governmental Authorities responsible for establishing or applying such standards; (vii) RTI has no knowledge of any Hazardous Materials in, on, or under the Real Properties or any other assets relating to RTI's business; (viii) RTI has no knowledge of any Hazardous Materials originating from any neighboring or adjoining properties which has migrated onto, or is migrating towards any of the Real Properties or any other asset of RTI's business; and (ix) the business of RTI in New Jersey is not in a Standard Industrial Classification code covered by the Industrial Site Recovery Act.

     (b) With respect to Environmental Matters separately and specifically disclosed in the RTI SEC Reports: (i) RTI is in full compliance with all Remedial Orders; (ii) RTI is current with respect to all charges, assessments, or claims for which a lien against the Real Properties or other assets of RTI's business under any Environmental Law may be filed or asserted, and there are no unpaid liens or assessments outstanding; and (iii) RTI is not in default of any obligation or demand from any Governmental Authority with respect to investigations or remediation activities which RTI is obligated to undertake.

     (c) As used in this Section 4.15, the following terms have these meanings:

          (i) "Environmental Laws" means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by governmental authority under federal, state or local law pertaining to the protection of the environment, protection of public health, protection of worker health and safety (excluding OSHA and comparable state laws, which are covered under Section 4.12 above), the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the Handling of Hazardous Materials, including without limitation, the Clean Air Act, 42 U.S.C. ss. 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss. 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss. 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq. ("RCRA"), and the Toxic Substances Control Act, 15 U.S.C. ss. 2601, et seq.

          (ii) "Hazardous Material(s)" means any substance, waste, material, chemical, compound or mixture which is (or which contains any substance, waste, material, chemical, compound, or mixture which is) flammable, ignitable, corrosive, reactive, radioactive, or explosive, or is defined, listed, designated, described or characterized under Environmental Laws or under any rules, guidances, policies, or regulations promulgated thereunder, as hazardous, toxic, a contaminant, a pollutant or words of similar import, and includes without limitation any "hazardous substance" under CERCLA, any "hazardous waste" under RCRA, asbestos, petroleum (including crude oil or any fraction or distillate thereof), natural gas, natural gas liquids, and liquified natural gas.

          (iii) "Material" means anything that reasonably could be expected to lead to the imposition of any significant penalties or fines, that could reasonably be expected to require a capital expenditure of more than $100,000, or that reasonably could be expected to interfere, interrupt or threaten to interfere or interrupt in a significant manner the continued operation of RTI's business as currently conducted.

          (iv) "Person" means any natural person, corporation, partnership, business trust or other business entity or enterprise.

          (v) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

          (vi) "Environmental Approval(s)" means all permits, certificates, licenses, authorizations, consents, instructions, registrations, directions or approvals, issued or required by Governmental Authorities pursuant to Environmental Laws with respect to the operations of RTI in connection with its business.

          (vii) "Governmental Authorities" means any government, regulatory authority, governmental department, agency, commission, board, tribunal, or court or other law, rule or regulation- making entity having or purporting to have jurisdiction over Environmental Laws on behalf of the United States, or any state or other subdivision thereof, or any municipality.

          (viii) "Remedial Order(s)" means any judicial or administrative order, directive, complaint or sanction issued, filed or imposed by any Governmental Authority pursuant to any Environmental Laws, and includes, without limitation, any order requiring any remediation or cleanup of any Hazardous Materials, or requiring that any Release or any other activity be reduced, modified, abated, or eliminated.

     4.16 Proprietary Rights. RTI owns all right, title and interest in and to or has a license to use all technology, software, software tools, know-how, processes, trade secrets, trade names and other proprietary rights used in or necessary for the conduct of RTI's and its Subsidiaries' business as conducted on the date hereof or contemplated by RTI free and clear of all liens, claims and encumbrances (all of which are referred to as "Proprietary Rights"). No material claims have been asserted against RTI or its Subsidiaries (and RTI is not aware of any claims which are likely to be asserted against RTI or its Subsidiaries or which have been asserted against others) by any person challenging RTI's or its Subsidiaries' use of any trademarks, tradenames, copyrights, trade secrets, software, technology, know-how or processes utilized by RTI or its Subsidiaries or challenging or questioning the validity or effectiveness of any license or agreement relating thereto.

     4.17 Employee Benefit Plans. There is no unfunded prior service cost with respect to any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal, maintained by RTI. RTI has no bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal, which is required to conform with the Employees Retirement Income Security Act of 1974.

     4.18 Contracts.

     (a) None of the Contracts related to irradiation services are currently expected to result in any loss (before allocation of Cobalt amortization, overhead and administrative costs) upon completion or performance thereof. Except for the Contracts listed on Schedule 1.5, none of the Contracts call for fixed and/or contingent payments or expenditures by or to RTI and its Subsidiaries of more than $50,000.

     (b) All material contracts, agreements and instruments to which RTI and its Subsidiaries are a party are valid, binding, in full force and effect, and, assuming each is a valid obligation of the other party, enforceable by RTI in accordance with their respective terms. No such material contract, agreement or instrument contains any material liquidated-damages, penalty or similar provision. To RTI's knowledge, no party to any such material contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

     (c) RTI and its Subsidiaries are not in default under or in breach or violation of, nor, to RTI's knowledge, is there any valid basis for any claim of default by RTI or its Subsidiaries under, or breach or violation by RTI or its Subsidiaries of, any material contract, commitment or restriction to which RTI or its Subsidiaries is a party or to which it or any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a material adverse effect on the Purchased Assets, the assets of the

South Jersey Subsidiary, the Rockaway Property or the operation of the business of RTI. To RTI's knowledge, no other party is in default under or in breach or violation of any Contract listed in Schedule 1.5.

     4.19 No Misrepresentation. No representation, warranty or covenant by RTI in this Agreement, the Option Agreement, any other Ancillary Document, nor any statement, certificate or schedule furnished or to be furnished by or on behalf of RTI pursuant to this Agreement, when taken together with the foregoing, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not materially misleading. RTI has delivered or otherwise made available true and complete copies of all documents requested by Sterigenics and which are referred to in this Article IV or in any Schedule delivered by RTI to Sterigenics.

     4.20 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding on RTI or its Subsidiaries which has or reasonably would be expected to have the effect of prohibiting or materially impairing any material current business practice of RTI and its Subsidiaries, any acquisition of material property by RTI or its Subsidiaries, or the conduct of business by RTI as currently conducted or as proposed to be conducted.

     4.21 Transfers. Except for this Agreement, the Option Agreement and the Ancillary Documents, neither RTI nor its Subsidiaries have entered into any pending agreement to convey, sell, assign, lease, transfer or encumber the Real Properties or any material portion of the other Purchased Assets or the assets of the South Jersey Subsidiary, and neither RTI nor its Subsidiaries shall do so prior to the Closing Date without Sterigenics' prior written consent, which may be granted or withheld in Sterigenics' discretion reasonably exercised.

     4.22 Title.

     (a) Except as set forth in the RTI SEC Reports, RTI or its Subsidiaries owns the North Carolina Property and the Rockaway Property free and clear of all liens, leases, occupancy agreements, licenses, encumbrances, covenants, conditions, restrictions, rights-of-way, easements, and other matters affecting title, except as to the Permitted Encumbrances, those particular items disclosed in the applicable Title Reports (as defined in Section 6.5(a) hereof) and other encumbrances and restrictions which in the aggregate would not have a material adverse effect on the use in the manner presently used by RTI, value or transferability of the Real Property Assets. Except as set forth in the RTI SEC Reports, the South Jersey Subsidiary has a binding and enforceable leasehold interest in the Salem Property. To RTI's knowledge, except as disclosed in the Title Reports, no other person or entity has claimed or is entitled to claim any legal or equitable interest in the Real Properties.

     (b) RTI and its Subsidiaries have good and marketable title to all of the Purchased Assets (excluding the Real Property Assets) and the assets of the South Jersey Subsidiary owned by RTI and its Subsidiaries and valid, binding and enforceable leasehold interests in all Tangible Assets that are subject to leases. Except as disclosed in the RTI SEC Reports, all of the Purchased Assets (except the Real Property Assets) and all of the assets of the South Jersey Subsidiary are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all claims, liabilities, liens, pledges, mortgages, restrictions and encumbrances of any kind, whether accrued, absolute, contingent or otherwise ("Encumbrances") affecting the Purchased Assets (except the Real Property Assets) or the assets of the South Jersey Subsidiary except for Permitted Encumbrances. At the Closing, RTI will sell, convey, assign, transfer and deliver to Sterigenics good, valid and marketable title and all RTI's right and interest in and to all of the Purchased Assets (excluding the Real Property Assets), free and clear of any Encumbrances, except for Permitted Encumbrances. At the Closing, all of the assets of the South Jersey Subsidiary will be free and clear of any Encumbrances, except for Permitted Encumbrances.

     4.23 No Condemnation. To RTI's knowledge, there is no condemnation or other like proceeding pending or threatened against the Real Properties or any part thereof and no such proceeding is being contemplated.

     4.24 Governmental Commitments. To RTI's knowledge, no commitment to or agreement with any governmental or quasi-governmental authority exists which could affect the Real Properties, including but not limited to any formation of any special assessment district or community facilities district, except as disclosed in this Agreement.

     4.25 Easements. To RTI's knowledge, all existing water, drainage, sewage and utility facilities relating to the Real Properties, from the boundary thereof until entering the public right-of-way or other public facility, are situated within valid easements granted by all persons or other entities having any interest in or right or title to any property which is subject to such easement and are referenced in the Title Reports.

     4.26 Maintenance of Real Properties. Prior to the Closing Date and the actual transfer to Sterigenics of title to the North Carolina Property and the Subsidiary Stock and delivery of the executed Rockaway Lease, RTI shall maintain the Real Properties and the Improvements in substantially their present condition, reasonable wear and tear or loss due to the elements excepted. In the event that prior to the Closing any of the Real Properties or the Improvements are destroyed or damaged and the cost to repair such damage exceeds Two Hundred Fifty Thousand Dollars ($250,000), such event shall be deemed to constitute a material adverse change under Section 9.12 hereof.

     4.27 Condition of Improvements. To RTI's knowledge the Improvements (including the roof and roof membrane, exterior and structural walls, foundations, floor slabs, and other load-bearing components of the Improvements) are in operable condition and repair (as hereinafter defined). To RTI's knowledge all elevators, heating, ventilation and air conditioning systems ("HVAC"), plumbing, electrical, wiring, life safety, and other equipment, appurtenances, systems and improvements are in operable condition and repair. For purposes of this Section, the term "operable condition and repair" means that there are no material defects or state of disrepair that have a material adverse effect on the operations of the business as currently conducted by RTI from each of the Real Properties.

     4.28 Compliance With Laws. RTI has received no written notice from any governmental authority that the Improvements fail to comply with any applicable codes, statutes, ordinances, regulations, permits, orders, directives, or other laws in any material respects. As of the Closing the Improvements and all parts thereof shall be in a safe and habitable condition.

     4.29 Industrial Revenue Bonds. RTI has provided Sterigenics with true, complete and correct copies of the IRB Documentation. Except with the prior written consent of Sterigenics, which may be withheld or granted in Sterigenics' sole and absolute discretion, RTI and its Subsidiaries shall not amend or modify the IRB Documentation.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF STERIGENICS

     Sterigenics hereby represents and warrants to RTI as follows:

     5.1 Organization. Sterigenics is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

     5.2 Authorization. This Agreement has been, and each of the Ancillary Documents will prior to the Closing be, duly and validly executed and delivered by Sterigenics. This Agreement does and the Ancillary Agreements will constitute valid and binding agreements of Sterigenics, enforceable against Sterigenics in accordance with their terms. Sterigenics has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents and to enable it to carry out the transactions contemplated by this Agreement and the Ancillary Documents. All necessary corporate action on the part of Sterigenics has been taken to authorize the execution and delivery of the Agreement and the Ancillary Documents.

     5.3 Effect of Agreement; Consents. The execution and delivery of this Agreement by Sterigenics and the execution and delivery of the Ancillary Documents by Sterigenics do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien, charge or encumbrance pursuant to any provision of the Articles of Incorporation or Bylaws of Sterigenics, any order, rule, law or regulation of any court or governmental authority, foreign or domestic, or any provision of any material agreement, instrument, understanding, order, judgment or decree to which Sterigenics is a party or by which Sterigenics is bound. No consent or approval of any third party or any governmental authority is required to be obtained on the part of Sterigenics to permit the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

     5.4 Compliance With Other Instruments. Sterigenics is not a party to, or bound by, any written or oral contract, agreement, license, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Sterigenics according to the terms of this Agreement and the Ancillary Documents will be a default or an event of acceleration, or whereby timely performance by Sterigenics according to the terms of this Agreement and the Ancillary Documents may be prohibited, prevented or delayed.

     5.5 Sufficient Financing. Sterigenics has, and at the Closing will have, sufficient financing available to it to consummate the Acquisition.

                                   ARTICLE VI
                                COVENANTS OF RTI

     6.1 No Solicitation.

     (a) From and after the date of this Agreement until the Closing Date, RTI shall not, directly or indirectly, through any officer, director, employee, representative or agent of RTI (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of all or substantially all of the assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving RTI, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent RTI or its Board of Directors from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity which is received after the date hereof or recommending an unsolicited bona fide written Acquisition Proposal which is received after the date hereof to the shareholders of RTI, if and only to the extent that (1) the Board of Directors of RTI believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to RTI's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of RTI determines in good faith after consultation with outside legal counsel that such action is necessary to comply with its fiduciary duties to shareholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Confidentiality Agreement dated October 3, 1995 between Sterigenics and RTI (the "Confidentiality Agreement") or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Notwithstanding the provisions of this Section 6.1(a), in connection with furnishing non-public information under Section (A), RTI may refer any third party to this Section 6.1 or make a copy of this Agreement available to a third party, and in response to an unsolicited oral Acquisition Proposal, RTI may notify the party making the proposal that it is unable to respond to oral offers and provide such third party with a copy of this Section 6.1(a).

     (b) RTI shall notify Sterigenics no later than one (1) business day after receipt by RTI of any Acquisition

Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to theproperties, books or records of RTI by any person or entity that informs RTI that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

     6.2 Cooperation. RTI will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to Sterigenics in connection with any such requirements imposed upon Sterigenics in connection with the consummation of the transactions contemplated by this Agreement. RTI will take all reasonable actions necessary to obtain (and will cooperate with Sterigenics in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity, domestic or foreign, or other person, required to be obtained or made by RTI (or by Sterigenics) in connection with the taking of any action contemplated by this Agreement. Sterigenics shall reimburse RTI for all out-of-pocket costs incurred after the Closing Date pursuant to compliance with this Section 6.2.

     6.3 Conduct of Business. During the period on and from the date of this Agreement to the Closing, RTI will use its reasonable commercial efforts to maintain and preserve intact (i) the business organization, rights and privileges pertinent to RTI's business, and (ii) RTI's relationships with its employees, consultants, independent contractors, licensors, suppliers, distributors and other customers and all others with whom it deals, all in accordance with the ordinary and usual course of business. During the period on and from the date of this Agreement to the Closing, RTI and its Subsidiaries will not without the prior written consent of Sterigenics, which consent shall not be unreasonably withheld or delayed: (a) encumber or permit to be further encumbered any of the Purchased Assets, any of the assets of the South Jersey Subsidiary or the Rockaway Property, except mechanic's or materialmen's liens incurred in connection with ongoing construction of an addition to the North Carolina Property; (b) dispose of any Purchased Assets, the Rockaway Property or any assets of the South Jersey Subsidiary, except in the ordinary course of business; (c) fail to operate its business and facilities in compliance in all material respects with all material requirements of the NRC, the NJDEP, the NCDRH and the FDA; (d) fail to maintain the Purchased Assets, the Rockaway Property and the Improvements thereon and the assets of the South Jersey Subsidiary in good working condition and repair according to the general standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear; (e) fail to pay and discharge any Trade Payables in the ordinary course unless disputed in good faith; (f) change accounting methods;
(g) amend or terminate any Contract listed on Schedule 1.5, except in the ordinary course of business; (h) waive or release any material right or claim relating to any Purchased Assets or the assets of the South Jersey Subsidiary, except in the ordinary course of business; (i) enter into any contract providing for a term of over one (1) year or providing for payments to or from RTI of more than $50,000 per annum; (j) incur any indebtedness or obligation that would become an Assumed Liability under the terms of this Agreement other than in the ordinary course of business; (k) take any action or fail to take any action where such action or failure to act would not be in the ordinary course of business; or (l) agree to do any of the things described in the preceding clauses of this Section 6.3.

     6.4 Access to Information. RTI shall make available to Sterigenics and Sterigenics' agents and representatives all information concerning the operation, business and prospects of RTI and related entities as may be reasonably requested by Sterigenics, including, without limitation, the accounting and tax working papers of RTI's independent certified public accountants. After the last to occur of (i) satisfaction of the condition set forth in Section 9.18(ii) and termination or waiver of all contingencies permitting termination of the Agreement under Section 6.5 hereof, RTI will reasonably cooperate with Sterigenics for the purpose of permitting Sterigenics to discuss RTI's business and prospects with RTI's customers, creditors, suppliers and other persons having business dealings with RTI; provided, however, that Sterigenics agrees that it shall not have any discussions with RTI's customers unless a representative of RTI is present. RTI agrees to make a representative available for such purposes during normal business hours upon at least three (3) business days' prior notice. Sterigenics further agrees that, without RTI's prior written consent, it will have discussions with no more than ten (10) of RTI's top twenty (20) customers, and will have no discussions with other customers of RTI. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section
6.4 shall affect or be deemed to modify any representation or warranty construed in this Agreement or the conditions to the obligations of the parties to consummate the Acquisition. RTI shall permit Sterigenics to audit the financial statements contained in the March Form 10-QSB; provided, however, that no adjustment shall be required to be made thereto by RTI as a result thereof.

     6.5 Real Estate Matters.

     (a) Approval of Title. Sterigenics hereby approves the condition of title of the Rockaway Property, as shown on the title commitment for the Rockaway Property attached hereto as Exhibit 6.5(a), excluding only Exception No's 5(a-h), 6, 9, 11, 12, 13, 14, 18, 19 through 22 and 25 thereof (but with respect to exceptions 19 through 22 and 25 only to the extent that (i) such exceptions materially adversely impact or could materially adversely impact the use of the Rockaway Property as the site of a contract irradiation facility in the manner heretofore used and (ii) in such event, RTI does not provide Sterigenics with a title policy insuring that such encumbrances will not interfere with Sterigenics use of the Rockaway Property as currently used). Sterigenics hereby approves the condition of title of the North Carolina Property, as shown on the title commitment attached hereto as Exhibit 6.5(c), excluding only Exception No's 3, 4, 5 (items a, b, c and g), 6 and 7 thereof. The foregoing title commitments are referred to herein as the "Title Reports," and the exceptions to title approved by Sterigenics including such exceptions as are approved with respect to the Salem Property under paragraph (b) below and with respect to the Rockaway Property under paragraph (c) below, are collectively referred to herein as the "Permitted Exceptions." The title insurance companies issuing the Title Reports are referred to herein individually as a "Title Company" and collectively as the "Title Companies."

     (b) Approval of Salem Title. Sterigenics shall cause to be prepared a title report or title commitment showing the condition of title to the Salem property. Sterigenics shall have five business (5) days after receipt of such title commitment and copies of all exceptions thereto to deliver to RTI and the applicable Title Company written notice (the "Preliminary Title Notice") of Sterigenics' approval, conditional approval, or disapproval of the title matters disclosed in the title commitment. All matters with respect to the Salem Property not approved in writing by Sterigenics except the Permitted Encumbrances shall be deemed disapproved and are referred to herein as "Salem Disapproved Exceptions;" provided, however, that Sterigenics agrees that the Salem Disapproved Exceptions shall be limited to those exceptions which (i) relate to monetary liens securing obligations with a face amount of $10,000 or more individually or $50,000 or more in the aggregate or (ii) materially adversely impact or could materially adversely impact the use of the Salem Property as the site of a contract irradiation facility in the manner currently used. RTI shall have five (5) business days (or such longer period as RTI may reasonably request) after receipt of Sterigenics' Preliminary Title Notice to give Sterigenics and the Title Company written notice (the "Salem Removal Notice") of those Disapproved Exceptions that have been or will be removed from title on or before the Closing. If RTI is unable or unwilling to remove a Salem Disapproved Exception or fails to give notice as to whether it will remove a Salem Disapproved Exception, Sterigenics shall have the option, within five (5) business days of receipt of the Salem Removal Notice or, if RTI fails to deliver such notice, within ten (10) business days (which period shall be extended on a day for day basis as a result of any extension requested by RTI for delivery of the Salem Renewal Notice) after delivery of the Preliminary Title Notice, to terminate this Agreement by written notice to RTI, or to waive its objection to the Disapproved Exceptions in question by delivering notice of such waiver to RTI and thereafter proceed to the Closing. If Sterigenics fails to deliver the waiver notice described in the preceding sentence, Sterigenics shall be deemed to have elected to terminate this Agreement.

     (c) Rockaway Survey. RTI and Sterigenics hereby acknowledge that the Title Report prepared for the Rockaway Property (the "Rockaway Title Report") describes the real property defined herein as the "Rockaway Property" together with certain other real property (the "Excluded Property") that RTI intends to retain and that shall not be leased or otherwise transferred to Sterigenics pursuant to this Agreement. The parties believe that certain exceptions in the Title Report relating to tax liens shown in Schedule B of the Rockaway Title Report relate solely to the Excluded Property and not to the Rockaway

Property. In order to determine the exact boundaries of the Rockaway Property and which of the title exceptions apply to the Rockaway Property, Sterigenics shall obtain at its cost an ALTA survey (the "Survey") of the Rockaway Property which Survey shall locate the easements described in exceptions Nos. 19-22 and 25 to the extent they affect the Rockaway Property. During such period, RTI hereby grants Sterigenics and its agents, contractors and employees the right to enter upon the Rockaway Property to prepare the Survey and to prepare a legal description of the Rockaway Property. Upon completion of the Survey, (i) Sterigenics shall provide RTI with a copy of the Survey and legal description,
(ii) from and after the delivery to RTI of the Survey and the legal description, all references in this Agreement to the Rockaway Property shall be deemed to mean the real property shown on the Survey as the Rockaway Property and described by such legal description, and (iii) Sterigenics shall deliver the Survey and the legal description to the Title Company and shall cause the Title Company to prepare an update to the Rockaway Title Report to reflect the new legal description and the title exceptions thereto. If such updated Title Report shows exceptions other than those shown on the prior Rockaway Title Report, Sterigenics shall have five (5) business days after receipt of such updated title report and copies of all exceptions to title referred to therein to deliver to RTI and the Title Company written notice (the "Rockaway Title Notice") of Sterigenics' approval, conditional approval, or disapproval of the title matters disclosed in the updated title commitment. All matters with respect to the Rockaway Property not approved in writing by Sterigenics except the Permitted Encumbrances shall be deemed disapproved and are referred to herein as "Rockaway Disapproved Exceptions;" provided, however, that Sterigenics agrees that the Rockaway Disapproved Exceptions shall be limited to those exceptions which (i) relate to monetary liens securing obligations with a face amount of $10,000 or more individually or $50,000 or more in the aggregate or
(ii) materially adversely impact or could materially adversely impact the use of the Rockaway Property as the site of a contract irradiation facility in the manner currently used. RTI shall have five (5) business days (or such longer period as RTI shall reasonably request) after receipt of Sterigenics' notice to give Sterigenics and the Title Company written notice (the "Rockaway Removal Notice") of those Rockaway Disapproved Exceptions that have been or will be removed from title on or before the Closing. If RTI is unable or unwilling to remove a Rockaway Disapproved Exception or fails to give notice as to whether it will remove a Rockaway Disapproved Exception, Sterigenics shall have the option, within five (5) business days of receipt of the Rockaway Removal Notice or, if RTI fails to deliver such notice, within ten (10) business days (which period shall be extended on a day for day basis as a result of any extension requested by RTI for delivery of the Rockaway Removal Notice) after delivery of the Rockaway Title Notice to terminate this Agreement by written notice to RTI, or to waive its objection to the Rockaway Disapproved Exceptions in question by delivering notice of such waiver to RTI and thereafter proceed to the Closing. If Sterigenics fails to deliver the waiver notice described in the preceding sentence, Sterigenics shall be deemed to have elected to terminate this Agreement.

     (d) Environmental Inspection. RTI hereby grants Sterigenics the right to enter upon and to inspect the Real Properties and the environmental risks and conditions (including the soil and groundwater) of the Real Properties. For the purpose of Sterigenics' physical inspections, RTI agrees to provide Sterigenics and its authorized agents reasonable access to each Real Property during normal business hours during the period starting on the date of this Agreement and ending thirty (30) days thereafter (the "Initial Due Diligence Period"), upon at least twelve (12) hours' prior notice to RTI, and Sterigenics shall use reasonable good faith efforts to avoid disruption of the operation of the Real Properties. Sterigenics may, at its option, extend the Initial Due Diligence Period for an additional sixty (60) days by giving notice to RTI prior to the expiration of the Initial Due Diligence Period that it intends to conduct Phase II environmental investigation at one or more of the Real Properties. The Initial Due Diligence Period and any such extension are referred to collectively as the "Due Diligence Period." Without limiting the foregoing, Sterigenics and Sterigenics' agents may, at the sole cost of Sterigenics and upon prior notice to RTI, perform engineering and soils surveys, geological work or other studies desired by Sterigenics. Sterigenics and Sterigenics' agents shall be entitled, at Sterigenics' own expense, to conduct Phase I and Phase II environmental investigations of the Real Properties. Sterigenics agrees to hire as its contractor for such environmental investigation a firm which maintains adequate liability insurance. If the Closing does not occur, Sterigenics shall provide to RTI copies of all environmental reports it caused to be prepared. If the Closing does not occur, Sterigenics promptly shall repair and restore any damage caused to the North Carolina Property and the Salem Property by reason of Sterigenics' or Sterigenics' agents' entry on or investigation of the North Carolina Property and the Salem Property. Whether or not the Closing occurs, Sterigenics shall promptly repair and restore any damage caused to the Rockaway Property by reason of Sterigenics' or Sterigenics' agents' entry on or investigation of the Rockaway Property. Sterigenics shall provide to RTI copies of all invoices for work performed to repair and restore any damage to the Real Properties along with evidence that such invoices have been paid. Sterigenics hereby agrees to indemnify RTI and to hold RTI, RTI's agents and employees and the Real Properties harmless from and against any and all losses, costs, damages, claims or liabilities including, but not limited to, mechanic's and materialmen's liens and reasonable attorneys' fees, arising out of or in connection with Sterigenics' or its agent's access to or entry upon the Real Properties under this Section 6.5. If, upon any such inspection, any aspect of the condition of the Property would have a material adverse effect on Sterigenics' ability to operate the business of RTI as currently operated or could result in any material liability on the part of Sterigenics for environmental remediation, Sterigenics shall have the right during the Due Diligence Period, which it shall exercise promptly, to terminate this Agreement by delivering three (3) business days' prior written notice of such termination to RTI, which notice shall specifically identify the conditions providing the basis for termination.

     (e) Title Policies. At the Closing for the North Carolina Property the applicable Title Company shall issue to Sterigenics, at Sterigenics' expense, an ALTA owner's policy of title insurance, form B (as amended 10-17-92) (the "North Carolina Title Policy"), in the amount of the Purchase Price allocated thereto pursuant to Section 2.7, subject only to the Permitted Exceptions therefor. In addition, the Title Company shall issue to Sterigenics ALTA leasehold and optionee's policies of title insurance, form B (as amended 10-17-92) for the Rockaway Property (collectively, the "Leasehold Policy"), in an amount determined by Sterigenics, insuring the validity and priority of the Rockaway Lease and Sterigenics' option to purchase the Rockaway Property granted pursuant to the Rockaway Lease. Sterigenics shall have the right to have an ALTA survey the (the "ALTA Survey") prepared for any Real Property, the costs of which shall be paid by Sterigenics. The North Carolina Title Policy and the Leasehold Title Policy individually are referred to herein as a "Title Policy" and collectively as the "Title Policies."

     6.6 Proxy Statement. As promptly as practical after the execution of this Agreement and in conjunction with the filing of its Annual Report on Form 10-KSB, RTI shall prepare a proxy statement (the "Proxy Statement") to obtain the approval of shareholders of RTI for this Agreement and the transactions contemplated hereby. RTI shall provide reasonable opportunity for Sterigenics to review and comment on the contents of the Proxy Statement. The Proxy Statement shall include the recommendation of the Board of Directors of RTI in favor of this Agreement and Acquisition; provided that the Board of Directors of RTI may withdraw such recommendation if such Board of Directors believes in good faith that a Superior Proposal has been made and shall have determined in good faith, after consultation with its outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law. Promptly after the last to occur of (i) satisfaction of the condition set forth in Section 9.18(ii) and termination or waiver of all contingencies permitting termination of the Agreement under
Section 6.5 hereof, RTI shall complete and file the Proxy Statement with the SEC. Within ten (10) business days after all SEC comments on the Proxy Statement have been resolved, RTI will cause the Proxy Statement to be sent to the shareholders of RTI.

     6.7 Shareholders Meeting. RTI shall call a meeting of its shareholders (the "RTI Shareholders' Meeting) to be held as promptly as practicable after RTI has been advised by the SEC that it has no further comments on the Proxy Statement for the purpose of voting upon this Agreement and the Acquisition. RTI shall use reasonable efforts, including the engagement of a proxy solicitation firm reasonably acceptable to Sterigenics (one half of the cost of which will be paid directly by Sterigenics), to solicit from its shareholders proxies in favor of such matters.

     6.8 Risk of Loss. Until the Closing, all risk of loss, damages or destruction to the Purchased Assets or the assets of the South Jersey Subsidiary shall be borne by RTI.

     6.9 Regulatory Approvals; Transfer of Permits. Prior to the Closing, at Sterigenics' expense, RTI will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental entity that may be reasonably required, or that Sterigenics may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. RTI will promptly prepare and file with the appropriate Governmental Entity all applications necessary to obtain the transfer of the licenses, approvals and permits referred to in Section 9.5. Sterigenics will reimburse RTI for all out of pocket costs, including reasonable legal fees, incurred in connection with obtaining such transfers.

     6.10 Execution of Amendment Agreement. RTI shall use its best efforts (not including the payment of any monetary amounts) to promptly cause Farmers Merchant National Bank of Bridgeton, as trustee under the IRB, to execute that certain Amendment Agreement dated April 2, 1985 amending the designation of the Salem Property as attached as Exhibit A to the sublease for the Salem Property.

                                   ARTICLE VII
                            COVENANTS OF STERIGENICS

     7.1 Access to Documents. If, after the Closing Date, (i) in order to properly prepare its tax returns or other documents or reports required to be filed with governmental authorities or its financial statements; (ii) in connection with any threatened or pending litigation or claim which involves or may involve RTI; or (iii) for any other reasonable purpose, it is necessary that RTI be furnished with additional information or documents relating to the Purchased Assets, the assets of the South Jersey Subsidiary or the Assumed Liabilities and such information or documents are in Sterigenics' possession, and can reasonably be furnished to RTI, Sterigenics shall, upon written request therefor, promptly furnish such information or documents to RTI. RTI shall reimburse Sterigenics for the cost of copying or shipping any requested documents.

     7.2 Cooperation. Sterigenics will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to RTI in connection with any such requirements imposed upon RTI in connection with the consummation of the transactions contemplated by this Agreement. Sterigenics will take all reasonable actions necessary to obtain (and will cooperate with RTI in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity, domestic or foreign, or other person, required to be obtained or made by Sterigenics (or by RTI) in connection with the taking of any action contemplated by this Agreement.

     7.3 Future Administrative Support Related to Environmental Issues. Until the date five (5) years after the Closing, Sterigenics shall provide RTI with certain administrative services, including (a) supervision of the Rockaway Property monitoring program (including payment of costs up to $10,000 per annum) following completion of the clean-up program at the Rockaway Property, and (b) general corporate administrative support, including reasonable access to use of former RTI employees who are employed by Sterigenics.

     7.4 Employment of RTI Employees by Sterigenics. Sterigenics (or its wholly-owned Subsidiary) shall offer employment to all existing employees (as of the Closing) of RTI except Theo Muller. Sterigenics agrees not to terminate any former RTI employee for at least 90 days after the Closing except for cause.

     7.5 Release of Salem Guarantee. Sterigenics shall use reasonable efforts to cause RTI to be released from the Salem Guarantee.

                                  ARTICLE VIII
                        COVENANTS OF STERIGENICS AND RTI

        8.1 Legal Conditions. Subject, as to RTI, to Section 6.1(a), each of Sterigenics and RTI will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Acquisition (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them in connection with the Acquisition.

     8.2 Public Disclosure. Prior to Closing, Sterigenics and RTI shall consult with each other before issuing any press release or otherwise making any public statement (other than at the RTI Shareholders' Meeting) with respect to the Acquisition or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     8.3 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, including Section 6.1(a), each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of RTI described in Section 6.7, including cooperating fully with the other party, including by provision of information. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Sterigenics with full title to all properties, assets, rights, approvals, immunities and franchises of the Purchased Assets or the assets of the South Jersey Subsidiary, the proper officers and directors of each party to this Agreement shall take all such necessary action; provided, however that out-of-pocket costs incurred by RTI pursuant to this Section 8.3 after the Closing Date shall be reimbursed by Sterigenics.

     8.4 Access to Documents. If, after the Closing Date, (i) in order to properly prepare its tax returns or other documents or reports required to be filed with governmental authorities or its financial statements; (ii) in connection with any threatened or pending litigation or claim which involves or may involve Sterigenics or RTI; or (iii) for any other reasonable purpose, it is necessary that Sterigenics or RTI be furnished with additional information or documents relating to the Purchased Assets, the assets of the South Jersey Subsidiary or the Assumed Liabilities and such information or documents are in the possession of the other party, and can reasonably be furnished to the requesting party, the other party shall, upon written request therefor, promptly furnish such information or documents to the requesting party. The requesting party shall reimburse the other party for the cost of copying or shipping any requested documents.

                                   ARTICLE IX
                  STERIGENICS' CONDITIONS PRECEDENT TO CLOSING

     The obligations of Sterigenics at the Closing are subject to satisfaction of the following conditions (any or all of which may be waived by Sterigenics in its sole discretion), all of which are for Sterigenics' sole benefit:

     9.1 Representations and Warranties. The representations and warranties of RTI contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made on that date; provided that this condition will be deemed satisfied if inaccuracies in the representations and warranties of RTI would merely result in (a) positive adjustments to RTI's consolidated balance sheet or (b) negative adjustments to RTI's consolidated balance sheet of (i) up to $200,000 in the aggregate (which would give rise to a Purchase Price Adjustment in a corresponding amount), or
(ii) an amount between $200,000 and $500,000 in the aggregate if the cash portion of the Purchase Price as set forth in Section 2.4(a) is reduced by the aggregate amount of the resulting adjustments to the consolidated balance sheet. To the extent that any inaccuracies in the representations and warranties would not result in adjustments to RTI's consolidated balance sheet, this condition will be deemed satisfied unless such inaccuracies, in the aggregate, would have a material adverse effect on the value of the Purchased Assets or the assets of the South Jersey Subsidiary or on the ability of Sterigenics to conduct the business of RTI as conducted prior to the Closing.

     9.2 Shareholder Approval. This Agreement and the transactions contemplated by it shall have been approved by RTI's shareholders and RTI shall have delivered to Sterigenics copies, certified by the Secretary of RTI, of the resolutions of the shareholders of RTI regarding such approval.

     9.3 Ownership of Purchased Assets by RTI. RTI or its Subsidiaries shall hold all right, title and interest in the Purchased Assets and the assets of the South Jersey Subsidiary.

     9.4 Net Book Value of Purchased Assets. The net book value of the Purchased Assets (as determined by RTI in good faith) at the Closing shall be at least $3,500,000; provided, however, that if the net book value (as determined by RTI in good faith) is between $3,000,000 and $3,500,000, this condition will be deemed satisfied if the cash portion of the Purchase Price as set forth in
Section 2.4(a) is reduced by an amount equal to the difference between $3,500,000 and the net book value of the Purchased Assets.

     9.5 Receipt of Required Permits. Sterigenics shall have received all licenses, permits and governmental or other regulatory approvals and authorizations which are required in order for Sterigenics to engage in the full operation of RTI's sterilization facilities located on the Real Properties, including, without limitation, all necessary permits, approvals and authorizations of the NRC, the NJDEP, the NCDRH and the FDA; provided, if all of the other conditions set forth in Article IX and X have been satisfied or waived and this condition is not satisfied by June 30, 1996, Sterigenics shall be required to waive this condition if RTI undertakes, subject to the terms of a management agreement to be negotiated in good faith by RTI and Sterigenics, such management activities as are necessary to permit the full operation by Sterigenics of RTI's sterilization facilities as currently operated until all necessary permits, approvals and authorizations are obtained and all costs and expenses incurred by RTI pursuant to its performance of such agreement shall be reimbursed or paid by Sterigenics as incurred.

     9.6 Delivery of All Assets. RTI shall have delivered and conveyed all of the Purchased Assets and the assets of the South Jersey Subsidiary free and clear of all Encumbrances, whether direct or indirect, accrued, absolute, contingent or otherwise, except the Permitted Encumbrances.

     9.7 Rockaway Property Lease and Purchase Option. Sterigenics and RTI shall have entered into a six-year lease and purchase option, with an option for Sterigenics to extend the lease for five (5) additional years, for the Rockaway Property in substantially the form attached hereto as Exhibit 9.7, including a six-year option for Sterigenics to purchase the Rockaway Property (the "Rockaway Lease"). Pursuant to the Rockaway Lease, RTI shall have the right to require Sterigenics to exercise the purchase option on the sixth anniversary of the Closing if the environmental remediation has been completed to such an extent that Sterigenics would not have any material liability for further environmental remediation and the Rockaway Property has been removed from the National Priorities List. In addition, a memorandum or short-form of the Rockaway Lease shall have been provided to Sterigenics in recordable form in accordance with applicable New Jersey law so as to impart constructive notice of the Rockaway Lease to third parties.

     9.8 Letter Regarding Spill Act Lien. RTI shall have delivered to Sterigenics a letter from the NJDEP dated within five (5) business days prior to the Closing Date stating that NJDEP will take all actions and execute all documents necessary to release all liens it has on the Purchased Assets and the Rockaway Property upon receipt of a certified check in the Lien Amount if such check is delivered within ten (10) days following the date of the letter.

     9.9 Title Policies. The Title Companies shall have committed in writing to issue the Title Policies to Sterigenics for each of the North Carolina Property and the Rockaway Property, subject only to the Permitted Exceptions applicable thereto.

     9.10 FIRPTA. RTI shall have executed and delivered to the Title Company a certificate satisfying the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended (the "FIRPTA Certificate").

     9.11 No Insolvency Event. At the Closing there shall not be any pending sequestration, attachment or foreclosure of or execution on any material part of the Purchased Assets or any of the material assets of the South Jersey Subsidiary or any proceeds from the sale thereof nor shall RTI be subject to a voluntary or involuntary petition to commence a proceeding under the United States Bankruptcy Code to declare RTI to be bankrupt or insolvent.

     9.12 No Material Adverse Change. No material adverse change shall have occurred in the business of RTI or the assets of the South Jersey Subsidiary since the execution of this Agreement which, in the reasonable judgment of Sterigenics, may have a material adverse effect on the value to Sterigenics of the Purchased Assets or the assets of the South Jersey Subsidiary.

     9.13 No Legal Prohibition. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition or limiting or restricting Sterigenics' conduct or operation of the business of RTI after the Acquisition shall have been issued, nor shall any action or suit related to the Acquisition or its consummation which could, in the opinion of Sterigenics' counsel, result in material liability for Sterigenics, be pending or threatened, nor shall any proceeding brought by an administrative agency or commission or other governmental entity, seeking any of the foregoing, be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition which makes the consummation of the Acquisition illegal.

     9.14 Escrow Agreement. Sterigenics and RTI shall have entered into the Escrow Agreement.

     9.15 Closing Certificate. RTI shall deliver to Sterigenics a certificate dated the Closing Date and signed by the President of RTI confirming that the conditions set forth in Sections 9.1, 9.2, 9.4, 9.6, 9.11, 9.12 and 9.17 have been satisfied.

     9.16 Recordable Documents. RTI shall have provided the appropriate Title Company issuing the Title Policies the special warranty deed for the North Carolina Property and the memorandum of lease for the Rockaway Property duly executed, notarized, and otherwise in recordable form at least two (2) business days prior to the Closing so that the documents are in a position to be recorded in the applicable public records immediately upon Closing.

     9.17 Appraisal Rights. Holders of less than 20% of the outstanding shares of RTI Common Stock shall continue to be entitled to seek appraisal rights with respect to the Acquisition pursuant to the New York Business Corporation Law.

     9.18 Environmental Matters. RTI shall have obtained from the NJDEP: (i) a letter of non- applicability pursuant to the Industrial Site Recovery Act
(ISRA), N.J.S.A. 13:1K-6 et seq., with respect to the transactions contemplated by this Agreement; and (ii) written acknowledgment, in form reasonably satisfactory to Sterigenics' counsel, that the NJDEP does not and will not regard Sterigenics or any of its subsidiaries as the successor or assign of RTI or as otherwise responsible for any ongoing environmental liability of RTI.

     9.19 Removal of Title Exceptions. RTI shall provide Sterigenics with evidence of the removal of all Salem Disapproved Exceptions and all Rockaway Disapproved Exceptions which were set forth in the Salem Removal Notice and the Rockaway Removal Notice, respectively.

     9.20 Closing Deliveries. Sterigenics shall have received at or prior to the Closing each of the following documents: (a) a bill of sale in a form reasonably satisfactory to Sterigenics; (b) such instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Sterigenics, as shall be appropriate to convey, transfer and assign to, and to vest in, Sterigenics, good, clear and marketable title to the Purchased Assets and the assets of the South Jersey Subsidiary; (c) evidence of termination of all liens (other than Permitted Encumbrances) filed against the Purchased Assets and the assets of the South Jersey Subsidiary reasonably satisfactory to Sterigenics; (d) cross-receipt executed by Sterigenics and RTI; (e) March Balance Sheet; (f) with respect to the North Carolina Property, a special warranty deed in recordable form and in the form previously approved by Sterigenics properly executed on behalf of RTI, conveying to Sterigenics title to the Real Properties and the Improvements in fee simple, subject only to the Permitted Exceptions therefor;
(g) with respect to the Rockaway Property, the Rockaway Lease and a memorandum or short-form thereof, in form and content approved by Sterigenics, which shall be recorded, at Sterigenics' expense, in the manner provided under applicable New Jersey law to impart constructive notice thereof to third parties; and (h) any other documents, records or agreements called for hereunder that have not been previously delivered to Sterigenics.

     9.21 Landlord Letter. RTI shall deliver to Sterigenics a letter from the City of Salem Municipal Port Authority confirming that the South Jersey Subsidiary has a valid and binding leasehold interest in the Salem Property.

                                    ARTICLE X
                      RTI'S CONDITIONS PRECEDENT TO CLOSING

     The obligations of RTI at the Closing are subject to satisfaction of the following conditions (any or all of which may be waived by RTI), all of which are for RTI's sole benefit:

     10.1 Representations and Warranties. The representations and warranties of Sterigenics contained in this Agreement will be true and correct in all material respects at the date of the Closing with the same effect as though made at that date, and Sterigenics will have delivered to RTI a certificate dated that date and signed by the President of Sterigenics to that effect.

     10.2 Shareholder Approval. This Agreement and the transactions contemplated by it shall have been approved by RTI's shareholders.

     10.3 Rockaway Lease. Sterigenics and RTI have entered into the Rockaway Lease.

     10.4 Insolvency Event. At the Closing, Sterigenics shall not have been subject to a voluntary or involuntary petition to commence a proceeding under the United States Bankruptcy Code to declare Sterigenics to be bankrupt or insolvent.

     10.5 No Legal Prohibition. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition or limiting or restricting RTI's conduct or operation of the business of RTI after the Acquisition shall have been issued, nor shall any proceeding brought by an administrative agency or commission or other governmental entity, seeking any of the foregoing be pending, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition which makes the consummation of the Acquisition illegal, nor shall any action or suit related to the Acquisition or its consummation which could, in the opinion of RTI's counsel, result in material personal liability for RTI directors. be pending or threatened; provided, however, that RTI shall be required to waive this condition as to any pending or threatened action or suit if Sterigenics agrees to indemnify the directors of RTI against any costs, expenses or judgments resulting from such action or suit.

     10.6 Escrow Agreement. Sterigenics, RTI and the Escrow Agent shall have entered into the Escrow Agreement.

     10.7 Closing Certificate. Sterigenics shall deliver to RTI a certificate dated the Closing Date and signed by an officer of Sterigenics confirming that the conditions set forth in Sections 10.1, 10.2, 10.4 and 10.5 have been satisfied.

     10.8 Appraisal Rights. Holders of less than 20% of the outstanding shares of RTI Common Stock shall continue to be entitled to seek appraisal rights with respect to the Acquisition pursuant to the New York Business Corporation Law.

     10.9 Closing Deliveries. RTI shall have received at or prior to the Closing each of the following documents: (a) payment of the Purchase Price in accordance with Section 2.4; (b) cross-receipt executed by Sterigenics and RTI; and (c) such instruments, in form and substance satisfactory to RTI, as shall be necessary and appropriate for Sterigenics to assume and agree to perform the Assumed Liabilities.

                                   ARTICLE XI
       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

     11.1 Survival of Representations. The representations and warranties made by the parties in Articles IV (except Section 4.22(a) and 4.23 through 4.27, which shall terminate upon the Closing) and V of this Agreement shall survive the Closing for a period of twelve (12) months and shall in no manner be limited by any investigation of the subject matter thereof made by or on behalf of either party or by the satisfaction of any condition to the Closing, provided, however, that if RTI gives Sterigenics written notice prior to Closing specifying a breach of a representation or warranty and as a result would not be able to meet the condition in Section 9.1 and Sterigenics waives such breach in order to proceed to Closing, Sterigenics shall not be entitled to make a Claim (as defined below) as a result of such specified breach. After the expiration of such period, such representations and warranties shall expire and be of no further force and effect unless a Claim or Claims (as defined in Section 11.2 below) with respect to any such representation or warranty shall have been asserted by Sterigenics with respect thereto on or before the expiration of such period.

     11.2 Indemnification by Parties.

     (a) RTI shall indemnify and save harmless Sterigenics, its wholly-owned Subsidiaries and its and their respective shareholders, directors, officers and agents from and against (A) any difference between (i) the Adjusted Price and
(ii) the book value of the Purchased Assets less the book value of the Assumed Liabilities, as contained in the Closing Balance Sheet (as audited by the independent certified accounting firm of Ernst & Young, if Sterigenics elected to have Ernst & Young audit the Closing Balance Sheet, provided that RTI may object as set forth in Section 2.4(d) (the "Purchase Price Adjustment") and (B) any and all losses, liabilities, expenses (including, without limitation, fees and disbursements of counsel and expenses of investigation), claims, liens, damages, demands, judgments, fines, penalties, costs or other obligations whatsoever (hereinafter individually a "Claim" or collectively "Claims"), which shall not include any component of damages for business lost after the Closing, imposed on or incurred by Sterigenics or any such indemnified party as a result of (i) the breach of any representation or warranty made by RTI in this Agreement or otherwise thereafter made in writing and delivered by RTI to Sterigenics in connection with the transactions contemplated hereby; (ii) any failure of RTI to perform or comply in any material respect with any of its covenants and agreements set forth herein or in any other document executed in connection with the transactions contemplated hereby; (iii) any liabilities, obligations or commitments of, and all claims against RTI, its shareholders, directors, officers and agents, other than with respect to the Assumed Liabilities and claims arising as a result of a breach by Sterigenics; (iv) any Excluded Liabilities or (v) the waiver by Sterigenics of compliance by RTI with the provisions of applicable bulk sales laws. "Claims" as used herein are not limited to matters asserted by third parties, but include claims incurred, sustained or properly accrued by Sterigenics in the absence of claims by a third party; provided that the amount of any accrual that is not ultimately utilized shall be paid to RTI. Claims shall first be satisfied pursuant to the terms of the Escrow Agreement. Notwithstanding anything to the contrary set forth in this Agreement, RTI shall be liable only as to any individual Claim, other than Claims with respect to any Purchase Price Adjustment, if it exceeds Five Thousand Dollars ($5,000). Other than with respect to any Purchase Price Adjustment, no indemnification obligation shall arise hereunder unless and until the aggregate amount of Claims which individually exceed Five Thousand Dollars ($5,000.00) hereunder exceeds One Hundred Thousand Dollars ($100,000) (the "Basket"). In the event that the amount of all Claims which individually exceed Five Thousand Dollars ($5,000.00) exceeds the Basket, Sterigenics shall be entitled to collect the full amount of such Claims.

     (b) From and after the Closing, Sterigenics shall indemnify and save harmless RTI, its shareholders, directors, officers and agents from and against any and all losses, liabilities or expenses imposed on or incurred by RTI or any such indemnified party as a result of (i) any failure by Sterigenics to discharge the Assumed Liabilities or (ii) any failure of Sterigenics to perform or comply in any material respect with any of the covenants and agreements of Sterigenics set forth herein or in any document executed in connection with the transactions contemplated hereby.

     (c) As used in this Article XI, the term "Indemnitor" means the party against whom indemnification hereunder is sought, and the term "Indemnitee" means the party seeking indemnification hereunder. The following are conditions precedent to any liability of an Indemnitor under Section 11.2(a) or 11.2(b): (i) Indemnitee shall give Indemnitor prompt written notice of any event or assertion of which it has knowledge concerning any Claims and as to which it may request indemnification, which notice must be given within twelve (12) months of the Closing; (ii) Indemnitee shall cooperate with and assist Indemnitor in defending or settling the Claims; (iii) Indemnitee shall permit Indemnitor to control the defense or settlement of the Claims, including selection of counsel to represent Indemnitor and Indemnitee, provided that such counsel shall be reasonably satisfactory to Indemnitee; provided that Indemnitee may maintain separate counsel at its own cost and expense in connection with any Claim; (iv) in no event shall Indemnitee compromise or settle a Claim without the prior written approval of Indemnitor, which approval shall not be unreasonably withheld; and (v) the assumption of the defense of any Claim by Indemnitor shall be an acknowledgment by Indemnitee that such Claim is subject to indemnification under the provisions of this Article XI unless notice to the contrary is given and that such provisions are binding on Indemnitee. If, however, Indemnitor fails or refuses to undertake the defense of such Claim within ten (10) days after written notice of such Claim has been delivered to Indemnitor by Indemnitee, Indemnitee shall have the right to undertake the defense, and, subject to Subsection (iv) above, compromise and settlement of such Claim with counsel of its own choosing. Failure of Indemnitee to furnish written notice to Indemnitor of a Claim shall not release Indemnitor from Indemnitor's obligations hereunder, except to the extent Indemnitor is prejudiced by such failure.

     (d) The indemnification obligations of Indemnitor under Section 11.2(c) shall continue in full force and effect as to any Claim as to which notice has been given pursuant to Section 11.2(c)(i) above until such Claim has been settled either by mutual agreement of the parties concerned, by arbitration in accordance with the provisions of this Agreement or, in the event of a Claim resulting from legal action by a third party, by the final order, decree or judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired with no appeal having been taken). The right of an Indemnitee to be indemnified under this Section 11.2 shall not limit, reduce or otherwise affect any other rights and remedies each may have with respect to the matters indemnified under this Agreement.

     11.3 Resolution of Disputes. Any dispute over an indemnity claim under
Section 11.2 above (a "Contested Claim") shall be settled by arbitration in the New York City metropolitan area and, except as herein specifically stated, in accordance with Section 13.15 below. Sterigenics and RTI agree that any of the parties may elect to postpone the arbitration of all Contested Claims until one year from the Closing in order to consolidate the arbitration of all Contested Claims.

                                   ARTICLE XII
                            TERMINATION AND AMENDMENT

     12.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 12.1(b) through 12.1(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the purchase and sale of the Purchased Assets by the shareholders of RTI: (a) by mutual written consent of Sterigenics and RTI; or (b) by either Sterigenics and RTI if the Acquisition shall not have been consummated by November 27, 1996 (provided that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Acquisition to occur on or before such date); or (c) by either Sterigenics or RTI, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, except, if the party relying on such order, decree or ruling or other action has not materially complied with its obligations under Article IX or Article X, as applicable, of this Agreement; or (d) by Sterigenics if any of the conditions to Sterigenics' obligations to effect the Acquisition which are specified in Article IX have not been met or waived by Sterigenics at such time as such condition is no longer reasonably capable of satisfaction, including the failure to obtain any required approval of shareholders of RTI at a duly held meeting of shareholders or at an adjournment or postponement thereof (provided Sterigenics is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement); (e) by RTI if any of the conditions to RTI's obligation to effect the

Acquisition which are specified in Article X have not been met or waived by RTI at such time as such condition is no longer reasonably capable of satisfaction (provided RTI is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement); (f) by Sterigenics or RTI, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured (in the case of RTI, a breach of representation and warranty will be deemed to have been cured for purposes of this Section 12.1 if the condition to Closing set forth in Section 9.1 can be met), in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within (ten) 10 business days following receipt by the breaching party of written notice of such breach from the other party; or (g) by Sterigenics, if (i) the Board of Directors of RTI shall have withdrawn or modified in a manner adverse to Sterigenics its recommendation of this Agreement and the Acquisition in a manner adverse to Sterigenics or shall have resolved to do either of the foregoing; (ii) the Board of Directors of RTI shall have recommended to the shareholders of RTI an Acquisition Proposal; (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of RTI Common Stock is commenced (other than by Sterigenics or an affiliate of Sterigenics) and the Board of Directors of RTI recommends that the shareholders of RTI tender their shares in such tender or exchange offer; or (iv) for any reason RTI fails to hold the RTI Shareholders' Meeting by November 27, 1996.

     12.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 12.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Sterigenics, RTI or their respective officers, directors, stockholders or shareholders, as the case may be, or affiliates, except as set forth in Sections 12.3 and 12.4 and further except to the extent that such termination results from the intentional breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Sections 6.4 (5th sentence), 6.5(d) (5th, 6th, 7th and 8th sentences), 12.3 and 12.4 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     12.3 Fees and Expenses.

     (a) Subject to Section 12.3(b) and 12.3(c), if (i) the Acquisition is consummated or (ii) this Agreement is terminated in accordance with Section 12.1(b), 12.1(c), 12.1(d) or 12.1(e) hereof other than as a result of a breach by either party, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     (b) Except as otherwise provided in this Section 12.3(b): (i) if this Agreement is terminated as provided in Section 12.1(f) hereof, the breaching party shall pay to the terminating party, within five business days after receipt of a written request therefor, in same day funds, an amount equal to all costs and expenses reasonably incurred by the terminating party in connection with this Agreement and the transactions contemplated hereby, including all reasonable legal, accounting, financial advisory, printing and other professional and service fees and expenses not to exceed Two Hundred Fifty Thousand Dollars ($250,000); provided, however, in the event that this Agreement is terminated by a party as provided in Section 12.1(f) and the breaching party also has the right to terminate this Agreement as provided in Section 12.1(f) and notifies the terminating party thereof within ten (10) days after receipt by the breaching party of notice of termination pursuant to this Section 12.1(f), then the costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid only as set forth in Section 12.3(a); (ii) if this Agreement is terminated (x) by Sterigenics pursuant to
Section 12.1(b) hereof or (y) by Sterigenics pursuant to Section 12.1(d) as a result of the failure to receive the requisite vote to approve this Agreement and the Acquisition at the RTI Shareholders' Meeting (including any adjournments or postponements thereof) in each case if, at the time of such failure, there shall have been announced an Acquisition Proposal which shall not have been absolutely and unconditionally withdrawn or abandoned, RTI shall pay Sterigenics, within five (5) business days after receipt of a written request therefor, in same day funds, an amount equal to all costs and expenses reasonably incurred by Sterigenics in connection with this Agreement and the transactions contemplated hereby, including all reasonable legal, accounting, financial advisory, printing and other professional and service fees and expenses, not to exceed Two Hundred Fifty Thousand Dollars ($250,000).

     (c) If this Agreement is terminated by Sterigenics as provided in Section
12.1 as a result of the failure of Sterigenics to obtain the permits necessary to operate the business of RTI, Sterigenics shall pay RTI, within five (5) business days after receipt of a written request therefor, in same day funds, an amount equal to all costs and expenses reasonably incurred by RTI in connection with this Agreement and the transactions contemplated hereby, including all reasonable legal, accounting, financial advisory, printing and other professional and service fees and expenses, not to exceed Two Hundred Fifty Thousand Dollars ($250,000).

     12.4 Option to Purchase North Carolina Property. Upon the execution by RTI of a definitive agreement resulting from an Acquisition Proposal, Sterigenics shall have the option to purchase the North Carolina Property, including its Improvements and the plant, property, equipment located thereon, but excluding all Cobalt, free and clear of all Encumbrances other than the Permitted Encumbrances for a purchase price equal to the book value of the North Carolina Property as of the closing associated with the exercise of the option plus Four Hundred Thousand Dollars ($400,000). The purchase option may be exercised within sixty (60) days after the execution of such definitive agreement, and the closing of Sterigenics' acquisition of the North Carolina Property pursuant to the purchase option shall occur immediately prior to the closing of the transaction contemplated by such definitive agreement. The terms of such purchase option shall be as specified in the Option Agreement attached hereto as
Exhibit 12.4.

     12.5 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Acquisition by the shareholders of RTI, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     12.6 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE XIII
                                     GENERAL

     13.1 Expenses. Except as otherwise provided below in this Agreement, the parties will each pay their own legal, accounting and other professional expenses in connection with the transactions contemplated hereby.

     13.2 Brokers. Each party represents and warrants to the other that no person has acted as a broker, a finder or in any similar capacity in connection with the transactions contemplated hereby, except TM Capital Corporation who shall be paid by Sterigenics. Each party shall indemnify the other against, and agrees to hold the other harmless from, all liabilities and expenses (including reasonable attorneys' fees and expenses) in connection with any claim by anyone for compensation as a broker, a finder or in any similar capacity, other than TM Capital Corporation, who is to be paid by Sterigenics at the Closing, by reason of services allegedly rendered to the indemnifying party in connection with the transactions contemplated hereby.

     13.3 Entire Agreement. Except for that certain Confidentiality Agreement by and between RTI and Sterigenics, dated October 3, 1995, this Agreement, the Option Agreement and the Ancillary Documents contain the entire agreement among the parties with respect to the matters contemplated hereby and all prior negotiations, understandings and agreements among them, are superseded by this Agreement.

     13.4 Assignment. Neither this Agreement nor any right of any party under it may be assigned without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Sterigenics may assign its rights under this Agreement following the Closing to any party that acquires Sterigenics through a merger or consolidation, purchase of substantially all of Sterigenics' stock or a purchase of substantially all of Sterigenics' assets. Notwithstanding the foregoing, RTI agrees that Sterigenics may assign its rights to purchase the Purchased Assets and lease the Rockaway Property and its obligations to assume the Assumed Liabilities to one or more wholly-owned subsidiaries of Sterigenics; provided, however, that in the event of such assignment, Sterigenics shall remain liable for the performance of such subsidiaries under the terms of this Agreement and shall execute and deliver to RTI a guarantee in a form reasonably satisfactory to RTI with respect thereto.

     13.5 Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and will be deemed effective when delivered in person, on the first business day after the day on which sent by confirmed facsimile, if promptly confirmed in writing, on the third business day after the day on which mailed by first class mail from within the United States of America, or the business day following delivery to a national overnight courier service to the following addresses or to such other address as either party may specify in writing to the other party in accordance with the provisions of this Section 13.5.

     If to Sterigenics:                  With a copy to:

     Sterigenics International           Gunderson Dettmer Stough
     4020 Clipper Court                    Villeneuve
     Fremont, CA  94538-6540             Franklin & Hachigian, LLP
                                         600 Hansen Way, Second Floor
                                         Palo Alto, CA  94304
     Facsimile No. (510) 770-9000        Facsimile No.:  (415) 843-0314
     Attention:  James F. Clouser        Attention:  Carla S. Newell


     If to RTI:                          With a copy to:

     RTI, Inc.                           Warshaw Burstein Cohen
     108 Lake Denmark Road               Schlesinger & Kuh, LLP
     Rockaway, New Jersey 07866          555 Fifth Avenue
     Attention:  Theo Muller             New York, NY 10017
                                         Facsimile No.: (212) 972-9150
                                         Attention: Arthur Katz

     13.6 Governing Law. This Agreement will be governed by, and construed under, the laws of the State of California without reference to principles of conflicts of laws.

     13.7 Amendment. This Agreement may be amended only by a document in writing signed by the parties.

     13.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

     13.9 Public Disclosure. No party shall disclose the terms of this Agreement without the written consent of Sterigenics and RTI, except as required by law or pursuant to the disclosure obligations of RTI under the rules and regulations of the Securities and Exchange Commission.

     13.10 Further Assurances. Each party agrees to execute such further instruments and documents and to do such further acts as may be reasonably requested by any other party to carry out the transactions contemplated hereby.

     13.11 No Rights Conferred Upon Third Parties. No provisions of this Agreement are intended or shall be interpreted to provide or create any rights of any kind in any third party unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely to the parties to this Agreement.

     13.12 Attorneys' Fees. In any litigation relating to this Agreement, including litigation with respect to any instrument, document or agreement made under or in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees and expenses.

     13.13 Headings. Captions and headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     13.14 Arbitration. Any disputes between Sterigenics and RTI with respect to this Agreement shall be settled by binding, final arbitration in the New York City metropolitan area and in accordance with the commercial arbitration rules of the American Arbitration Association then in effect ("AAA Rules"). However, in all events, the following arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available. Sterigenics and RTI shall each advance fifty percent (50%) of the initial compensation to be paid to the arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the arbitrator shall have the discretion to grant to the prevailing party in any arbitration an award of attorneys' fees and costs, and all costs of arbitration. Arbitration shall be the sole and exclusive remedy of the parties for a breach of this Agreement in the absence of fraud.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown on the first page.


        STERIGENICS INTERNATIONAL                  RTI INC.

        By:  /s/ James F. Clauser           By:  /s/ Theo W. Muller
            -----------------------             ------------------------
        Title: President and Chief          Title:  President and Chief
               Executive Officer                    Executive Officer

                                                                         ANNEX B

                BUSINESS CORPORATION LAW OF THE STATE OF NEW YORK

Section 623. Procedure to enforce shareholder's right to receive payment for shares.

     (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

     (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

     (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

     (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

     (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

     (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

     (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

     (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

          (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

          (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

          (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

          (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay;
(B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

          (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

     (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be canceled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

     (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

          (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

          (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

          (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

     (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

          (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

     (m) This section shall not apply to foreign corporations except as provided in subparagraph (e) (2) of section 907 (Merger or consolidation of domestic and foreign corporations).

                                                                        ANNEX C



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  FORM 10-QSB/A
                                (Amendment No. 1)

|X| QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1996

|_| TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT 1934 FOR THE TRANSITION PERIOD FROM ______ TO _____


                          Commission file number 0-5887


                                    RTI INC.
       (Exact name of small business issuer as specified in its charter)


                   NEW YORK                            11-2163152
         (State or other jurisdiction of           (I.R.S. Employer
         incorporation or organization)           Identification No.)


                108 Lake Denmark Road, Rockaway, New Jersey 07866
               (Address of principal executive offices) (Zip Code)


                                 (201) 625-8400
                (Issuer's telephone number, including area code)



     Check whether the issuer (1) filed all reports required to be filed by Section l3 or l5(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes x No


     State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date.

                 May 2, 1996 - 1,076,883 shares of common stock


     Transitional Small Business Disclosure Form Yes___ No_x_

Part I.  Financial Information
Item I.  Financial Statements

                            RTI Inc. and Subsidiaries
                           Consolidated Balance Sheets

                                                                            March 31,      December 31,
                                                                              1996             1995

Assets                                                                     (unaudited)
- ----------------------------------------------------                       -----------     -----------

Current:
  Cash and cash equivalents                                                 $   290,422    $    77,631
  Accounts receivable, net of allowance for doubtful accounts of
    $10,000 in 1996 and 1995                                                    566,264        562,811
  Prepaid expenses and other                                                     50,545         31,949
  Restricted deposits                                                            15,771         15,771
                                                                            -----------     -----------
        Total current assets                                                    923,002        688,162
  Property, plant, equipment and Cobalt 60, net of accumulated
    depreciation and amortization                                             7,374,520      7,006,886
  Certificates of financial assurance - restricted                              150,000        150,000
  Deferred financing costs                                                       33,828         36,960
                                                                            -----------     -----------
        Total assets                                                        $ 8,481,350    $ 7,882,008
                                                                            ===========    ===========

Liabilities and Stockholders' Equity
- ----------------------------------------------------
Current:
  Current portion of long-term debt (Note 5 )                               $   851,973    $ 1,047,264
  Accounts payable                                                              193,534        138,178
  Accrued expenses (Note 4)                                                     630,016        618,748
  Current portion of redeemable preferred stock, Series A (Note 8(b))           236,000           --
                                                                            -----------    -----------
        Total current liabilities                                             1,911,523      1,804,190
  Long-term debt, net of current portion and discount
    of $38,500 and $44,000 (Note 5)                                           2,107,769      2,024,050
  Preferred stock, $.05 par value, Series A, shares authorized 200,000;
    issued and outstanding, 118,000, net of current portion (Note 8(b))            --             --
  Other liabilities (Note 6)                                                  1,335,383        883,713
                                                                            -----------    -----------
        Total liabilities                                                   $ 5,354,675    $ 4,711,953
                                                                            ===========    ===========

  Commitments and contingencies (Notes 2,3,4,5,6 and 8)

Stockholders' equity (Note 8):
  Preferred stock, $.05 par value - shares authorized 2,000,000;
    issued and outstanding, 118,000 Series A                                $    --        $   --
  Common stock, $.08 par value - shares authorized 15,000,000;
    issued and outstanding, 1,076,887                                            86,151         86,153
  Additional paid-in capital                                                 16,013,798     16,013,851
  Deficit                                                                   (12,973,274)   (12,929,949)
                                                                            -----------    -----------
        Total stockholders' equity                                          $ 3,126,675    $ 3,170,055

        Total liabilities and stockholders' equity                          $ 8,481,350    $ 7,882,008
                                                                            ===========    ===========

See accompanying notes to consolidated financial statements.

                            RTI Inc. and Subsidiaries
                      Consolidated Statements of Operations
                                   (unaudited)



                                                         Three Months Ended March 31,
                                                              1996          1995
                                                              ----          ----
Net sales                                                $ 1,086,171    $ 1,122,480
Cost of sales                                                740,264        705,227

        Gross profit                                         345,907        417,253

Operating expenses:

  Selling, general and administrative expenses               414,231        407,204
  Expenses of Rockaway Industrial Park - Parcel I,
    including interest expense of $5,500 in 1996 and
    1995 (Notes 2 and 3)                                      21,257         34,003
  Environmental investigation and remediation (Note 3)       480,000           --
                                                         -----------    -----------


Loss from operations                                        (569,581)       (23,954)

Other income (expense):

  Investment income, net                                       3,095          3,894
  Other interest expense (Note 7)                            (68,419)       (58,385)
  Other income (Note 9)                                      591,580           --
                                                         -----------    -----------

        Net loss                                         $   (43,325)   $   (78,445)
                                                         ===========    ===========


        Net loss per share                               $      (.04)   $      (.07)
                                                         ===========    ===========

        Weighted average number of common
          shares outstanding (Note 8(c))                 $ 1,076,887    $ 1,077,185
                                                         ===========    ===========




         See accompanying notes to consolidated financial statements.

                            RTI Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows
                                   (unaudited)
                                   ( Note 10 )


                                                             Three Months Ended March 31,
                                                                  1996         1995
                                                                 ------       ------
Cash flows from operating activities:
  Net loss                                                     $ (43,325)   $ (78,445)
                                                               ---------    ---------

  Adjustments to reconcile net loss to net cash provided by operating activities:

        Depreciation and amortization                            209,237      210,458
        Discount of note payable                                   5,500        5,500
        (Increase) decrease in:
          Accounts receivable                                     (3,453)      21,187
          Prepaid expenses and other                             (15,464)      27,022
          Restricted deposits                                       --         23,257
        Increase (decrease) in:
          Accounts payable                                        55,356      (68,062)
          Accrued expenses                                        11,268      (72,218)
          Other liabilities                                      480,000         --
                                                               ---------    ---------

        Total adjustments                                        742,444      147,144
                                                               ---------    ---------

        Net cash provided by operating activities                699,119       68,699
                                                               ---------    ---------

Cash flows from investing activities:
  Purchases of fixed assets                                     (306,097)      (5,514)
                                                               ---------    ---------

        Net cash used in investing activities                   (306,097)      (5,514)
                                                               ---------    ---------

Cash flows from financing activities:
  Payments on short-term borrowings                             (200,000)        --
  Payments on long-term debt                                    (187,847)     (32,870)
  Payments on other liabilities                                  (28,329)     (35,000)
  Proceeds from sale of preferred stock (Note 8(b))              236,000         --
  Payments for fractional shares of common stock (Note 8(a))         (55)        --
                                                               ---------    ---------

        Net cash used in financing activities                   (180,231)     (67,870)

  Net increase (decrease) in cash and cash equivalents           212,791       (4,685)
  Cash and cash equivalents, beginning of year                    77,631      172,198
                                                               ---------    ---------

  Cash and cash equivalents, end of quarter                    $ 290,422    $ 167,513
                                                               =========    =========


See accompanying notes to consolidated financial statements.

                            RTI Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                 (Information as of March 31, 1996 and 1995, and
                  for the three months then ended is unaudited)

1.   Unaudited Information

     In the opinion of management of RTI Inc. (with its Subsidiaries, the "Company"), the accompanying unaudited consolidated financial statements include all adjustments necessary to present fairly, in all material respects, the Company's financial position as of March 31, 1996, its results of operations and its cash flows for the three months ended March 31, 1996 and 1995. Results of operations for the three month period ended March 31, 1996 are not necessarily indicative of the results to be expected for the year ending December 31, 1996. Information included in the consolidated balance sheet as of December 31, 1995 has been derived from the Company's audited consolidated financial statements in its Annual Report on Form 10-KSB for the year ended December 31, 1995, to which reference is made. Certain information included in the audited consolidated financial statements and related notes prepared in accordance with generally accepted accounting principles may have been condensed or omitted.

2.   Rockaway Industrial Park

     The Company owns a 248 acre parcel of land ("Parcel I") in Rockaway, New Jersey, that is contiguous to the 15 acre operating parcel that is the site of one of its irradiation processing facilities ("Parcel II" and, with Parcel I, the "Rockaway Industrial Park"). Since 1985, the Company has been seeking a buyer for Parcel I. However, the Company's ability sell Parcel I is impaired until the completion of an environmental cleanup and remediation program (Note
3), and its ability to recover its net investment in Parcel I is impaired by liabilities accruing from outstanding property taxes on approximately 222 acres of Parcel I for the years 1993, 1994, 1995, and 1996, which have been accrued in the financial statements.

3.   Environmental Investigation and Remediation

     As a result of engineering tests that commenced in 1981, the New Jersey Department of Environmental Protection (the "DEP") issued a directive in 1986 ordering a remedial investigation and feasibility study (the "Study") designed to determine the nature and extent of contamination on the Rockaway Industrial Park property. The Company agreed to pay the costs of the Study and entered into an Administrative Consent Order with the DEP. In 1989, the DEP issued a Second Directive to pay for an additional environmental study and DEP oversight costs. In 1993, the Company entered into an Administrative Consent Order ("ACO") with the DEP. Cost reimbursement to the DEP under the ACO includes applicable DEP expenditures beginning July 1, 1982 and future DEP oversight costs. At March 31, 1996, the total accrued for reimbursement due the DEP under the ACO was $720,306, which consisted of outstanding billed DEP expenditures for the period July 1, 1982 to January 20, 1995, and estimated unbilled DEP expenditures (Notes 4 and 6). In April 1996 the DEP agreed to accept an aggregate payment of $575,000 as settlement of all outstanding claims asserted under ACO, as well as all claims which could be asserted for the period ending June 30, 1996.

     In April 1996, the DEP responded to the Company's petition to change the Remedial Action Work Plan under the Record of Decision, and advised the Company that a pilot test of the CleanOx remediation program, undertaken by the Company on its Rockaway property, was not considered conclusive. As a result, the Company has increased its estimate of groundwater remediation programs by $460,000 to provide for a second pilot test and the possible implementation of a groundwater remediation plan required by the DEP's Record of Decision.

                            RTI Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                 (Information as of March 31, 1996 and 1995, and
                  for the three months then ended is unaudited)


     In addition, the Company has been named a respondent in an environmental proceeding relating to a New Jersey disposal site ("Nascolite") to which the Company shipped a small amount of materials in 1978. The Company has recorded an accrual of $50,000 for such potential liability.

     As a result of ongoing remediation and DEP involvement in these matters, there can be no assurances that the cleanup, remediation, and DEP oversight accruals will represent the Company's ultimate liability.

     Environmental accruals at March 31, 1996 are:

               Current:
                      1983 Consent Order (restricted)       $   15,771
                      ACO, current portion                     160,140
                                                            ----------
                                                               175,911

               Long-term:
                      ACO, net of current portion              544,395
                      Groundwater remediation                  740,988
                      Nascolite site                            50,000
                                                            ----------
                                                             1,335,383
                                                            ----------
                           Total                            $1,511,294
                                                            ==========

4.   Accrued Expenses

     Accrued expenses consist of the following at March 31, 1996:

               Property taxes (Note 2)                       $ 216,366
               Current portion of remedial investigation
               and environmental cleanup costs (Note 3)        175,911
               Professional fees and other                     152,926
               Payroll and related costs                        54,980
               Interest expense                                 29,833
                                                             ---------
                       Total                                 $ 630,016
                                                             =========

5.   Long-term Debt

     Long-term debt, net of discount of $38,500, consist of the following at March 31, 1996:

               City of Salem Municipal Port Authority,
                Port Development Revenue Bonds              $1,000,000
               Notes payable                                   273,524
               Secured Cobalt 60 financing and capital
                lease agreements                             1,686,218
                                                            ----------
                       Total                                 2,959,742
                 Less: Current portion                         851,973
                                                            ----------
                       Total long-term debt                 $2,107,769
                                                            ==========

                            RTI Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                 (Information as of March 31, 1996 and 1995, and
                  for the three months then ended is unaudited)



6.   Other Liabilities

     Other liabilities of $1,335,383 at March 31, 1996 consisted of the aggregate accrual of $1,511,294 for outstanding billed and estimated DEP ACO costs, estimated costs of site remediation to be performed at the Company's Rockaway property, and a reserve related to involvement with the Nascolite site, less the current portion of $175,911 included in accrued expenses (Notes 3 and 4).

7.   Other Interest Expense

     Other interest expense is primarily related to long-term debt and includes amortization of deferred financing costs.

8.   Stockholders' Equity

     (a) Common Stock Authorized, Issued and Outstanding - Effective May 25, 1995, the Company's Certificate of Incorporation was amended to effect a one for eight reverse stock split of the common stock. The outstanding common stock at March 31, 1996 was an estimate (since fractional shares were not issuable) based on the actual number of shares converted one for eight and the remaining shares to be converted.

     (b) Preferred Stock Authorized, Issued and Outstanding - Effective May 25, 1995, the Company's Certificate of Incorporation was amended to authorize 2,000,000 shares of preferred stock. Effective February 27, 1996 the Company's Certificate of Incorporation was amended to designate 200,000 of such shares as Series A Preferred Stock and to establish the relative rights, preferences, and limitations, of the Series A Preferred Stock, which include:

          (i) the shares of Series A Preferred Stock, upon issuance for a consideration of $2.00 per share, shall be fully-paid and non-assessable,

          (ii) the holders of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the purpose, dividends in cash at the rate of $0.16 per share per annum. Dividends on shares of Series A Preferred Stock will be payable annually on December 31 of each year. Dividends on shares of Series A Preferred Stock will be cumulative whether or not earned or declared and whether or not there shall be funds of the Company legally available for the payment of such dividends,

          (iii) in the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, after payment or provision for the payment of the debts and other liabilities of the Company, the Company shall pay to the holders of Series A Preferred Stock, before any distribution shall be made to the holders of any other capital stock of the Company, an amount equal to $2.00 per share of Series A Preferred Stock held by each such holder, plus an amount equal to all accrued dividends unpaid thereon to the date of final distribution to such holders,

          (iv) the holders of record of Series A Preferred Stock shall be entitled to vote at any election of directors and on any other matter submitted to the holders of common shares voting together with the

                            RTI Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                 (Information as of March 31, 1996 and 1995, and
                  for the three months then ended is unaudited)


holders of common shares as a single class, and shall be entitled to one vote per share of Series A Preferred Stock held by them,

          (v) each share of Series A Preferred Stock shall be convertible at any time, at the option of the holder thereof, into one common share,

          (vi) a holder of Series A Preferred Stock shall have the option, but not the obligation, to require the Company to redeem all, but not less than all, of such holder's shares of Series A Preferred Stock at a redemption price of $2.00 per share. Such redemption price is payable in cash, except that if redemption is made before January 31, 1997, the Company may, at its option, pay the redemption price by delivery of a note in the principal amount of the redemption price, payable ten days after demand, which may not be made prior to January 31, 1997.

          (vii) the Series A Preferred Stock may be redeemed, at the option of the Company, in whole but not in part, at any time after January 31, 1997, at a price of $2.00 per share, in cash.

     On March 4, 1996, the Company issued 118,000 shares of Series A Preferred Stock at $2.00 per share. Since the issued Series A Preferred Stock is redeemable, at the holder's option, for cash at any time on and after January 31, 1997, the aggregate redemption price is considered to be a current liability.

     (c) Weighted Average Number of Common Shares Outstanding - The computation of the weighted average number of common shares outstanding for the three month periods ended March 31, 1996 and 1995 considered the one for eight reverse stock split, and excluded outstanding preferred stock, options, and warrants, which were considered antidilutive.

     (d) Warrants - On November 29, 1995, the Company granted to Frellum Corporation (an affiliated party), in connection with a short-term credit line provided to the Company, a warrant for the purchase of 25,000 shares of common stock at the exercise price of $1.75 per share. The warrant, if not exercised, will expire on November 28, 1997.

     (e) Stock Options - The Company's 1987 stock option plan (the "Plan") authorizes the issuance of options for common stock until November 3, 1997. The options granted may be either incentive stock options which are exercisable one year or more from the date of grant or nonqualified stock options which may be exercisable immediately. Details of stock option transactions for the three month period ended March 31, 1996 under the Plan are as follows:

                                                      Price per     Exercisable
                                        Options         Share         Options
                                        -------         -----         -------

  Outstanding at December 31, 1995       4,936      $4.00 - $7.76      3,686
  Granted                                 --
  Exercised                               --
  Canceled                                --
                                         -----
  Outstanding at March 31, 1996          4,936      $4.00 - $7.76      3,686
                                         =====

                            RTI Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                 (Information as of March 31, 1996 and 1995, and
                  for the three months then ended is unaudited)


9.   Other Income

     Other income of $591,580 in 1996 resulted primarily from a $580,000 settlement of prior environmental insurance claims.

10.  Statement of Cash Flows

     Supplemental disclosures of cash flow information are as follows:

                                Three months ended March 31,
                                  1996               1995
                                  ----               ----

        Interest paid           $62,497            $42,576
        Income taxes paid        5,499               4,985

        The Company financed a purchase of Cobalt 60 amounting to approximately $314,000 in the first quarter of 1996.

                     ---------------------------------------


Item 2.  Management's  Discussion and Analysis or Plan of Operation

General

     Reference is made to Item 6 - "Management's Discussion and Analysis or Plan of Operation" contained in the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1995 (the "1995 Form 10-KSB") for a discussion of the Company's financial condition as of December 31, 1995, including a discussion of the Company's anticipated liquidity and working capital requirements during 1996.

     Except for the historical information contained in this Item 2, the following discussion contains forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed herein, as well as in the 1995 Form 10-KSB, including Item 1 ("Description of Business") and Item 3 ("Legal Proceedings") thereof.


Comparison of Operations for the Three Month Periods Ended March 31, 1996 and
1995

     Net sales for the three months ended March 31, 1996 (the "1996 period") were $1,086,171, a decrease of 3% from net sales of $1,122,480 for the three months ended March 31, 1995 (the "1995 period"). Decreased net sales in the 1996 period were a result of reduced processing fees resulting from competitive pricing pressures.

     Cost of sales in the 1996 period increased 5% to $740,264 from $705,227 in the 1995 period. The increase was primarily due to increased Cobalt amortization as a result of Cobalt installations after the end of the 1995 period. Other direct processing costs such as plant labor increased slightly. As a result, the gross profit percentage in the 1996 period decreased to 32% from 37% in the 1995 period.

     Selling, general and administrative ("SG&A") expenses of $414,231 in the 1996 period increased 2% from $407,204 in the 1995 period. Certain SG&A expenses, such as executive salaries, were reduced in the 1996 period compared to the same expenses in the 1995 period, but were offset by increased legal expenses in the 1996 period resulting from the proposed sale of substantially all of the Company's assets to SteriGenics International.

        Expenses of Rockaway Industrial Park - Parcel I decreased to $21,257 in the 1996 period as compared to $34,003 in the 1995 period. The decrease was due to lower maintenance and consultant costs incurred in the 1996 period.

     Environmental investigation and remediation expenses in the 1996 period of $480,000 were the result of a $460,000 increase in the Company's estimates of the costs to be incurred for groundwater remediation programs at the Rockaway, New Jersey site and a $20,000 increase in the Company's estimate for involvement at the Nascolite site (Note 3). No such increases occurred in the 1995 period.

     As a result of the foregoing, the loss from operations in the 1996 period was $569,581 as compared to a loss from operations of $23,954 in the 1995 period.

     Investment income was $3,095 in the 1996 period as compared to $3,894 in the 1995 period, a result of lower amounts available for investing.

     Other interest expense of $68,419 in the 1996 period increased by $10,034 over other interest expense in the 1995 period primarily due to the cost of financing Cobalt acquisitions after the 1995 period.

     Other income of $591,580 in the 1996 period was primarily a result of $580,000 from the settlement of prior environmental insurance claims and the resale of a small quantity of Cobalt 60 to a Cobalt supplier.

     As a result, the Company reported a net loss of $43,325 or $.04 per share in the 1996 period, as compared to a net loss of $78,445 or $.07 per share in the 1995 period.


Financial Condition

        At March 31, 1996, the Company had a working capital deficit of $988,521, as compared to a working capital deficit of $1,116,028 at December 31, 1995. The working capital deficit decrease of $127,507 was primarily the result of $580,000 received from an insurance settlement of prior environmental claims, which was partially offset by the purchases of Cobalt 60 and other capital assets. The Company's ability to further improve its working capital position is dependent on increasing the current level of sales revenues or obtaining external financing. Also, funds received in the 1996 period allowed the Company to repay its outstanding short-term credit line.

        As discussed in the 1995 Form 10-KSB, the Company has entered into an Asset Acquisition Agreement ("Asset Sale") with SteriGenics International to sell substantially all of the Company's operating assets, subject to a number of conditions including shareholder approval and removal of Spill Act Liens obtained by the DEP. In April 1996, as a condition to releasing such liens, the DEP agreed to accept $575,000 as settlement of all outstanding claims asserted under ACO, as well as all claims which could be asserted for the period ending June 30, 1996. The Company does not currently have available funds to pay such settlement, but would fund such settlement with proceeds from the Asset Sale.

     The Company anticipates that no additional financing will be needed for ongoing operations, other than short-term borrowings under an existing $315,000 credit line, unless the Asset Sale is not consummated within the terms of the agreement. Based on current forecasts, management anticipates that sales revenues for each of the remaining quarters of 1996 will exceed sales revenues in the first quarter of 1996.

     In the 1996 period, the Company acquired additional Cobalt 60 under an existing lease agreement and for cash terms of sixty days. Other capital expenditures in the 1996 period included a warehouse addition at one facility and purchases of plant processing equipment.

     The Company's net cash provided by operating activities in the 1996 period was $699,119 as compared to $68,699 in the 1995 period. Cash provided by operations in the 1996 period increased primarily due to the receipt of $580,000 from an insurance settlement. Investing activities in the 1996 period used net cash of $306,097 primarily for the purchase of Cobalt 60, a warehouse expansion, and other plant processing equipment, as compared to net cash used of $5,514 in the 1995 period. Net cash used in financing activities in the 1996 period was $180,231 and resulted from a net payoff of $200,000 on the short-term credit line and $187,847 paid on existing long-term debt, offset by $236,000 received from the sale of Series A preferred stock, compared to net cash used of $67,870 in the 1995 period. The resulting net increase in cash and cash equivalents for the 1996 period was $212,791 as compared to a net decrease in cash and cash equivalents of $4,685 for the 1995 period.


Part II. Other Information

Item 1. Legal Proceedings.

     Reference is made to Item 3 - "Legal Proceedings - New Jersey Environmental Proceedings" contained in the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1995 for a discussion of the environmental proceedings relating to the Company's Rockaway, New Jersey property.

     As of March 31, 1996, the Company had accrued a total of $720,000 for New Jersey Department of Environmental Protection (the "DEP") billed expenditures for the period through January 20, 1995 and the Company's estimate of unbilled expenditures, which expenditures are in accordance with a 1992 Administrative Consent Order (the "ACO") between the DEP, the Company, and Thiokol Corporation. In April 1996, the DEP agreed to accept an aggregate payment of $575,000 in full satisfaction of all financial obligations of the Company accrued during the period ending June 30, 1996 under the ACO. The DEP also agreed, upon receipt of such payment, to initiate proceedings to remove its Spill Act lien on the Company's Rockaway property.

     The DEP also has agreed to permit the Company to expand its pilot study, utilizing the "Clean-Ox" hydrogen peroxide-based remedial system. Assuming positive conclusive test results from the expanded pilot test, the Company may petition the DEP for a change in the Remedial Action Work Plan under the 1995 Record of Decision.

Item 2. Changes in Securities. - none

Item 3. Defaults Upon Senior Securities. - not applicable.

Item 4. Submission of Matters to a Vote of Securityholders. - none

Item 5. Other Information. - none

Item 6. Exhibits and Reports on Form 8-K

     (a)  Exhibits

          27.  Financial Data Schedule

     (b)  Reports on Form 8-K

          No reports on Form 8-K were filed during the fiscal quarter with respect to which this report is filed.




                                   Signatures

     In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    RTI INC.


Date:   May 31, 1996                THEO W. MULLER
                                    --------------------
                                    Theo W. Muller
                                    President

Date:   May 31, 1996                R. STEPHEN MAICO
                                    -------------------------
                                    R. Stephen Maico
                                    Treasurer
                                    Principal Accounting and
                                    Financial Officer